                                                     Registration No. 33------
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                          -----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                           BOATMEN'S BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
             MISSOURI                       6712                  43-0672260
  (State or other jurisdiction        (Primary Standard          (IRS Employer
        of incorporation           Industrial Classification    Identification
        or organization)                  Code Number)              Number)

                               One Boatmen's Plaza
                                800 Market Street
                           St. Louis, Missouri  63101
                                 (314) 466-6000
     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                          -----------------------------
                                JAMES W. KIENKER
              Executive Vice President and Chief Financial Officer
                           Boatmen's Bancshares, Inc.
                               One Boatmen's Plaza
                                800 Market Street
                           St. Louis, Missouri  63101
                                 (314) 466-7718
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          -----------------------------
                                   Copies to:
    Thomas C. Erb, Esq.                 Larry K. Harris, Esq.
    Lewis, Rice & Fingersh, L.C.        Suelthaus & Walsh, P.C.
    500 N. Broadway, Suite 2000         7733 Forsyth Boulevard, 12th Floor
    St. Louis, Missouri  63102          St. Louis Missouri 63105
    (314) 444-7613                      (314) 727-7676
                          -----------------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                            SECURITIES TO THE PUBLIC:
             AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS
                             REGISTRATION STATEMENT.
       IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED
           IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND
  THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX./ /
                          -----------------------------

                                           CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED<F1>            UNIT                PRICE<F2>          REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------
Common stock, $1.00 par value<F3>      288,700            $15.6252             $4,511,000.00           $1,555.39
=====================================================================================================================

<F1>    Based upon the assumed number of shares of common stock of the Registrant issuable to all holders of common stock of Salem Community Bancorp, Inc., an Illinois corporation ("SCB"), in the proposed merger of SCB into Boatmen's-Illinois, Inc., a wholly-owned subsidiary of the Registrant ("Boatmen's-Illinois").
<F2>    Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2), the figure ($4,511,000.00) represents, as of September 30, 1994, the book value of the securities of SCB to be received by the Registrant in the proposed merger of SCB into Boatmen's-Illinois.
<F3>    Each share includes one preferred share purchase right
        which may be exercised upon the occurrence of certain triggering events.

                   -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON
SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL
THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.
==============================================================================

                                        BOATMEN'S BANCSHARES, INC.

                                   CROSS REFERENCE SHEET TO PROSPECTUS

                 FORM S-4 HEADING                                    PROSPECTUS LOCATION
- -----------------------------------------------------------------------------------------------------------

 1.  Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus. . . . . . . . . .      Forepart of Registration Statement and
                                                              Outside Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of
       Prospectus. . . . . . . . . . . . . . . . . . . .      Inside Front and Outside Back Cover
                                                              Pages of Prospectus; Table of Contents

 3.  Risk Factors, Ratio of Earnings to Fixed Charges and
       Other Information . . . . . . . . . . . . . . . .      Summary Information

 4.  Terms of the Transaction. . . . . . . . . . . . . .      Summary Information; The Merger;
                                                              Description of Boatmen's Capital
                                                              Stock; Comparison of Shareholder
                                                              Rights

 5.  Pro Forma Financial Information . . . . . . . . . .      Pro Forma Financial Data

 6.  Material Contacts with the Company Being
       Acquired. . . . . . . . . . . . . . . . . . . . .      Summary Information; The Merger

 7.  Additional Information Required for Reoffering by
       Persons and Parties Deemed to Be Underwriters . .      *

 8.  Interests of Named Experts and Counsel. . . . . . .      The Merger; Legal Opinion; Experts

 9.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities. . . . . . . . . .      *

10.  Information with Respect to S-3 Registrants . . . .      Incorporation of Certain Documents by
                                                              Reference; The Merger

11.  Incorporation of Certain Information by Reference .      Incorporation of Certain Documents by
                                                              Reference

12.  Information with Respect to S-2 or S-3 Registrants       *

13.  Incorporation of Certain Information by Reference .      *

- ----------------------------------
*Indicates item not applicable




                 FORM S-4 HEADING                                    PROSPECTUS LOCATION
- -----------------------------------------------------------------------------------------------------------

14.  Information with Respect to Registrants Other than S-2
       or S-3 Registrants. . . . . . . . . . . . . . . .      *

15.  Information with Respect to S-3 Companies . . . . .      *

16.  Information with Respect to S-2 or S-3 Companies. .      *

17.  Information with Respect to Companies Other than S-2
       or S-3 Companies. . . . . . . . . . . . . . . . .      Summary Information; The Merger;
                                                              Information About SCB; Index to
                                                              Financial Statements of SCB

18.  Information if Proxies, Consents or Authorizations are
       to be Solicited. . . . . . . . . . . . . . . . . . .   Incorporation of Certain Documents By
                                                              Reference; Summary Information; The
                                                              Special Meeting; The Merger;
                                                              Shareholder Proposals

19.  Information if Proxies, Consents or Authorizations are
       not to be Solicited in an Exchange Offer. . . . .      *

- ----------------------------------
*Indicates item not applicable

                       SALEM COMMUNITY BANCORP, INC.
                              PROXY STATEMENT
                          ----------------------
                        BOATMEN'S BANCSHARES, INC.
                                PROSPECTUS

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of Salem Community Bancorp, Inc., an Illinois corporation ("SCB"), in connection with the solicitation of proxies by the Board of Directors of SCB for use at the Special Meeting of Shareholders of SCB to be held at ----------, local time, on ----------, 1995, at the offices of Community State Bank, 401 West Main Street, Salem, Illinois (the "Special Meeting").

     At the Special Meeting, shareholders of SCB will consider and vote upon the Agreement and Plan of Merger, dated September 1, 1994, as amended on September 28, 1994 and December 2, 1994 (as amended, the "Merger Agreement") among SCB, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's-Illinois, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Illinois"), which provides for, among other things, the proposed merger of SCB with and into Boatmen's-Illinois (the "Merger"). Upon consummation of the Merger, each issued and outstanding share of common stock of SCB (other than shares held by any shareholder properly exercising dissenters' rights) would be converted into the right to receive 37.57 shares of common stock, par value $1.00 per share, of Boatmen's and any attached rights ("Boatmen's Common"), plus cash in lieu of any fractional share interests.

     This Proxy Statement/Prospectus also constitutes a prospectus of Boatmen's with respect to up to 288,700 shares of Boatmen's Common issuable in the Merger to holders of common stock of SCB. The outstanding shares of Boatmen's Common are, and the shares of Boatmen's Common to be issued in the Merger will be, included for quotation on the Nasdaq Stock Market's National Market ("Nasdaq"). The last reported sale price of Boatmen's Common on Nasdaq on ------------------, 1995, was $------------.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of SCB on or about ----------, 1995 (the "Mailing Date").

     The Proxy Statement/Prospectus does not cover any resales of the Boatmen's Common offered hereby to be received by the stockholders deemed to be "affiliates" of Boatmen's or SCB upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales.

            THE SHARES OF BOATMEN'S COMMON ISSUABLE IN THE MERGER
                 HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     -----------------------------------

            THE SHARES OF BOATMEN'S COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY
           BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
         FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                   FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                     -----------------------------------

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS -----------, 1995

                             TABLE OF CONTENTS
                             -----------------
                                                                       PAGE
                                                                       ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . .  1

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . .  4
         Date, Time and Place of the Special Meeting . . . . . . . . . .  4
         Matters to be Considered at the Special Meeting . . . . . . . .  4
         Record Date for the Special Meeting . . . . . . . . . . . . . .  4
         Vote Required to Approve Merger Agreement . . . . . . . . . . .  4
         Certain Holders of SCB Common . . . . . . . . . . . . . . . . .  5
         Revocation of Proxies . . . . . . . . . . . . . . . . . . . . .  5
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Merger Consideration. . . . . . . . . . . . . . . . . . . . . .  5
         Value of the Merger . . . . . . . . . . . . . . . . . . . . . .  5
         Reasons for the Merger and Recommendation of the Boards of
              Directors. . . . . . . . . . . . . . . . . . . . . . . . .  5
         Conditions to the Merger; Regulatory Approvals. . . . . . . . .  6
         Conduct of Business Pending the Merger; Dividends . . . . . . .  6
         Termination of the Merger Agreement . . . . . . . . . . . . . .  6
         Payment Upon Occurrence of Certain Triggering Events. . . . . .  7
         Federal Income Tax Consequences . . . . . . . . . . . . . . . .  7
         Accounting Treatment. . . . . . . . . . . . . . . . . . . . . .  8
         Effective Time of the Merger. . . . . . . . . . . . . . . . . .  8
         Interests of Certain Persons in the Merger. . . . . . . . . . .  8
         Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . .  8
     Management and Operations After the Merger. . . . . . . . . . . . .  9
     Comparison of Shareholder Rights. . . . . . . . . . . . . . . . . .  9
     Stock Purchase Agreement. . . . . . . . . . . . . . . . . . . . . .  9
     Subsidiary Bank Merger. . . . . . . . . . . . . . . . . . . . . . .  9

COMPARATIVE STOCK PRICES . . . . . . . . . . . . . . . . . . . . . . . . 11

SELECTED COMPARATIVE PER SHARE DATA. . . . . . . . . . . . . . . . . . . 12

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . 13

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Date, Time and Place of Special Meeting . . . . . . . . . . . . . . 16
     Matters to be Considered at the Special Meeting . . . . . . . . . . 16
     Record Date for Special Meeting . . . . . . . . . . . . . . . . . . 16


                                    i

                                                                       PAGE
                                                                       ----

     Vote Required to Approve the Merger Agreement . . . . . . . . . . . 16
     Voting and Revocation of Proxies for Special Meeting. . . . . . . . 17
     Solicitation of Proxies for the Special Meeting . . . . . . . . . . 17
     Expenses for Preparation of Proxy Statement/Prospectus. . . . . . . 17
     Mailing Date of Proxy Statement/Prospectus. . . . . . . . . . . . . 17

THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Boatmen's . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Pending Acquisitions. . . . . . . . . . . . . . . . . . . . . . 18
     Boatmen's-Illinois. . . . . . . . . . . . . . . . . . . . . . . . . 20
     SCB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Background of and Reasons for the Merger. . . . . . . . . . . . . . 20
     Recommendation of the Boards of Directors . . . . . . . . . . . . . 21
     Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . 21
     Form of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . 22
     Conduct of Business Pending the Merger; Dividends . . . . . . . . . 22
     Conditions to Consummation of the Merger. . . . . . . . . . . . . . 22
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 23
     Termination or Abandonment. . . . . . . . . . . . . . . . . . . . . 23
     Payment Upon Occurrence of Certain Triggering Events. . . . . . . . 23
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . 24
     Exchange of SCB Stock Certificates; Fractional Shares . . . . . . . 26
     Representations and Warranties of SCB, Boatmen's and Boatmen's-
     Illinois. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Certain Other Agreements. . . . . . . . . . . . . . . . . . . . . . 27
     No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . 30
     Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . 31
     Resale of Boatmen's Common. . . . . . . . . . . . . . . . . . . . . 31
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . 32
     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . 33
     Management and Operations After the Merger. . . . . . . . . . . . . 33
     Effect on Employee Benefit Plans. . . . . . . . . . . . . . . . . . 33

PRO FORMA FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . 34

DESCRIPTION OF BOATMEN'S CAPITAL STOCK . . . . . . . . . . . . . . . . . 42
     Boatmen's Common. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     Boatmen's Series B Preferred Stock. . . . . . . . . . . . . . . . . 43


                                    ii

                                                                       PAGE
                                                                       ----

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . 43
     Shareholder Vote Required for Certain Transactions. . . . . . . . . 44
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     Special Meetings of Shareholders; Shareholder Action by Written
     Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     Notice of Shareholder Nominations of Directors. . . . . . . . . . . 47
     Shareholder Proposal Procedures . . . . . . . . . . . . . . . . . . 47
     Shareholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . 47
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . 50
     Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . 50
     Liability of Directors; Indemnification . . . . . . . . . . . . . . 52
     Limitation of Liability of Directors. . . . . . . . . . . . . . . . 53
     Consideration of Non-Shareholder Interests. . . . . . . . . . . . . 53

INFORMATION ABOUT SCB. . . . . . . . . . . . . . . . . . . . . . . . . . 54
     Business of SCB and Community Bank. . . . . . . . . . . . . . . . . 54
     Statistical Information About SCB . . . . . . . . . . . . . . . . . 54
         Distribution of Average Assets, Liabilities and
              Stockholders' Equity, and Interest Rates . . . . . . . . . 54
         Interest Differential . . . . . . . . . . . . . . . . . . . . . 57
         Investment Portfolio. . . . . . . . . . . . . . . . . . . . . . 58
         Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . 59
         Other Interest-Bearing Assets . . . . . . . . . . . . . . . . . 61
     Summary of Loan Loss Experience . . . . . . . . . . . . . . . . . . 62
     Management's Discussion and Analysis of Financial Condition
            and Results of Operations of SCB and Community Bank. . . . . 65
     Security Ownership of Certain Beneficial Owners and Management of
     SCB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     Independent Auditors for Boatmen's. . . . . . . . . . . . . . . . . 75
     Independent Auditors for SCB. . . . . . . . . . . . . . . . . . . . 76
     Presence at Special Meeting . . . . . . . . . . . . . . . . . . . . 76

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . 76


INDEX TO FINANCIAL STATEMENTS OF SCB . . . . . . . . . . . . . . . . . .F-1

APPENDICES

     Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     Excerpts of The Illinois Business Corporation Act (Dissenters'
     Rights) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S OR SCB. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                           AVAILABLE INFORMATION

     Boatmen's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Boatmen's may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Boatmen's has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Boatmen's Common to be issued pursuant to the Merger described herein. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the S.E.C. by Boatmen's (File
No. 1-3750) and Worthen Banking Corporation ("Worthen") (File No. 1-8525) (See "THE PARTIES -- Boatmen's -- Pending Acquisitions) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/
Prospectus:

     1.  Boatmen's Annual Report on Form 10-K for the year ended
         December 31, 1993;

     2. Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994;

     3. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed August 14, 1990;

     4.  Boatmen's Current Report on Form 8-K dated September 2, 1994.

     5.  Worthen's Annual Report on Form 10-K for the year ended
         December 31, 1993;

     6. Worthen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; and

     7. Worthen's Current Reports on Form 8-K dated June 24, 1994 and September 9, 1994.

     All documents and reports filed by Boatmen's and Worthen pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the special meeting of shareholders of SCB shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS RELATING TO BOATMEN'S AND WORTHEN BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET,
ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER (314) 466-7662). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
- ------------, 1995.

                            SUMMARY INFORMATION

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein. All information contained in this Proxy Statement/Prospectus relating to Boatmen's and its subsidiaries has been supplied by Boatmen's and all information relating to SCB and its subsidiary has been supplied by SCB. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.


                               INTRODUCTION

     This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger dated September 1, 1994, as amended on September 28, 1994 and December 2, 1994 (as amended, the "Merger Agreement"), among Salem Community Bancorp, Inc., an Illinois corporation ("SCB"), Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's-Illinois, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Illinois"), which provides for, among other things, the merger of SCB with and into Boatmen's-Illinois (the "Merger"). As a result of the Merger, Boatmen's will retain beneficial ownership of all of the issued and outstanding capital stock of Boatmen's-Illinois, and the separate corporate existence of SCB would cease.

     In connection with the Merger, Boatmen's has caused Boatmen's Bank of South Central Illinois, an Illinois state-chartered bank and wholly-owned subsidiary of Boatmen's ("Boatmen's-South Central") and SCB has caused Community State Bank, Salem, Illinois, an Illinois state-chartered bank and
96.37 percent owned subsidiary of SCB ("Community Bank"), to enter into an Agreement to Merge, dated September 1, 1994, as amended on September 28, 1994 and December 2, 1994 (as amended, the "Subsidiary Merger Agreement"), which provides for, among other things, the merger of Community Bank with and into Boatmen's-South Central ("the "Subsidiary Bank Merger"). As a result of the Subsidiary Bank Merger, Boatmen's will retain beneficial ownership of all of the issued and outstanding capital stock of Boatmen's-South Central, and the separate existence of Community Bank would cease.
A description of the Subsidiary Bank Merger is set forth herein. See "SUMMARY INFORMATION--Subsidiary Bank Merger." It is anticipated that the Subsidiary Bank Merger and the Merger would be consummated contemporaneously.

     The summary set forth in this Proxy Statement/Prospectus of certain provisions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference herein and attached as Appendix A to this Proxy Statement/ Prospectus.


                                THE PARTIES

BOATMEN'S

     Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. At September 30, 1994, Boatmen's had consolidated assets of approximately $28.3 billion and shareholders' equity of approximately
$2.2 billion, making it the largest bank holding company in Missouri and among the 30 largest in the United States. Boatmen's 45 subsidiary banks, including a federal savings bank, operate from over 400 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the 16 largest providers of trust services in the nation, with approximately $35.5 billion in assets under management at September 30, 1994. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. For information regarding the impact of the increasing interest rate environment on Boatmen's off-balance sheet financial instruments, see "PRO FORMA FINANCIAL DATA." The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-6000).

BOATMEN'S-ILLINOIS

     Boatmen's-Illinois was organized as a wholly-owned subsidiary of Boatmen's solely to effectuate the Merger and has not engaged in any significant business activity. Immediately prior to consummation of the Merger and the Subsidiary Bank Merger, Boatmen's would contribute all of the capital stock of Boatmen's-South Central to Boatmen's-Illinois.

SCB

     SCB is a one-bank holding company headquartered in Salem, Illinois. The business of SCB consists primarily of the ownership, supervision and control of Community Bank. At September 30, 1994, SCB had consolidated assets of approximately $79.2 million and shareholders' equity of approximately $4.5 million. At the date of this Proxy Statement/Prospectus, all of the common stock of SCB was held by 8 persons, each of whom is a director of SCB. The principal executive offices of SCB and Community Bank are at 401 West Main, Salem, Illinois 62881 (telephone number (618) 548-2265).


                            THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The Special Meeting of Shareholders of SCB (the "Special Meeting") will be held at the offices of Community Bank, 401 West Main Street, Salem, Illinois 62881 on ------------, 1995, at -----------, local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of common stock, par value $1.00 per share, of SCB ("SCB Common") will consider and vote upon the approval of the Merger Agreement providing for, among other things, the Merger of SCB with and into Boatmen's-Illinois. In addition, the holders of SCB Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

RECORD DATE FOR THE SPECIAL MEETING

     The record date for the Special Meeting is ------------, 1995.

VOTE REQUIRED TO APPROVE MERGER AGREEMENT

     Approval of the Merger Agreement will require the affirmative vote of two-thirds (2/3) of the outstanding shares of SCB Common entitled to vote thereon. Holders of SCB Common will be entitled to one vote per share.

CERTAIN HOLDERS OF SCB COMMON

     As of September 30, 1994, the 8 executive officers and directors of SCB and their affiliates owned beneficially all 7,684 shares (100%) of SCB Common, all of which are expected to be voted by such persons in favor of the Merger Agreement. See "INFORMATION ABOUT SCB -- Security Ownership of Certain Beneficial Owners and Management of SCB."

REVOCATION OF PROXIES

     Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement by filing with the Secretary of SCB a written revocation or a duly executed proxy bearing a later date. A holder of SCB Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


                                THE MERGER

MERGER CONSIDERATION

     At the time the Merger is consummated (the "Effective Time"), SCB will merge into Boatmen's-Illinois and, as a result thereof, each share of SCB Common, other than shares any holders of which have duly exercised and perfected their dissenters' rights under the Illinois Business Corporation Act of 1983 (the "Illinois Law"), will be converted into 37.57 shares of common stock, par value $1.00 per share, of Boatmen's, together with any rights attached thereto ("Boatmen's Common"), under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (such number of shares of Boatmen's Common, together with any cash payment in lieu of fractional shares, as described herein, is referred to herein as the "Merger Consideration"). For a description of the Rights Agreement, see "COMPARISON OF SHAREHOLDER RIGHTS
- -- Shareholder Rights Plan." No fractional shares of Boatmen's Common will be issued and, in lieu thereof, holders of shares of SCB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of SCB Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock
Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

VALUE OF THE MERGER

     Based on the Merger Consideration and the closing sales price of Boatmen's Common as reported on Nasdaq on ------------, 1995, the Merger had a per share value of $--------- to holders of SCB Common, and the approximate total value of the Merger Consideration to SCB shareholders, was $------ million. The market value of the Merger Consideration as stated above may increase or decrease depending on the closing sale price of Boatmen's Common as reported on Nasdaq on the date on which the Effective Time occurs. No assurance can be given as to the market price of Boatmen's Common on the date on which the Effective Time occurs.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

     The Board of Directors of SCB has determined that the Merger and the Merger Agreement, including the Merger Consideration, are fair to, and in the best interests of, SCB, Community Bank and their shareholders. The Board believes that a business combination with a larger and more geographically diversified regional bank holding company would, in addition to providing significant shareholder value to all shareholders, enable Community Bank to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger and the Subsidiary Bank Merger will make possible. Accordingly, the Board recommends that shareholders of SCB vote for approval and adoption of the Merger Agreement.

     Certain members of the management and Board of Directors of SCB have interests in the Merger that are in addition to the interests of shareholders of SCB generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

     The Board of Directors of Boatmen's believes that the acquisition of SCB and the merger of its banking subsidiary, Community Bank, into Boatmen's-South Central, would be a natural and desirable addition to Boatmen's banking franchise in Southern Illinois.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

     The Merger is subject to various conditions including, among other things, (i) approval of the Merger Agreement by the requisite two-thirds (2/3) vote of the shareholders of SCB; (ii) receipt of regulatory approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve"); (iii) receipt of an opinion of counsel on certain tax aspects of the Merger; and (iv) the occurrence of no material adverse changes in the businesses of Boatmen's or SCB. The Merger may not be consummated until the 30th day after the date of Federal Reserve approval; provided, however, that the Merger may be consummated after the 15th day following the date of Federal Reserve approval if the Federal Reserve has not received any adverse comments from the United States Attorney General relating to the competitive aspects of the transaction and the Attorney General has consented to such shorter waiting period. An application for the required regulatory approval of the Merger from the Federal Reserve has been filed and is pending.

CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

     Pursuant to the Merger Agreement, SCB has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that SCB may not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the Merger Agreement, and that Community Bank may declare and pay dividends in the minimum amount necessary to enable SCB to meet its existing debt amortization obligations.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Merger is not consummated on or prior to September 1, 1995; (ii) by mutual agreement of Boatmen's and SCB; (iii) by Boatmen's or SCB in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within thirty (30) days after notice of such breach is given by the non-breaching party; (iv) by either party in the event all the conditions to its obligations are not satisfied or waived
(and not cured within any applicable cure period); (v) by Boatmen's in the event that SCB or Community Bank becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement; (vi) by Boatmen's if certain reports of environmental inspection on the real properties of SCB to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes, the estimated clean up or other remedial cost of which exceeds $250,000; (vii) should any regulatory application filed in connection with the Merger or the Subsidiary Bank Merger be finally denied or disapproved by the respective regulatory authority; and (viii) by either party if the Merger is not approved by the shareholders of SCB.

PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

     The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as described below), SCB will pay to Boatmen's the sum of Five Hundred Thousand Dollars ($500,000).

     As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (i) termination of the Merger Agreement by Boatmen's upon a breach thereof by SCB, provided that within twelve months of the date of such termination, an event described in clause (ii) or (iii) of this sentence shall have occurred; (ii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, fifty percent (50%) or more of the outstanding shares of SCB Common; (iii) upon the entry by SCB or Community Bank into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with SCB or Community Bank or to purchase all or substantially all of SCB's or Community Bank's assets; (iv) the failure of SCB's shareholders to approve the Merger and the Merger Agreement at the Special Meeting; provided, however, that the failure of SCB's shareholders to approve the Merger and the Merger Agreement shall not be deemed a Triggering Event if (a) the average of the daily closing prices of a share of Boatmen's Common, as reported on Nasdaq during the period of twenty (20) trading days ending at the end of the second trading day immediately preceding the Mailing Date (the "Boatmen's Final Price"), is less than $26.00, and (b) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

     As used above, (a) "Index Group" means all of the bank holding companies listed on Exhibit 7.09 to the Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty (20) trading days ending at the end of the fifth trading day immediately preceding the closing date of the Merger for such company to be acquired or to acquire another company (which would constitute a "significant subsidiary" of such company as such term is defined under applicable S.E.C. regulations) in exchange for its stock; (b) "Boatmen's Initial Price" means the closing price of a share of Boatmen's Common on September 1, 1994 ($33.6250);
(c) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on September 1, 1994;
(d) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) trading days ending at the end of the second trading day immediately preceding the Mailing Date; and (e) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization so that no gain or loss would be recognized by Boatmen's or SCB, and no gain or loss would be recognized by SCB shareholders, except in respect of cash received for fractional shares and except for any cash payments which might be received by such shareholders properly exercising their dissenters' rights. Consummation of the Merger is conditioned upon receipt by Boatmen's of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Boatmen's, that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (ii) no gain or loss will be recognized by the shareholders of SCB who receive solely shares of Boatmen's Common, (iii) the basis of shares of Boatmen's Common received by the shareholders of SCB will be the same as the basis of shares of SCB Common exchanged therefor, and (iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of SCB Common exchanged therefor.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SCB SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SCB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Boatmen's under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include income (or loss) of SCB prior to the Effective Time.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. It is presently anticipated that the Merger and the Subsidiary Bank Merger will be consummated contemporaneously during the first quarter of 1995, but no assurance can be given that such timetable will be met.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the management and Board of Directors of SCB have interests in the Merger that are in addition to the interests of shareholders of SCB generally. For example, Mr. Robert W. Montgomery, President and Chief Executive Officer of SCB and Community Bank, has entered into a Consulting Agreement with Boatmen's pursuant to which Mr. Montgomery has agreed to serve as a director and consultant to Boatmen's-South Central upon completion of the Merger and the Subsidiary Bank Merger.

     For information about the percentage of SCB Common owned by the directors and executive officers of SCB, see "INFORMATION ABOUT SCB -- Security Ownership of Certain Beneficial Owners and Management of SCB." None of the directors or executive officers of SCB would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Boatmen's Common.

DISSENTERS' RIGHTS

     The rights of dissenting shareholders of SCB are governed by the Illinois Law, which provides that a shareholder will be entitled to receive the fair value of his or her shares of SCB Common held immediately before the Merger is consummated if such shareholder (i) delivers to SCB, prior to the Special Meeting, a written demand for payment of his or her shares if the Merger is consummated, and (ii) does not vote his or her shares in favor of approving the Merger Agreement.

                MANAGEMENT AND OPERATIONS AFTER THE MERGER

     It is anticipated that, as of the Effective Time of the Merger or thereafter, the Subsidiary Bank Merger will be consummated. Boatmen's-South Central will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of the Subsidiary Bank Merger, the present offices of Community Bank will operate as branch offices of Boatmen's-South Central. It is not anticipated that the management or Board of Directors of Boatmen's, Boatmen's-Illinois or Boatmen's-South Central will be affected as a result of the Merger or the Subsidiary Bank Merger, except that Mr. Montgomery will become a director of Boatmen's-South Central.


                     COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the shareholders of SCB Common and Boatmen's Common differ in certain respects. The rights of the shareholders of SCB who receive shares of Boatmen's Common in the Merger will be governed by the corporate law of Missouri, the state in which Boatmen's is incorporated, and by Boatmen's Articles of Incorporation, Bylaws and other corporate documents. The governing law and documents of Boatmen's differ from those which apply to SCB, which is an Illinois corporation, in several respects, including relative rights in connection with certain redeemable preferred stock of Boatmen's presently issued and outstanding; the shareholder votes required for certain business combinations; removal of directors and amendments to the Articles of Incorporation; certain rights pursuant to Boatmen's shareholder rights plan; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and rights of Boatmen's and its shareholders pursuant to certain corporate takeover statutes.


                         STOCK PURCHASE AGREEMENT

     SCB and its shareholders entered into a Stock Purchase Agreement, dated July 11, 1985 (the "Stock Purchase Agreement"), subjecting the shares of SCB held by the shareholders to certain transfer restrictions. Generally, the Stock Purchase Agreement provides that prior to a shareholder selling his shares pursuant to a bona fide offer, that shareholder must first offer to sell his shares, first to SCB and then to the other shareholders, at a price determined by a formula contained in the Stock Purchase Agreement. Similarly, upon the death of a shareholder, it is deemed that the decedent has offered for sale his shares to SCB and the other shareholders, at the stated formula price. The formula for determining price, both upon sale to a third party and upon death, is book value of such shares as of the most recent year-end, adjusted by an amount determined by formula to approximate the increase or decrease in book value to the most recent month-end prior to transfer of the shares. On
August 31, 1994, SCB and all its shareholders amended the Stock Purchase Agreement to provide that all rights thereunder are waived with respect to the transactions contemplated in the Merger Agreement.


                          SUBSIDIARY BANK MERGER

     In connection with the Merger, Boatmen's has caused Boatmen's-South Central and SCB has caused Community Bank to enter into the Subsidiary Merger Agreement which provides for the Subsidiary Bank Merger. Pursuant to the terms of the Subsidiary Merger Agreement, at the effective time of the Subsidiary Bank Merger, each of the issued and outstanding shares of common stock of Community Bank, $10.00 par value per share (the "Community Bank Common"), other than (i) shares the holders of which have duly exercised and perfected their dissenters' rights under applicable Illinois banking law, (ii) shares held by SCB, and (iii) shares held by directors of Community Bank which are subject to Director Qualifying Share Agreements, will be converted into the right to receive cash in the amount of $277.01. In accordance with the policy of the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"), Community Bank has obtained an independent fairness opinion with respect to the fairness of the consideration to be received by the Community Bank shareholders in exchange for their shares of Community Bank Common.

     Among other things, the Subsidiary Bank Merger is conditioned upon receipt of applicable regulatory approvals from the Federal Deposit Insurance Corporation (the "F.D.I.C.") and the Illinois Commissioner, and the affirmative vote of at least two-thirds of the outstanding shares of each of Community Bank and Boatmen's-South Central. SCB owns a sufficient number shares of Community Bank Common (96.37%) to effect the Subsidiary Bank Merger without the affirmative vote of other shareholders of Community Bank. In the event the Merger Agreement is terminated, the Subsidiary Merger Agreement shall also be terminated and the Subsidiary Bank Merger shall be abandoned.

     Applications with the F.D.I.C and the Illinois Commissioner for approval of the Subsidiary Bank Merger have been filed and are pending. It is anticipated that the Subsidiary Bank Merger would be consummated contemporaneously with the Merger.

                         COMPARATIVE STOCK PRICES

     Shares of Boatmen's Common are traded in the over-the-counter market and are listed on Nasdaq under the symbol BOAT. There is no established trading market for SCB Common. The following table sets forth the high and low last sale prices of Boatmen's Common for the periods indicated, as reported on Nasdaq. The Boatmen's per share prices have been restated to reflect Boatmen's 2-for-1 stock split (effected as a 100% stock dividend) effective on October 1, 1993 (the "1993 Stock Split"). Management of SCB is not aware of any sales of shares of SCB Common during the past three-year period.

                                              Boatmen's                 SCB
                                            Common Stock           Common Stock
                                            ------------           ------------

                                       High            Low       High      Low
                                       ----            ---       ----      ---
   1992   First Quarter. . . . . . .  $24.19          $21.19      <F*>      <F*>
          Second Quarter . . . . . .   25.63           21.44      <F*>      <F*>
          Third Quarter. . . . . . .   26.63           25.00      <F*>      <F*>
          Fourth Quarter . . . . . .   28.25           24.75      <F*>      <F*>

   1993   First Quarter. . . . . . .   30.50           26.88      <F*>      <F*>
          Second Quarter . . . . . .   32.50           27.25      <F*>      <F*>
          Third Quarter. . . . . . .   32.38           29.19      <F*>      <F*>
          Fourth Quarter . . . . . .   33.50           27.50      <F*>      <F*>

   1994   First Quarter. . . . . . .   30.50           26.75      <F*>      <F*>
          Second Quarter . . . . . .   35.00           28.88      <F*>      <F*>
          Third Quarter. . . . . . .   34.88           30.13      <F*>      <F*>
          Fourth Quarter . . . . . .   31.13           26.25      <F*>      <F*>

   1995   First Quarter. . . . . . .   -----           -----     -----     -----
            (through --------)

- -------------------------------------------

     <F*> Management of SCB is not aware of any sales of shares of SCB Common during the past three-year period.

     On September 22, 1994, the last trading day before the announcement of the proposed Merger, the closing sale price of Boatmen's Common as reported on Nasdaq was $31.125 per share. On such date, the equivalent per share price for SCB Common, calculated on the basis of the Merger
Consideration, was $1,169.37.

     On ----------, 1995, the closing sale prices of Boatmen's Common as reported on Nasdaq was $------ per share and the equivalent per share price for SCB Common was $--------. On such date, there were approximately
- ---------- holders of record of Boatmen's Common and all of the SCB Common was held by the 8 directors of SCB.

                  SELECTED COMPARATIVE PER SHARE DATA<F1>
                                (unaudited)

The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for Boatmen's and SCB. The pro forma amounts also give effect to the pending acquisition of Worthen
Banking Corporation. See "THE PARTIES--Boatmen's--Pending Acquisitions" and "PRO FORMA FINANCIAL DATA." The pro forma amounts assume the Merger had been effective during the periods presented and has been accounted for under the purchase method of accounting. For a description of the purchase method of accounting with respect to the Merger, see "THE
MERGER--Accounting Treatment."  The amounts designated "Pro Forma Combined
Per Boatmen's Share" represent the pro forma results of the Merger, the amounts designated "Equivalent Pro Forma Per SCB Share" are computed by multiplying the Pro Forma Combined Per Boatmen's Share amounts by a factor of 37.57 to reflect the Merger Consideration (which equals 37.57 shares of Boatmen's Common for each share of SCB Common). See "THE MERGER--Merger
Consideration." The data presented should be read in conjunction with the consolidated historical financial statements and the related notes thereto included herein or incorporated by reference herein, and the pro forma consolidated financial statements included elsewhere in this Proxy
Statement/Prospectus.  See "INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE," "PRO FORMA FINANCIAL DATA," and "INDEX TO FINANCIAL STATEMENTS
OF SCB."

                                     Nine Months Ended September 30,       Year Ended
                                     -------------------------------       ----------
                                            1994          1993          December 31, 1993
                                            ----          ----          -----------------
NET INCOME PER COMMON SHARE:

Historical
  Boatmen's. . . . . . . . . . . . . . .   $ 2.52        $ 2.32             $  3.07
  SCB  . . . . . . . . . . . . . . . . .    83.55         83.29              108.93
Pro forma combined per
  Boatmen's share. . . . . . . . . . . .     2.46          2.19                2.91
Equivalent pro forma
  per SCB share  . . . . . . . . . . . .    92.42         82.28              109.33

DIVIDENDS PER COMMON SHARE:

Historical
  Boatmen's. . . . . . . . . . . . . . .   $ 0.93        $ 0.84               $1.15
  SCB  . . . . . . . . . . . . . . . . .       --            --                  --
Pro forma combined per
  Boatmen's share <F2> . . . . . . . . .     0.93          0.84                1.15
Equivalent pro forma
  per SCB share <F3> . . . . . . . . . .    34.94         31.56               43.21

BOOK VALUE PER COMMON SHARE
(PERIOD END):

Historical
  Boatmen's. . . . . . . . . . . . . . .  $ 21.06       $ 19.66             $ 20.49
  SCB  . . . . . . . . . . . . . . . . .   587.06        500.26              530.58
Pro forma combined per
  Boatmen's share. . . . . . . . . . . .    20.54         19.11               19.90
Equivalent pro forma
  per SCB share  . . . . . . . . . . . .   771.69        717.96              747.64

- --------------

<F1> Reflects restatement of Boatmen's share amounts to give effect to the
     1993 Stock Split.
<F2> Boatmen's pro forma dividends per share represent historical dividends per share paid by Boatmen's.
<F3> Represents historical dividends per share paid by Boatmen's calculated on the basis of the Merger Consideration.

                          SELECTED FINANCIAL DATA

     The following tables present selected consolidated historical financial data for Boatmen's and SCB and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Boatmen's and SCB and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF
CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA," and "INDEX TO
FINANCIAL STATEMENTS OF SCB."

                                                     BOATMEN'S BANCSHARES, INC.<F1>
                                                        SELECTED FINANCIAL DATA
                                                              (UNAUDITED)

                                 Nine Months Ended September 30,                       Year Ended December 31,
                                 -------------------------------   --------------------------------------------------------
                                        1994         1993          1993          1992        1991        1990          1989
                                        ----         ----          ----          ----        ----        ----          ----
                                                   (income statement amounts in thousands except per share
                                                         data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income. . . . . . . .  $763,752     $727,847      $981,580     $877,716    $742,532    $655,801     $629,603
  Provision for Loan Losses. . . . .    19,906       48,331        60,184      136,626     114,658     119,448       93,248
  Noninterest Income . . . . . . . .   390,535      366,389       493,251      452,082     355,704     297,002      276,899
  Noninterest Expense. . . . . . . .   732,282      696,620       950,421      871,928     752,367     651,962      605,426
  Income Tax Expense . . . . . . . .   138,775      108,988       146,807       92,518      60,013      36,363       43,695
  Net Income . . . . . . . . . . . .   263,324      240,297       317,419      228,726     171,198     145,030      164,133
Per Common Share Data<F2>:
- -------------------------
  Net Income . . . . . . . . . . . .     $2.52        $2.32         $3.07        $2.29       $1.77       $1.58        $1.81
  Cash Dividends Paid. . . . . . . .      0.93         0.84          1.15         1.09        1.07        1.06         1.02
  Stockholders' Equity
    (period end) . . . . . . . . . .     21.06        19.66         20.49        18.20       16.94       15.84        15.42
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income. . .   $16,105      $14,600       $14,826      $13,111     $12,316     $11,924      $11,593
  Total Assets . . . . . . . . . . .    28,292       26,169        26,654       24,281      23,003      22,795       19,541
  Deposits . . . . . . . . . . . . .    20,484       20,533        20,909       19,685      18,060      18,119       14,964
  Long-Term Debt . . . . . . . . . .       515          471           486          393         316         285          295
  Stockholders' Equity . . . . . . .     2,207        2,041         2,133        1,861       1,680       1,463        1,396
Selected Financial Ratios:
- -------------------------
  Return on Average Assets . . . . .      1.29%        1.30%         1.27%        0.99%       0.79%       0.73%        0.86%
  Return on Average Common
    Equity<F3> . . . . . . . . . . .     16.19        16.37         15.99        12.95       10.78       10.13        12.06
  Net Interest Margin. . . . . . . .      4.33         4.57          4.56         4.40        4.05        3.96         4.03
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F4> . . . . . . . . . .      1.58         2.12          1.90         2.92        3.92        3.93         3.38
  Nonperforming Loans as % of Total
    Loans. . . . . . . . . . . . . .      0.96         1.28          1.17         1.96        2.54        3.18         2.67
  Loan Reserve as % of Net Loans . .      2.16         2.34          2.30         2.30        2.05        1.92         1.71
  Net Charge-Offs as % of Average
    Loans. . . . . . . . . . . . . .      0.13         0.21          0.24         0.80        0.84        0.76         1.00
  Equity to Assets . . . . . . . . .      7.80         7.80          8.00         7.67        7.30        6.42         7.14
  Tangible Equity to Assets<F5>. . .      6.94         6.78          7.04         6.88        6.56        5.73         6.46
  Tier 1 Risk-Based Capital<F6>. . .     10.54        10.51         10.67        10.39       10.10        ---          ---
  Total Risk-Based Capital<F6> . . .     14.03        14.36         14.42        13.75       13.17        ---          ---

- ---------------------------
<F1> The information set forth in this table does not give effect to the pending acquisitions of other financial institutions.
     See "THE PARTIES -- Boatmen's -- Pending Acquisitions."
<F2> Reflects restatement of share amounts for the 1993 Stock Split.
<F3> Based on net income available to common shareholders.
<F4> Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F5> Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F6> Calculated using final 1992 risk-based guidelines.

                                                    SALEM COMMUNITY BANCORP, INC.
                                                       SELECTED FINANCIAL DATA
                                                             (UNAUDITED)

                                 Nine Months Ended September 30,                       Year Ended December 31,
                                 -------------------------------   --------------------------------------------------------
                                        1994         1993          1993          1992        1991        1990         1989
                                        ----         ----          ----          ----        ----        ----         ----
                                          (income statement and balance sheet amounts in thousands except per share data)
Summarized Income Statement:
- ---------------------------
 Net Interest Income . . . . . . . .    $2,275       $2,181       $2,956       $2,610      $2,221      $2,081       $1,949
  Provision for Loan Losses. . . . .        70           90          110          174         165         163          250
  Noninterest Income . . . . . . . .       400          357          499          473         478         452          440
  Noninterest Expense. . . . . . . .     1,706        1,565        2,199        2,085       2,002       1,964        1,803
  Income Tax Expense . . . . . . . .       257          243          309          202         103          82           44
  Net Income . . . . . . . . . . . .       642          640          837          622         429         324          292
Per Common Share Data:
- ---------------------
  Net Income . . . . . . . . . . . .    $83.55       $83.29      $108.93       $80.95      $55.83      $42.17       $38.00
  Cash Dividends Paid. . . . . . . .        --           --           --           --          --          --           --
  Stockholders' Equity (period end):    587.06       500.26       530.58       416.84      335.89      280.06       237.77
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income. . .   $50,821      $45,035      $47,401      $39,603     $37,927     $36,333      $35,103
  Total Assets . . . . . . . . . . .    79,178       76,690       78,510       72,663      69,847      64,834       59,315
  Deposits . . . . . . . . . . . . .    72,273       70,472       72,067       66,828      64,342      59,507       54,291
  Note Payable . . . . . . . . . . .     1,700        1,875        1,750        2,000       2,250       2,400        2,524
  Stockholders' Equity . . . . . . .     4,511        3,844        4,077        3,203       2,581       2,152        1,827
Selected Financial Ratios:
- -------------------------
  Return on Average Assets<F1> . . .      1.08%        1.13%        1.10%        0.86%       0.64%       0.59%        0.57%
  Return on Average Equity<F1> . . .     19.93        24.21        22.99        21.51       18.12       16.28        17.37
  Net Interest Margin<F1>. . . . . .      4.25         4.35         4.36         4.10        3.81        3.93         3.76
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F2> . . . . . . . . . .      0.05         0.24         0.02         0.37        1.66        0.70         0.67
  Nonperforming Loans as % of
    Total Loans. . . . . . . . . . .      0.05         0.24         0.02         0.33        1.62        0.70         0.87
  Loan Reserve as % of Net Loans . .      1.30         1.29         1.27         1.28        1.09        0.98         0.87
  Net Charge-Offs as % of Average
    Loans<F1>. . . . . . . . . . . .      0.02         0.03         0.03         0.20        0.30        0.32         0.89
  Equity to Assets . . . . . . . . .      5.44         4.66         4.77         4.01        3.55        3.21         2.94
  Tangible Equity to Assets<F3>. . .      5.64         4.69         4.86         4.08        3.34        2.93         2.64
  Tier 1 Risk-Based Capital<F4>. . .      7.34         6.89         7.13         6.16        5.15        4.61         3.98
  Total Risk-Based Capital<F4> . . .      8.46         8.03         8.28         7.25        6.08        5.51         4.80

- ---------------------------
<F1> Ratios for the nine months ended September 30, 1994 and 1993 are annualized.
<F2> Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F3> Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F4> Calculated using final 1992 risk-based guidelines.

                                    BOATMEN'S BANCSHARES, INC.
                                               AND
                                   SALEM COMMUNITY BANCORP, INC.
                            PRO FORMA COMBINED SELECTED FINANCIAL DATA<F1>
                                           (UNAUDITED)

                                    Nine Months Ended September 30,         Year Ended
                                    -------------------------------     -----------------
                                        1994              1993          December 31, 1993
                                        ----              ----          -----------------

                                   (income statement amounts in thousands except per share
                                         data and balance sheet amounts in millions)

Summarized Income Statement:
- ---------------------------
  Net Interest Income. . . . . . . .   $871,972          $828,264          $1,117,354
  Provision for Loan Losses. . . . .     21,026            52,200              64,922
  Noninterest Income . . . . . . . .    441,519           418,225             560,341
  Noninterest Expense. . . . . . . .    833,997           810,093           1,100,057
  Income Tax Expense . . . . . . . .    159,131           120,489             162,448
  Net Income<F2> . . . . . . . . . .    299,337           263,707             350,268
Per Common Share Data:
- ---------------------
  Net Income . . . . . . . . . . . .      $2.46             $2.19               $2.91
  Cash Dividends Paid. . . . . . . .       0.93              0.84                1.15
  Stockholders' Equity (period end)       20.54             19.11               19.90
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income. . .    $18,055           $16,257             $16,520
  Total Assets . . . . . . . . . . .     31,891            29,869              30,307
  Deposits . . . . . . . . . . . . .     23,517            23,683              24,024
  Long-Term Debt . . . . . . . . . .        558               514                 530
  Stockholders' Equity . . . . . . .      2,509             2,309               2,410
Selected Financial Ratios:
- -------------------------
  Return on Average Assets . . . . .       1.29%             1.25%               1.23%
  Return on Average Common
    Equity<F3> . . . . . . . . . . .      16.23             15.90               15.61
  Net Interest Margin. . . . . . . .       4.35              4.52                4.52
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F4> . . . . . . . . . .       1.49              2.06                1.85
  Nonperforming Loans as % of
    Total Loans. . . . . . . . . . .       0.92              1.27                1.16
  Loan Reserve as % of Net Loans . .       2.11              2.31                2.27
  Net Charge-Offs as % of Average
    Loans. . . . . . . . . . . . . .       0.12              0.19                0.23
  Equity to Assets . . . . . . . . .       7.87              7.73                7.95
  Tangible Equity to Assets<F5>. . .       7.02              6.74                7.01
  Tier 1 Risk-Based Capital<F6>. . .      10.78             10.64               10.85
  Total Risk-Based Capital<F6> . . .      14.04             14.23               14.33

<F1> The information set forth in this table gives effect to the pending acquisition of Worthen Banking Corporation which was announced on August 18, 1994. See "PRO FORMA FINANCIAL DATA".
<F2> Net income includes $868 thousand for the nine months ended
     September 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 adoption by Worthen. In addition, net income includes amortization of goodwill which would result from the acquisition of SCB as if the goodwill existed as of the earliest period presented. Goodwill will approximate $3.6 million to be amortized over 15 years.
<F3> Based on net income available to common shareholders.
<F4> Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F5> Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F6> Calculated using final 1992 risk-based guidelines.

                            THE SPECIAL MEETING


DATE, TIME AND PLACE OF SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to shareholders of Salem Community Bancorp, Inc., an Illinois corporation ("SCB"), in connection with the solicitation of proxies by the Board of Directors of SCB for use at the Special Meeting of Shareholders to be held at the offices of Community State Bank at 401 West Main Street, Salem, Illinois 62881 on ------------, 1995, at ------------, local time (the "Special
Meeting").


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the shareholders of SCB will be asked to approve the Agreement and Plan of Merger, dated September 1, 1994, as amended on September 28, 1994 and December 2, 1994 (as amended, the "Merger Agreement"), by and among SCB, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's-Illinois, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Illinois"), providing for, among other matters, the merger of SCB with and into Boatmen's-Illinois. In addition, the holders of SCB Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the Merger Agreement.


RECORD DATE FOR SPECIAL MEETING

     The Board of Directors of SCB has fixed the close of business on
- ------------, 1995, as the record date for the determination of holders of common stock, par value $1.00 per share, of SCB ("SCB Common") to receive notice of and to vote at the Special Meeting. On the record date, there were 7,684 shares of SCB Common outstanding, all of which were held by the directors of SCB. Only holders of shares of SCB Common of record on the record date are entitled to vote at the Special Meeting. No shares of SCB Common can be voted at the Special Meeting unless the record holder is present in person or represented by proxy at the Special Meeting.


VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

     The affirmative vote of two-thirds (2/3) of the outstanding shares of SCB Common entitled to vote thereon is required to approve the Merger Agreement. Each holder of SCB Common is entitled to one vote per share of SCB Common. As of the record date, the directors of SCB and their affiliates have the power to vote 7,684 shares of SCB Common, or one hundred percent (100%) of the shares outstanding, all of which are expected to be voted by such persons in favor of the Merger Agreement. For information regarding the shares of SCB Common beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of SCB, and by all directors and officers of SCB as a group, see "INFORMATION ABOUT SCB -- Security Ownership of Certain Beneficial Owners and Management of SCB." As of the record date, directors and executives officers of Boatmen's did not own beneficially any shares of SCB Common.

VOTING AND REVOCATION OF PROXIES FOR SPECIAL MEETING

     Proxies for use at the Special Meeting accompany this Proxy Statement/ Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of SCB Common represented by a proxy properly signed and returned to SCB at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of SCB Common represented by such proxy will be voted FOR the Merger Agreement and FOR any proposal regarding adjournment or postponement, if such a proposal is made. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof by filing with the Secretary of SCB a written revocation or a duly executed proxy bearing a later date. A holder of SCB Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


SOLICITATION OF PROXIES FOR THE SPECIAL MEETING

     In addition to solicitation of proxies from shareholders of SCB Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of SCB, who will not be specifically compensated for such services. Except as set forth below, all costs of soliciting proxies, assembling and mailing the Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same will be borne by SCB.


EXPENSES FOR PREPARATION OF PROXY STATEMENT/PROSPECTUS

     Boatmen's and SCB have agreed to share in the expense of preparation of this Proxy Statement/Prospectus, and Boatmen's will bear the entire cost of printing this Proxy Statement/Prospectus and all Securities and Exchange Commission ("S.E.C.") and other regulatory filing fees incurred in connection therewith.


MAILING DATE OF PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus, the attached notice of Special Meeting and the enclosed proxy card are first being sent to shareholders of SCB on or about ------------, 1995 (the "Mailing Date").


                                THE PARTIES

BOATMEN'S

     GENERAL

     Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. Its largest subsidiary, The Boatmen's National Bank of
St. Louis, was founded in 1847 and is the oldest bank west of the Mississippi River. Boatmen's owns substantially all of the capital stock of 45 subsidiary banks, including a federal savings bank, which operate from over 400 banking locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's other principal businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. At September 30, 1994, Boatmen's had consolidated assets of approximately $28.3 billion and total shareholders' equity of approximately $2.2 billion, making it one of the 30 largest bank holding companies in the United States.

     Boatmen's is among the sixteen largest providers of personal trust services in the nation, providing personal trust services primarily within its banks' market areas and institutional and pension-related trust services on a national scale. Operating principally through Boatmen's Trust Company, its subsidiaries and trust departments of selected banks, the combined trust operations had assets under management totaling approximately $35.5 billion at September 30, 1994. The trust operations, with revenues in 1993 of $152.2 million, provide Boatmen's with a significant source of noninterest income.

     PENDING ACQUISITIONS

     Dalhart Bancshares, Inc.  On May 19, 1994, Boatmen's entered into an
     ------------------------
Agreement and Plan of Merger to acquire, for shares of Boatmen's Common, all of the issued and outstanding shares of Dalhart Bancshares, Inc., a bank holding company headquartered in Dalhart, Texas ("Dalhart"), and all of the issued and outstanding shares of Dalhart's 93.17%-owned subsidiary, Citizens State Bank of Dalhart ("Citizens"), a Texas state-chartered bank also headquartered in Dalhart, Texas. At September 30, 1994, Dalhart had consolidated assets of approximately $134 million and shareholders' equity of approximately $13 million. Upon consummation of the acquisition, Boatmen's intends to merge Citizens with Boatmen's First National Bank of Amarillo, a national banking association and indirect wholly-owned subsidiary of Boatmen's headquartered in Amarillo, Texas. The total number of shares of Boatmen's Common to be issued in the Dalhart transaction will not exceed 764,000, which represents less than one percent (1%) of the total number of shares of Boatmen's Common outstanding as of the date hereof. The Dalhart acquisition, which is subject to, among other things, approval of the shareholders of Dalhart, is expected to be completed early in the first quarter of 1995. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Dalhart acquisition.

     National Mortgage Company.  On July 7, 1994, Boatmen's entered into
     -------------------------
an Agreement to acquire National Mortgage Company, headquartered in Memphis, Tennessee. National Mortgage Company is a privately-owned, full service mortgage banking company which originates home loans through 10 company-operated offices as well as through a network of over 300 correspondent locations in Southern and Midwestern parts of the United States. National Mortgage Company's 1993 originations totalled approximately $1.7 billion and its loan servicing portfolio was approximately $13.1 billion at June 30, 1994. Under the terms of the Agreement, Boatmen's would exchange approximately five million shares of Boatmen's Common for all of the stock of National Mortgage Company's parent corporations and affiliated entities. The shares of Boatmen's Common to be issued in connection with the acquisition constitute less than five percent (5%) of the outstanding shares of Boatmen's Common as of the date hereof. When combined with Boatmen's existing servicing portfolio, Boatmen's will rank among the 30 largest mortgage companies in the country. The acquisition, which is subject to, among other things, approval of the shareholders of National Mortgage Company's parent corporations, is expected to be completed early in the first quarter of 1995. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the National Mortgage Company acquisition.

     Worthen Banking Corporation.  On August 18, 1994, Boatmen's entered
     ---------------------------
into an Agreement and Plan of Merger (the "Worthen Agreement") to acquire Worthen Banking Corporation, the second largest banking organization in Arkansas. Worthen is a publicly-held, multi-bank holding company headquartered in Little Rock, Arkansas, operating 112 retail banking offices throughout the State of Arkansas and six such offices in the Austin, Texas area. Through its non-banking subsidiaries, Worthen also operates, among other businesses, a full service retail brokerage company, a mortgage banking company and a trust company. At September 30, 1994, Worthen had consolidated assets of approximately $3.5 billion, deposits of approximately $3.0 billion and loans of approximately $1.9 billion. The Board of Directors of Boatmen's believes that the acquisition of Worthen and its banking subsidiaries would enhance its presence in the State of Arkansas and would be a natural and desirable extension of its banking franchise in the Central United States. Under the terms of the Worthen Agreement, each share of Worthen common stock, other than shares any holders of which have duly perfected their dissenters' rights under the Arkansas Business Corporation Act, will be converted into the right to receive one (1) share of Boatmen's Common, plus cash in lieu of fractional shares. Boatmen's would exchange approximately 17.3 million shares of Boatmen's Common for all of the stock of Worthen (including shares subject to stock options). The shares of Boatmen's Common to be issued in connection with the acquisition of Worthen would constitute approximately sixteen and one-half percent (16.5%) of the total number of shares of Boatmen's Common outstanding as of the date hereof. The acquisition of Worthen, which is expected to be completed in the first quarter of 1995, is subject to various conditions including approval of the Worthen
Agreement by the requisite vote of the shareholders of Worthen, receipt of reaffirmation of the opinion of PaineWebber, Inc., Worthen's investment banker, to the effect that the transaction is fair to Worthen and its shareholders from a financial point of view, and regulatory approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Arkansas Commissioner of Financial Institutions and the
Texas Department of Banking. Regulatory applications were filed with the Federal Reserve on October 7, 1994, the Arkansas Commissioner of Financial Institutions on November 1, 1994, and the Texas Department of Banking on November 17, 1994. The Federal Reserve accepted the application for processing on November 3, 1994. There can be no assurance that all necessary regulatory approvals will be obtained or that all conditions to the Worthen Agreement will be satisfied such that the acquisition of Worthen will be consummated. Consummation of the Merger is not conditioned upon consummation of the Worthen acquisition.

     First National Bank in Pampa.  On November 15, 1994, Boatmen's
     ----------------------------
announced the execution of an Agreement and Plan of Merger, dated
November 14, 1994, to acquire, in exchange for shares of Boatmen's Common, all of the issued and outstanding shares of capital stock of First National Bank in Pampa, a national banking association located in the panhandle of Texas ("Pampa"). At September 30, 1994, Pampa had assets of approximately $168 million and shareholders' equity of approximately $30 million. Under the terms of the Agreement, Pampa would be merged with and into Boatmen's First National Bank of Amarillo. Boatmen's would exchange approximately
1.35 million shares of Boatmen's Common for all of the stock of Pampa, which represents less than two percent (2%) of the total number of shares of Boatmen's Common outstanding as of the date hereof. The Pampa acquisition, which is subject to, among other things, regulatory approval and approval by Pampa's shareholders, is expected to be completed in the second quarter of 1995. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Pampa acquisition.

     West Side Bancshares, Inc.  On November 15, 1994, Boatmen's announced
     --------------------------
the execution of an Agreement and Plan of Merger, dated November 14, 1994, to acquire, in exchange for shares of Boatmen's Common, all of the issued and outstanding shares of West Side Bancshares, Inc., a bank holding company headquartered in San Angelo, Texas ("West Side"), and its wholly-owned banking subsidiary, Bank of the West, a Texas state-chartered banking association also headquartered in San Angelo, Texas. At September 30,
1994, West Side had consolidated assets of approximately $142 million and shareholders' equity of approximately $11 million. Upon consummation of the transaction, Boatmen's intends to merge Bank of the West with Boatmen's First National Bank of Amarillo. Boatmen's would exchange approximately 600,000 shares of Boatmen's Common for all of the stock of West Side, which represents less than one percent (1%) of the total number of shares of Boatmen's Common outstanding as of the date hereof. The West Side acquisition, which is subject to, among other things, regulatory approval and approval by West Side's shareholders, is expected to be completed in the first quarter of 1995. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the West Side acquisition.


BOATMEN'S-ILLINOIS

     Boatmen's-Illinois was organized as a wholly-owned subsidiary of Boatmen's solely to effectuate the Merger and has not engaged in any significant business activity. Boatmen's will contribute all of the capital stock of Boatmen's Bank of South Central Illinois, an Illinois state-chartered bank ("Boatmen's-South Central"), to Boatmen's-Illinois immediately prior to consummation of the Merger and the Subsidiary Bank Merger. In connection with the Merger, Boatmen's has caused Boatmen's-South Central, and SCB has caused Community State Bank, an Illinois state-chartered bank and 96.37 percent owned subsidiary of SCB ("Community Bank"), to enter into an Agreement to Merge, dated September 1, 1994, as amended on September 28, 1994 and December 2, 1994 (as amended, the "Subsidiary Merger Agreement"), which provides for, among other things, the merger of Community Bank with and into Boatmen's-South
Central ("the "Subsidiary Bank Merger").  See "THE MERGER -- Certain
Other Agreements." At September 30, 1994, Boatmen's-South Central had assets of approximately $143 million, deposits of approximately
$130 million and shareholders' equity of approximately $12 million.


SCB

     SCB is a one-bank holding company founded on January 31, 1985 and headquartered in Salem, Illinois. SCB owns 96.37 percent of the outstanding capital stock of Community Bank (including director qualifying shares). The business of SCB consists primarily of the ownership, supervision and control of Community Bank. At September 30, 1994, SCB had consolidated assets of approximately $79.2 million and shareholders' equity of approximately $4.5 million.


                                THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER

     Community Bank was founded in 1958 and has served its banking area as a community bank since that date. SCB was formed as a one-bank holding company and acquired 96.37 percent of the shares of Community Bank in 1985. In July 1994, Boatmen's approached the Board of Directors of SCB with its proposal to acquire SCB, which resulted ultimately in the Merger Agreement. Because the eight directors of SCB collectively own all (100%) of the SCB Common, the Board of Directors had the input of all of SCB's shareholders in its consideration of such proposal, as discussed below.

     The Board of Directors reviewed the Boatmen's offer with its legal and accounting advisors, as well as with other sources of financial information deemed to be reliable by the Board. The SCB Board of Directors also took into consideration the legal, regulatory, and other factors affecting competition among commercial banks, as well as a review of the financial, economic, and market considerations. The Board of Directors of SCB concluded, after this review, that an affiliation with a larger, more diversified banking organization would be in the best interests of SCB, the shareholders of SCB, Community Bank, the employees of Community Bank, and the customers and communities served by SCB and Community Bank, and that, in the opinion of the SCB Board of Directors, the value of the Boatmen's Common to be received in the exchange for the SCB Common represents a fair price to the SCB shareholders. Accordingly, the Board recommends that shareholders of SCB vote for approval and adoption of the Merger Agreement.

     Certain members of the management and Board of Directors of SCB have interests in the Merger that are in addition to the interests of shareholders of SCB generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

     The Board of Directors of Boatmen's believes that the acquisition of SCB and the merger of its banking subsidiary, Community Bank, into Boatmen's-South Central, would be a natural and desirable addition to Boatmen's banking franchise in Illinois.


RECOMMENDATION OF THE BOARDS OF DIRECTORS

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF SCB RECOMMENDS THAT THE HOLDERS OF SCB COMMON VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


MERGER CONSIDERATION

     The Merger Agreement provides that each share of SCB Common, other than shares held by any shareholder properly exercising dissenters' rights under the Illinois Business Corporation Act of 1983 (the "Illinois Law"), will be converted, at the effective time of the Merger (the "Effective Time"), into the right to receive 37.57 shares of Boatmen's Common, together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan"), plus cash in lieu of fractional shares, as described herein (the "Merger Consideration"). The Merger Consideration was determined through negotiations, taking into account the relative value of Boatmen's Common and SCB Common, between Boatmen's and SCB.

     No fractional shares of Boatmen's Common will be issued. In the event a holder of shares of SCB Common would be entitled, in the aggregate, to a fractional share interest in Boatmen's Common, then, in lieu of issuing such fractional share, Boatmen's will pay to such holder an amount of cash equal to such fraction multiplied by the average closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Merger is consummated.

     If, prior to the Effective Time, a share of Boatmen's Common would be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date prior to the Effective Time (a "Share Adjustment"), then the number of shares of Boatmen's Common into which a share of SCB Common would be converted pursuant to the Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of SCB will be entitled to receive such number of shares of Boatmen's
Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.


FORM OF THE MERGER

     The Merger Agreement provides that SCB will merge into Boatmen's-Illinois, which is a wholly-owned subsidiary of Boatmen's, Boatmen's-Illinois will be the surviving corporation, and the separate corporate existence of SCB will cease.


CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

     Pursuant to the Merger Agreement, SCB has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that SCB may not declare or pay a dividend on the SCB Common or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the Merger Agreement.


CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger is subject to various conditions. Specifically, the obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the date on which the Merger is consummated (the "Closing Date") of the following conditions: (i) the representations and warranties of the respective parties to the Merger Agreement set forth in the Merger Agreement will be true and correct in all material respects on the date thereof and as of the Closing Date; (ii) each of the respective parties to the Merger Agreement will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date; (iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger, including the approval of the shareholders of SCB, will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party;
(vi) the Registration Statement relating to the Boatmen's Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C. or any securities agency; (vii) Boatmen's will have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to Boatmen's, to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) no gain or loss will be recognized by the holders of SCB Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares),
(c) the basis of shares of Boatmen's Common received by the shareholders of SCB will be the same as the basis of shares of SCB Common exchanged therefor, and (d) the holding period of the shares of Boatmen's Common received by the shareholders of SCB will include the holding period of the shares of SCB Common exchanged therefor, provided such shares were held as capital assets as of the effective time of the Merger; and (viii) the Subsidiary Bank Merger shall be consummated on the Closing Date.

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Federal Reserve. Acquisitions subject to Federal Reserve approval under the Bank Holding Company Act of 1956, such as the Merger, may not be consummated until thirty (30) days after the date of the approval by the Federal Reserve, during which period the United States Department of Justice may in its discretion challenge the transaction under the antitrust laws. If, however, the Federal Reserve has not received any adverse comments from the United States Attorney General relating to the competitive aspects of the transaction and the Attorney General has consented to a shorter waiting period, then the Merger may be consummated after the fifteenth day following the date of the approval by the Federal Reserve. An application for the required regulatory approval from the Federal Reserve has been filed and is pending. In addition, applications have been filed with each of the Federal Deposit Insurance Corporation (the "F.D.I.C.") and the Illinois Commission of Banks and Trust Companies (the "Illinois Commissioner") for approval of the Subsidiary Bank Merger and are pending. See "THE MERGER -- Certain Other Agreements."


TERMINATION OR ABANDONMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Merger is not consummated on or prior to September 1, 1995; (ii) by mutual agreement of Boatmen's and SCB; (iii) by Boatmen's or SCB in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within thirty (30) days after notice of such breach is given by the non-breaching party; (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that SCB or Community Bank becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement; (vi) by Boatmen's if certain reports of environmental inspection on the real properties of SCB to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes, the estimated clean up or other remedial cost of which exceeds $250,000, as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to SCB, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty; provided, however, that Boatmen's must exercise such termination right within ten
(10) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, and provided further that termination of the Merger Agreement shall be Boatmen's sole remedy in such event; (vii) should any regulatory application filed in connection with the Merger or the Subsidiary Bank Merger be finally denied or disapproved by the respective regulatory authority; and (viii) by either party, should the shareholders of SCB not approve the Merger.


PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

     The Merger Agreement provides that upon the occurrence of one or more Triggering Events (defined below), SCB will pay to Boatmen's the sum of Five Hundred Thousand Dollars ($500,000).

     As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (i) termination of the Merger Agreement by Boatmen's upon a breach thereof by SCB, provided that within twelve (12) months of the date of such termination, either an event described in clause (ii) or (iii) of this sentence shall have occurred; (ii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, fifty percent (50%) or more of the outstanding shares of SCB
Common; (iii) upon the entry by SCB or Community Bank into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with SCB or Community Bank or to purchase all or substantially all of SCB's or Community Bank's assets; or (iv) the failure of SCB's shareholders to approve the Merger and the Merger Agreement at the Special Meeting; provided, however, that the failure of SCB shareholders to approve the Merger and the Merger Agreement shall not be deemed a Triggering Event if (a) the average of the daily closing prices of a share of Boatmen's Common, as reported on Nasdaq during the period of twenty (20) trading days ending at the end of the second trading day immediately preceding the Mailing Date (the "Boatmen's Final Price"), is less than $26.00, and (b) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

     As used above, (a) "Index Group" means all of the bank holding companies listed on Exhibit 7.09 to the Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty (20) trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company (which would constitute a "significant subsidiary" of such company as such term is defined under applicable S.E.C. regulations) in exchange for its stock; (b) "Boatmen's Initial Price" means the closing price of a share of Boatmen's Common on September 1, 1994 ($33.6250); (c) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on September 1, 1994; (d) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) trading days ending at the end of the second trading day immediately preceding the Mailing Date; and (e) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.


DISSENTERS' RIGHTS

     The rights of SCB shareholders who choose to dissent from the Merger are governed by the provisions of the Illinois Law. An excerpt of the Illinois Law (Sections 11.65 and 11.70) governing dissenters' rights is attached hereto as Appendix B. Pursuant to Section 11.70 of the Illinois Law, a shareholder of SCB Common may assert dissenters' rights only if such shareholder (i) delivers to SCB, prior to the vote to be taken at the SCB Special Meeting with respect to approval of the Merger Agreement, a written demand for payment for his or her shares of SCB Common if the Merger is consummated and (ii) does not vote in favor of the Merger Agreement.

     Within ten (10) days after the date on which the action giving rise to the right to dissent is effective, or thirty (30) days after the shareholder delivers to SCB the written demand for payment, whichever is later, SCB will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of SCB as to the estimated fair value of the shares of SCB Common, SCB's latest balance sheet as of the end of the fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for the year and the latest available interim financial statements, and either a commitment to pay for the shares of SCB Common of the dissenting shareholder at the estimated fair value thereof upon transmittal to SCB of the certificate or certificates, or other evidence of ownership, with respect to such shares of SCB Common or, if there is a public market for SCB Common, directions to the dissenting Shareholder to sell his or her shares within ten (10) days of the delivery of SCB's statement to the shareholder. Currently there is no public market for SCB Common nor is a public market expected to develop.

     A shareholder who makes a written demand for payment retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed transaction. Upon consummation of the Merger, SCB will pay to each dissenter who transmits to SCB the certificate or certificates or other evidence of ownership of the shares the amount SCB estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     If the dissenting shareholder does not agree with the opinion of SCB as to the estimated fair value of the shares or the amount of interest due, such shareholder, within thirty (30) days from the delivery of SCB's statement of value, must notify SCB in writing of his or her estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by SCB or the proceeds of sale by the shareholder, whichever is applicable.

     If within sixty (60) days from the delivery to SCB of the shareholder's notification of estimate of fair value of the shares and interest due, SCB and the dissenting shareholder have not agreed in writing upon the fair value and interest due, SCB must either pay the difference in value demanded, with interest, or file a petition in the Circuit Court of Marion County, Illinois, requesting the court to determine the fair value of the shares of SCB Common and interest due. SCB must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding, and all parties will be served with a copy of the petition. Failure of SCB to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to a proceeding is entitled to judgment for the amount, if any, by which a court finds the fair value of the shares, plus interest, exceeds the amount paid by SCB or the proceeds of sale by the shareholder, whichever is applicable. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of the appointed appraisers, if any, but will exclude the fees and expenses of counsel and experts for any party. If the fair value of the shares as determined by the court materially exceeds the amount SCB estimated to be the fair value or if no estimate was made, then all or any part of such expenses may be assessed against SCB. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the cost may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable, as follows:
(i) against SCB and in favor of any and all dissenters if the court finds that SCB did not substantially comply with requirements of the Illinois Law governing dissenters' rights; and (ii) against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided under the Illinois Law.

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE ILLINOIS LAW RELATING TO THE RIGHTS OF DISSENTING

SHAREHOLDERS OF SCB, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ILLINOIS LAW INCLUDING EXCERPTS THEREOF SET FORTH HEREIN AS APPENDIX B.


EXCHANGE OF SCB STOCK CERTIFICATES; FRACTIONAL SHARES

     The conversion of SCB Common into Boatmen's Common (other than any shares as to which dissenters' rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of SCB Common (such certificates, other than certificates held by shareholders exercising their dissenters' rights, being collectively referred to herein as the "SCB Certificates") which may be exchanged for shares of Boatmen's Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Boatmen's Common.

     As soon as reasonably practicable after the Effective Time, Boatmen's Trust Company (the "Exchange Agent") will mail a transmittal letter and instructions to each record holder of a SCB Certificate whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of Boatmen's Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such SCB Certificates in exchange for a Certificate for the number of whole shares of Boatmen's Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of fractional shares. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the SCB Certificates will pass, only upon proper delivery of the SCB Certificates to the Exchange Agent and will be in such form and have such other provisions as Boatmen's may reasonably specify. SHAREHOLDERS OF SCB ARE REQUESTED NOT TO SURRENDER THEIR SCB CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Boatmen's Common into which SCB Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the SCB Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such SCB Common, which would otherwise be payable, will not be paid to the holders of such SCB Certificates and, in such case, upon surrender of the SCB Certificates, and a duly executed Letter of Transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.


REPRESENTATIONS AND WARRANTIES OF SCB, BOATMEN'S AND BOATMEN'S-ILLINOIS

     The Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by SCB, except as otherwise disclosed to Boatmen's, as to:
(i) its organization and good standing; (ii) its capitalization; (iii) the due authorization and execution of the Merger Agreement by SCB; (iv) the identity and ownership of Community Bank as its sole subsidiary; (v) the accuracy of its financial statements and Community Bank's filings with the F.D.I.C.; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of SCB and Community Bank; (vii) the absence of certain orders, agreements or memoranda of understanding between SCB or Community Bank and any federal or state agency charged with the supervision or regulation of banks or bank holding companies; (viii) the filing of tax returns and payment of taxes;
(ix) the absence of pending or threatened litigation or other such actions;
(x) agreements with
employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its loan portfolio; (xiii) employee matters and ERISA; (xiv) title to its properties, the absence of liens (except as specified) and insurance matters; (xv) environmental matters;
(xvi) compliance with applicable laws and regulations; (xvii) the absence of undisclosed liabilities; (xviii) the absence of brokerage commissions or similar finder's fees in connection with the Merger; and (xix) the accuracy of information supplied by SCB in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

     Boatmen's and Boatmen's-Illinois' representations and warranties include, among other things, those as to (i) their organization and good standing; (ii) their capitalization; (iii) the due authorization and execution of the Merger Agreement by each of Boatmen's and Boatmen's-Illinois, and the absence of the need (except as specified) for governmental or third party consents to the Merger; (iv) subsidiaries of Boatmen's; (v) the accuracy of Boatmen's financial statements and filings with the S.E.C.; (vi) the absence of material adverse changes in the financial condition, results of operations or business of Boatmen's and its subsidiaries; (vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; and (x) the accuracy of information supplied by Boatmen's and Boatmen's-Illinois in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.


CERTAIN OTHER AGREEMENTS

     Business of SCB in Ordinary Course.  Pursuant to the Merger Agreement,
     ----------------------------------
SCB has agreed, among other things, that it will conduct its business and the business of Community Bank and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that neither it nor Community Bank will, without the prior written consent of Boatmen's (which shall not be unreasonably withheld): (i) issue additional SCB Common or other capital stock, options, warrants or other rights to subscribe for or purchase SCB Common, or any other capital stock or any other securities convertible into or exchangeable for any capital stock of SCB or Community Bank; (ii) directly or indirectly redeem, purchase or otherwise acquire SCB Common or any other capital stock of SCB or Community Bank; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize; (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws;
(v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such officers or employees (provided that SCB and Community Bank may pay their ordinary officer bonuses and ordinary director bonuses for calendar year
1994 not to exceed in the aggregate the amounts thereof paid in 1993);
(vi) borrow or agree to borrow any material amount of funds other than in the ordinary course of business or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $250,000, or that would increase the aggregate credit outstanding to any one borrower or group of affiliated borrowers to more than $250,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the
Federal Home Loan Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, subject to lien or charge or otherwise encumber any of its assets or properties except in the ordinary course of business; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to SCB or Community Bank except in the ordinary course of business;
(xiii) sell or otherwise dispose of any real property or any material amount of personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials;
(xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment; (xvi) violate any law, statute, rule, governmental regulation or order, which will adversely affect the business, financial condition or earnings of SCB and Community Bank; (xvii) purchase any real or personal property or make any capital expenditure in excess of $50,000; or (xviii) engage in any transaction or take any action that would render untrue, in any material respect, any of the representations and warranties made by SCB in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

     Subsidiary Bank Merger.  Pursuant to the terms of the Merger
     ----------------------
Agreement, Boatmen's has caused Boatmen's-South Central and SCB has caused Community Bank to enter into the Subsidiary Merger Agreement which provides for the Subsidiary Bank Merger. Pursuant to the terms of the Subsidiary Merger Agreement, at the effective time of the Subsidiary Bank Merger, each of the issued and outstanding shares of common stock of Community Bank, $10.00 par value per share (the "Community Bank Common"), other than (i) shares the holders of which have duly exercised and perfected their dissenters' rights under applicable Illinois banking law, (ii) shares held by SCB, and (iii) shares held by directors of Community Bank which are subject to Director Qualifying Share Agreements, will be converted into the right to receive cash in the amount of $277.01. In accordance with the policy of the Illinois Commissioner, Community Bank has obtained an independent fairness opinion with respect to the fairness of the consideration to be received by the Community Bank shareholders in exchange for their shares of Community Bank Common.

     Among other things, the Subsidiary Bank Merger is conditioned upon receipt of applicable regulatory approvals from the F.D.I.C. and the Illinois Commissioner, and the affirmative vote of at least two-thirds of the outstanding shares of each of Community Bank and Boatmen's-South Central. SCB owns a sufficient number of shares of Community Bank Common (96.37%) to effect the Subsidiary Bank Merger without the affirmative vote of other shareholders of Community Bank. In the event the Merger Agreement is terminated, the Subsidiary Merger Agreement shall also be terminated and the Subsidiary Bank Merger shall be abandoned.

     Applications with the F.D.I.C and the Illinois Commissioner for approval of the Subsidiary Bank Merger have been filed and are pending. It is anticipated that the Subsidiary Bank Merger would be consummated contemporaneously with the Merger.

     Additional SCB Reserves, Accruals, Charges, and Expenses.  The Merger
     --------------------------------------------------------
Agreement acknowledges that while SCB believes it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Boatmen's has adopted different loan, accrual and reserve policies (including different loan classifications and levels of reserves for possible loan losses). Accordingly, the Merger Agreement provides that Boatmen's and SCB will consult and cooperate with each other prior to the Effective Time (i) to conform SCB's loan, accrual and reserve policies to those of Boatmen's; (ii) to determine appropriate accruals, reserves, and charges for SCB to establish and take in respect of excess equipment write-off or write-down of various assets, and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger; and (iii) to determine the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. SCB has agreed to establish and take all such reserves, accruals, and charges and recognize, for financial accounting purposes, such expenses and charges, as requested by Boatmen's and at such times as are mutually agreeable to Boatmen's and SCB, provided, however, that SCB is not required to take any action which is not consistent with generally accepted accounting principles.

     Environmental Inspections.  SCB has provided to Boatmen's a report of
     -------------------------
a phase one environmental investigation on certain real property owned or leased by SCB or Community Bank (which does not include leased space in retail and similar establishments where the space leased comprises less than 25% of the total space leased to all tenants of such property and space leased for automatic teller machines). If required by the phase one investigation in Boatmen's reasonable opinion, SCB has agreed to provide a report of a phase two investigation on properties requiring such additional study. Environmental investigations routinely are conducted by Boatmen's in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a bank or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include
(i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Boatmen's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Boatmen's and its shareholders.

     Other SCB Agreements.  SCB has agreed to (i) give Boatmen's prompt
     --------------------
written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of SCB's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving SCB (not including changes in conditions that affect the banking industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of SCB and Community Bank; (ii) use its best efforts to obtain all necessary consents in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger or the Subsidiary Bank Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; and (iv) permit Boatmen's reasonable access to SCB's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement.

     Boatmen's Agreements.  Pursuant to the Merger Agreement, Boatmen's has
     --------------------
agreed, among other things, to (i) file all regulatory applications required in order to consummate the Merger and the Subsidiary

Bank Merger and to provide SCB with copies of all such applications; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary Blue Sky permits and approvals;
(iv) prepare and file any other filings required to list on Nasdaq the shares of Boatmen's Common to be issued in the Merger and any other filing required under the Exchange Act relating to the Merger and related transactions; (v) promptly notify SCB in writing should Boatmen's have knowledge of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the Merger Agreement; (vi) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; (vii) permit SCB reasonable access to all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Boatmen's in which SCB may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement; and (viii) cause Boatmen's-South Central to enter into the Subsidiary Merger Agreement with Community Bank and take all other actions and cooperate with Community Bank in causing the Subsidiary Bank Merger to be effected. In addition, the Merger Agreement states that Boatmen's shall provide certain employee benefit plans and programs to the employees of SCB and Community Bank who continue their employment after the Effective Time.


NO SOLICITATION

     The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, SCB will not solicit or encourage or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of SCB and Community Bank. SCB is required to promptly advise Boatmen's of its receipt of, and the substance of, any such proposal or inquiry.


WAIVER AND AMENDMENT

     Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Merger Agreement by the shareholders of SCB at the Special Meeting; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the Merger Consideration or alter or change any of the terms of the Merger Agreement if such alteration or change would adversely affect the holders of SCB Common. It is anticipated that a condition to the obligations of SCB and Boatmen's to consummate the Merger would be waived only in those circumstances where the Board of Directors of SCB or Boatmen's, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


EXPENSES AND FEES

     In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that, (i) in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching party; and (ii) in certain events, SCB will be required to pay a fee of $500,000 to Boatmen's. See "THE MERGER -- Payment Upon Occurrence of Certain Triggering Events."


FEDERAL INCOME TAX CONSEQUENCES

     The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. Except for shareholders perfecting their dissenters' rights, and cash received in lieu of a fractional share interest in Boatmen's Common, holders of shares of SCB Common will recognize no gain or loss on the receipt of Boatmen's Common in the Merger. Additionally, their aggregate basis in the shares of Boatmen's Common received in the Merger will be the same as their aggregate basis in their shares of SCB Common converted in the Merger and, provided the shares surrendered are held as a capital asset, the holding period of the shares of Boatmen's Common received by them will include the holding period of their shares of SCB Common converted in the Merger. Cash received in lieu of fractional share interests and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation.

     Consummation of the Merger is conditioned upon receipt by Boatmen's of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Boatmen's, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of SCB Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the shareholders of SCB will be the same as the basis of shares of SCB Common exchanged therefor; (iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of SCB Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; (v) no gain or loss will be recognized by Boatmen's, SCB or Boatmen's-Illinois as a result of the Merger; (vi) the basis of the assets of SCB received by Boatmen's-Illinois will be the same as the basis of such assets in the hands of SCB;
(vii) the holding period of the assets of SCB received by Boatmen's-Illinois will include the period during which such assets were held by SCB; and (viii) there will be no federal income tax consequences with respect to the shareholders of Boatmen's as a result of the Merger. The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SCB SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SCB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


RESALE OF BOATMEN'S COMMON

     The shares of Boatmen's Common issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any SCB shareholder who may be deemed to be an "affiliate" of SCB or Boatmen's for purposes of Rule 145 under the Securities Act. The Merger Agreement provides that each such affiliate will enter into an agreement with Boatmen's providing that such affiliate will not transfer any shares of Boatmen's Common received in the Merger except in compliance with the Securities Act. Persons who may be deemed to be affiliates of SCB generally include individuals who, or entities which, control, are controlled by or are under common control with SCB. It is anticipated that all eight director/shareholders of SCB will be deemed affiliates of SCB. This Proxy Statement/Prospectus does not cover resales of shares of Boatmen's Common received by any person who may be deemed to be an affiliate of SCB.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of management and the Board of Directors of SCB may be deemed to have interests in the Merger in addition to their interests as shareholders of SCB generally. For information about the percentage of SCB Common owned by the directors and executive officers of SCB, see "INFORMATION ABOUT SCB -- Security Ownership of Certain Beneficial Owners and Management of SCB." None of the directors or executive officers of SCB would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Boatmen's Common.

     Insurance; Indemnification.  The Merger Agreement provides that
     --------------------------
Boatmen's will provide the directors and officers of SCB and Community Bank, after the Merger, with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally and, in addition, for a period of three (3) years will use its best efforts to continue SCB's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by SCB. If the aggregate premium of such insurance would exceed such maximum amount, Boatmen's will use its best efforts to procure such level of insurance having the coverage described herein as can be obtained for an aggregate premium equal to such maximum amount. The Merger Agreement also provides that for a period of six (6) years after the Effective Time Boatmen's will cause Boatmen's-Illinois, as the surviving corporation in the Merger, or any successor of Boatmen's-Illinois, to indemnify the present and former directors, officers, employees and agents of SCB and Community Bank against any liability arising out of actions occurring prior to the Effective Time, to the extent that such indemnification is then permitted under the Missouri General Business Corporation Act and by SCB's Articles of Incorporation as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     Montgomery Consulting Agreement.  Mr. Robert W. Montgomery, President
     -------------------------------
and Chief Executive Officer of SCB and Community Bank ("Montgomery"), and Boatmen's have entered into an agreement dated September 1, 1994 (the "Consulting Agreement"), pursuant to which Montgomery will become a consultant to Boatmen's-South Central upon completion of the Merger. Under the terms of the Consulting Agreement, Montgomery's responsibilities will include, with regard to the SCB operations of Boatmen's-South Central, among other things, retaining existing customers, maintaining positive community relations as a goodwill ambassador of Boatmen's-South Central and, as requested, participating in civic and community organizations, continuing business development and consulting with Boatmen's-South Central management upon request. Additionally, the Consulting Agreement prohibits Montgomery from criticizing, impugning or in any way disparaging or competing against Boatmen's-South Central, Boatmen's or any of its affiliates, officers, directors or employees. In return for performing his responsibilities, Montgomery will receive a consulting fee of $4,167 per month for the first 24 months, and $417 per month for each of the remaining months through March 31, 2000, and Montgomery and his spouse will receive medical insurance coverage as is available to other eligible Boatmen's-South Central employees and their spouses.

     Employee Benefits.  The Merger Agreement contains certain provisions
     -----------------
regarding employee benefits which are described under "THE MERGER -- Effect on Employee Benefit Plans."

     No member of Boatmen's management or Boatmen's Board of Directors or any other affiliate of Boatmen's has an interest in the Merger, other than as a shareholder of Boatmen's generally.


EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. It is presently anticipated that the Merger and the Subsidiary Bank Merger will be consummated contemporaneously in the first quarter of 1995, but no assurance can be given that such timetable will be met.


ACCOUNTING TREATMENT

     The Merger will be accounted for by Boatmen's under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include income (or loss) of SCB prior to the Effective Time. See "PRO FORMA FINANCIAL DATA."


MANAGEMENT AND OPERATIONS AFTER THE MERGER

     It is anticipated that, effective as of the Effective Time of the Merger or thereafter, Community Bank will merge into Boatmen's-South Central. Boatmen's-South Central will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of the Subsidiary Bank Merger, the present offices of Community Bank will be operated as branch offices of Boatmen's-South Central. It is not anticipated that the management or Board of Directors of Boatmen's or Boatmen's-Illinois will be affected as a result of the Merger or the Subsidiary Bank Merger, except that Mr. Robert W. Montgomery, a director of SCB and Community Bank, will become a director of Boatmen's-South Central.


EFFECT ON EMPLOYEE BENEFIT PLANS

     The Merger Agreement provides that each employee of SCB and Community Bank who continues as an employee following the Effective Time will be entitled, as a new employee of a subsidiary of Boatmen's, to participate in certain employee benefit and stock plans that may be in effect for employees of all of Boatmen's subsidiaries, from time to time, on the same basis as similarly situated employees of other Boatmen's subsidiaries, subject to the right of Boatmen's to amend or terminate any such plans or programs in its discretion. For purposes of measuring periods of time for vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which former employees of SCB and Community Bank may participate, Boatmen's will credit each such employee with his or her term of service with SCB and Community Bank.


                         PRO FORMA FINANCIAL DATA

     The following unaudited pro forma combined condensed balance sheet as of September 30, 1994, and the pro forma combined condensed statements of income for the nine months ended September 30, 1994 and September 30, 1993, and for the year ended December 31, 1993, give effect to the Merger based on the historical consolidated financial statements of Boatmen's and its subsidiaries and SCB and Community Bank under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

     These pro forma statements assume the Merger and Subsidiary Bank Merger were consummated at the beginning of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger and the Subsidiary Bank Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Boatmen's and SCB either incorporated by reference herein or contained elsewhere in this Proxy Statement/Prospectus. The pro forma financial data give effect to Boatmen's pending acquisition of Worthen, but does not give effect to the pending acquisition of other financial institutions, which other acquisitions are not material to Boatmen's individually or in the aggregate. If such acquisitions were included as of September 30, 1994, pro forma equity would be $2,564,858, pro forma net income would be $304,557 and pro forma earnings per share would be $2.37. See "THE PARTIES
- -- Boatmen's -- Pending Acquisitions."

     The following pro forma combined condensed balance sheet and condensed statements of income include:

     (a) Boatmen's historical consolidated before the pending acquisitions of SCB and Worthen.
     (b) Worthen's historical consolidated. The Worthen acquisition will be accounted for as a pooling of interests and is expected to be completed in the first quarter of 1995. See "THE PARTIES -- Boatmen's -- Pending Acquisitions." Accordingly, historical financial data is included for Worthen for all periods presented.
     (c) The combined statements of Boatmen's and Worthen for the periods described above have been designated herein as Boatmen's Pro Forma.
     (d) SCB historical consolidated.
     (e) The combined statements of Boatmen's, Worthen and SCB consolidated have been designated herein as Pro Forma Combined.

                                             PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                             (Unaudited)
                                                         September 30, 1994
                                                           (In Thousands)
                                                        (b)
                                       (a)            WORTHEN            (c)            (d)                             (e)
                                    BOATMEN'S         BANKING         BOATMEN'S   SALEM COMMUNITY                    PRO FORMA
                                 BANCSHARES, INC.   CORPORATION       PRO FORMA    BANCORP, INC.   ADJUSTMENTS       COMBINED
                                 ----------------   -----------       ---------    -------------   -----------       --------
ASSETS:
Cash and noninterest-bearing
balances due from banks             $1,767,030        $185,393        $1,952,423      $3,061         ($8,083)  <F2>  $1,947,401
Short term investments                  45,604             948            46,552         385                             46,937
Securities
    Held to Maturity                 4,200,436       1,073,127         5,273,563       7,739                          5,281,302
    Available for Sale               4,107,319         140,906         4,248,225      12,685                          4,260,910
    Trading                             25,600                            25,600                                         25,600
Federal funds sold and securities
purchased under resale agreements      775,293          79,500           854,793       2,625                            857,418
Loans, net of unearned              16,104,659       1,899,391        18,004,050      50,821                         18,054,871
    Less reserve for loan losses       347,060          33,483           380,543         678                            381,221
                                  -----------------------------------------------------------------------------------------------
Loans, net                          15,757,599       1,865,908        17,623,507      50,143                         17,673,650
                                  -----------------------------------------------------------------------------------------------
Property and equipment                 519,609          96,326           615,935       1,545                            617,480
Intangibles                            260,372          27,281           287,653         219           3,569   <F3>     291,441
Other assets                           833,135          54,366           887,501         776                            888,277
                                  -----------------------------------------------------------------------------------------------
Total Assets                       $28,291,997      $3,523,755       $31,815,752     $79,178         ($4,514)       $31,890,416
                                  ===============================================================================================

LIABILITIES AND EQUITY:
Noninterest-bearing deposits       $ 4,318,661        $583,997        $4,902,658     $ 9,330                        $ 4,911,988
Interest-bearing deposits           16,165,655       2,377,077        18,542,732      62,943                         18,605,675
                                  -----------------------------------------------------------------------------------------------
Total deposits                      20,484,316       2,961,074        23,445,390      72,273                         23,517,663
                                  -----------------------------------------------------------------------------------------------
Federal funds purchased and
other short-term borrowings          4,722,198         187,786         4,909,984       1,700                          4,911,684
Long-term debt                         515,428          43,030           558,458                                        558,458
Capital lease obligation                38,575           1,794            40,369                                         40,369
Other liabilities                      323,503          28,337           351,840         691                            352,531
                                  -----------------------------------------------------------------------------------------------
Total liabilities                   26,084,020       3,222,021        29,306,041      74,664                         29,380,705
                                  -----------------------------------------------------------------------------------------------
Redeemable preferred stock               1,142                             1,142                                          1,142

Stockholders' equity:
Common stock                           104,789          17,346  <F1>     122,135           8              (8)  <F3>     122,135
Surplus                                795,776         164,149  <F1>     959,925         766            (766)  <F3>     959,925
Retained earnings                    1,362,914         123,318         1,486,232       3,911          (3,911)  <F3>   1,486,232
Less Treasury stock                                                                                   (8,083)  <F2>
                                                                                                       8,083   <F3>
Unrealized net depreciation,
available for sale securities          (56,644)         (3,079)          (59,723)       (171)            171   <F3>     (59,723)
                                  -----------------------------------------------------------------------------------------------
Total stockholders' equity           2,206,835         301,734         2,508,569       4,514          (4,514)         2,508,569
                                  -----------------------------------------------------------------------------------------------
Total liabilities and
stockholders' equity               $28,291,997      $3,523,755       $31,815,752     $79,178         ($4,514)       $31,890,416
                                  ===============================================================================================
Stockholders' equity per share          $21.06                            $20.54                                         $20.54
                                  ===============                   =============                                  ==============

           NOTES TO PRO FORMA CONDENSED BALANCE SHEET

<F1> Based on the exchange ratio of 1.0 share of Boatmen's Common for each share of Worthen common stock, including stock options, 17,345,566 additional shares of Boatmen's Common would have been issued as of September 30, 1994, in the acquisition of Worthen.

<F2> Reflects purchase of treasury shares by Boatmen's to be used in the acquisition of SCB.

<F3> Reflects conversion of outstanding shares of SCB Common using the exchange ratio of 37.57 shares of Boatmen's Common for each outstanding share of SCB for a purchase price of $8.1 million in shares to be issued from treasury shares (288,688 at $28 per share), and recognition of goodwill.

<F4> It is anticipated that Worthen will record nonrecurring charges in the first quarter of 1995 upon consummation of the Worthen merger. Boatmen's estimates the total of such charges will approximate $13 million on a pre-tax basis, or a reduction of $0.08 in earnings per share for the quarter. Accordingly, the effect of such charges is not reflected in the pro forma financial statements as it is immaterial.

<F5> Interest rates increased steadily in 1994 which has increased the importance of managing interest rate risk associated with on-balance sheet and derivatives instruments. The overall increase in interest rates is reflected in the prime rate which increased from 6.0% at December 31, 1993 to the current level of 8.5%. Based on the current interest rate outlook and the asset/liability repricing structure, Boatmen's anticipates relative stability in the net interest margin in the near term.

     Boatmen's interest rate risk policy is to maintain a stable level of net interest income while also enhancing earnings potential through limited risk positioning based on the forecast of future interest rates. Interest rate risk exposure is limited, by policy, to 5% of projected annual net income. Adherence to these risk limits is controlled and monitored through simulation modeling techniques that consider the impact that alternative interest rate scenarios will have on Boatmen's financial results.

     An effective asset/liability management function is necessitated by the interest rate risk inherent in Boatmen's core banking activities. If no other action is taken, the behavior of the core banking activity, which includes lending and deposit activity, results in an asset-sensitive position. Accordingly, to prudently manage the overall interest rate sensitivity position, Boatmen's utilizes a combination of interest rate swaps and on-balance sheet financial instruments to reduce the natural asset sensitivity of the core banking activities.

     The interest rate swap portfolio is currently being used to modify the interest rate sensitivity of subordinated debt and to alter the interest rate sensitivity of Boatmen's prime-based loan portfolio. Boatmen's has accessed the capital markets twice in recent years resulting in the issuance of $200 million of fixed rate subordinated debt. The impact of adding long-term debt to the balance sheet resulted in a movement towards being more asset sensitive as proceeds were initially used to replace short-term borrowings. Accordingly, to reduce the impact on Boatmen's gap position, $200 million of interest rate swaps were executed to convert fixed rate debt to a floating rate instrument. Boatmen's prime based loan portfolio (approximately $5.5 billion) is the primary cause of the large asset sensitivity position of the core banking activity as it is primarily funded by deposit liabilities that are less sensitive to movements in market interest rates. As a means to alter the interest rate sensitivity of the prime based portfolio, Boatmen's has used off-balance sheet instruments to convert approximately
     $2.0 billion of prime based loans to fixed rate instruments. Periodic correlation assessments are performed to ensure that the swap instruments are effectively modifying the interest rate characteristics of the prime based loans and long-term debt. The interest rate swaps are not leveraged in that they reset in step with rate movements within the underlying index. Both interest swap programs were consistent with management's objective of reducing the natural asset sensitivity of the core banking activities.

     In 1994, Boatmen's added new swap transactions with a notional amount of $1.1 billion and $0.6 billion of swaps matured, such that at September 30, 1994, interest rate swaps totaled
     $2.3 billion. The swap portfolio increased net interest income by approximately $16.3 million for the nine months of 1994, adding 9 basis points to the net interest margin, compared to $14.0 million or 9 basis points in the same period last year. The swap portfolio is primarily comprised of contracts wherein Boatmen's receives a fixed rate of interest while paying a variable rate. The average rate received at September 30, 1994 was 5.46% compared to an average rate paid of 5.14%, and the average remaining maturity of the total portfolio was less than two years. The estimated fair value of the swap portfolio was a negative $123 million at September 30, 1994, based on discounted cash flow models. Given that these swaps are valued using interest rates at quarter end, the estimated fair value is not necessarily indicative of the future net interest potential of the portfolio over its remaining life. Approximately 90% of the portfolio is comprised of indexed amortizing swaps;
     accordingly, the maturity distribution could lengthen if interest rates were to increase from current levels. Assuming short-term interest rates were to increase 200 basis points from their current levels, the average maturity distribution of the swap portfolio would increase from 2 years to approximately 4 years. In addition, the results from the simulation model indicate that in a rising rate environment the net interest contribution from the swap portfolio will lessen as the variable component resets upward, but this should be offset by a higher contribution from core banking activities. The increased contribution from core banking activities will occur as variable rate loans reprice upward coupled with an increased contribution from administered rate liabilities, which are less sensitive to rate movements.

     While Boatmen's is primarily an end-user of derivative instruments, it does serve in a limited capacity as an intermediary to meet the financial needs of its customers. The notional amount of the customer swap portfolio at September 30, 1994 totaled approximately $169 million. Interest rate risk associated with this portfolio is controlled by entering into offsetting positions with third parties.

     Any future utilization of off-balance sheet financial instruments will be determined based upon Boatmen's overall interest rate sensitivity position and asset/liability management strategies, which are designed to limit interest rate risk exposure (earnings at risk position) to no more than 5% of projected annual net income. Based on the current interest rate sensitivity position, and assuming a gradual 100-200 basis point increase in interest rates over the next 12 months, the simulation model results indicate that Boatmen's earnings at risk position is within established limits.

                                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                   (UNAUDITED)

                                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    WORTHEN                        SALEM
                                   BOATMEN'S        BANKING      BOATMEN'S       COMMUNITY      PRO FORMA
                                BANCSHARES, INC.  CORPORATION    PRO FORMA      BANCORP, INC.   COMBINED
                                ----------------  -----------    ---------      -------------   --------
Interest Income                    $1,292,115       $162,142     $1,454,257         $3,945     $1,458,202
Interest Expense                      528,363         56,197        584,560          1,670        586,230
                              -----------------------------------------------------------------------------
  Net Interest Income                 763,752        105,945        869,697          2,275        871,972
Provision for loan losses              19,906          1,050         20,956             70         21,026
                              -----------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses           743,846        104,895        848,741          2,205        850,946

Noninterest income                    390,535         50,584        441,119            400        441,519
Noninterest expense                   732,282         99,831        832,113          1,884        833,997
                              -----------------------------------------------------------------------------
  Income before income taxes          402,099         55,648        457,747            721        458,468
Income tax expense                    138,775         20,099        158,874            257        159,131
                              -----------------------------------------------------------------------------
Net income                           $263,324        $35,549       $298,873           $464       $299,337
                              =============================================================================
Net income available to
  common shareholders                $263,264        $35,549       $298,813           $464       $299,277
                              =============================================================================
Net income per common share             $2.52                         $2.46                         $2.46
                              =================               ===============               ===============
Average shares outstanding            104,673                       121,693                       121,693
                              =================               ===============               ===============

See Notes to Pro Forma Combined Condensed Statements of Income

                                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                   (UNAUDITED)

                                      NINE MONTHS ENDED SEPTEMBER 30, 1993
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    WORTHEN                        SALEM
                                   BOATMEN'S        BANKING      BOATMEN'S       COMMUNITY      PRO FORMA
                                BANCSHARES, INC.  CORPORATION    PRO FORMA      BANCORP, INC.   COMBINED
                                ----------------  -----------    ---------      -------------   --------
Interest Income                    $1,201,695       $158,292     $1,359,987         $3,899     $1,363,886
Interest Expense                      473,848         60,056        533,904          1,718        535,622
                              -----------------------------------------------------------------------------
  Net Interest Income                 727,847         98,236        826,083          2,181        828,264
Provision for loan losses              48,331          3,779         52,110             90         52,200
                              -----------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses           679,516         94,457        773,973          2,091        776,064

Noninterest income                    366,389         51,479        417,868            357        418,225
Noninterest expense                   696,620        111,730        808,350          1,743        810,093
                              -----------------------------------------------------------------------------
  Income before income taxes          349,285         34,206        383,491            705        384,196
Income tax expense                    108,988         11,258        120,246            243        120,489
                              -----------------------------------------------------------------------------
Net income                           $240,297        $22,948       $263,245           $462       $263,707
                              =============================================================================
Net income available to
  common shareholders                $240,233        $22,948       $263,181           $462       $263,643
                              =============================================================================
Net income per common share             $2.32                         $2.19                         $2.19
                              =================               ===============               ===============
Average shares outstanding            103,415                       120,170                       120,170
                              =================               ===============               ===============

See Notes to Pro Forma Combined Condensed Statements of Income

                                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                   (UNAUDITED)

                                           YEAR ENDED DECEMBER 31, 1993
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    WORTHEN                        SALEM
                                   BOATMEN'S        BANKING      BOATMEN'S       COMMUNITY      PRO FORMA
                                BANCSHARES, INC.  CORPORATION    PRO FORMA      BANCORP, INC.   COMBINED
                                ----------------  -----------    ---------      -------------   --------
Interest Income                    $1,613,554       $212,082     $1,825,636         $5,231     $1,830,867
Interest Expense                      631,974         79,264        711,238          2,275        713,513
                              -----------------------------------------------------------------------------
  Net Interest Income                 981,580        132,818      1,114,398          2,956      1,117,354
Provision for loan losses              60,184          4,628         64,812            110         64,922
                              -----------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses           921,396        128,190      1,049,586          2,846      1,052,432

Noninterest income                    493,251         66,591        559,842            499        560,341
Noninterest expense                   950,421        147,199      1,097,620          2,437      1,100,057
                              -----------------------------------------------------------------------------
  Income before income taxes          464,226         47,582        511,808            908        512,716
Income tax expense                    146,807         15,332        162,139            309        162,448
                              -----------------------------------------------------------------------------
Net income                           $317,419        $32,250       $349,669           $599       $350,268
                              =============================================================================
Net income available to
  common shareholders                $317,334        $32,250       $349,584           $599       $350,183
                              =============================================================================
Net income per common share             $3.07                         $2.91                         $2.91
                              =================               ===============               ===============
Average shares outstanding            103,490                       120,307                       120,307
                              =================               ===============               ===============

See Notes to Pro Forma Combined Condensed Statements of Income

   NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                           (Unaudited)

1. The change in average shares outstanding shown in the pro forma analysis reflects the issuance of 1.0 shares of Boatmen's Common for each share of Worthen Banking Corporation common stock. Approximately 288,700 shares of Boatmen's
    Common will be issued in the acquisition of SCB, however, a similar number of shares have been acquired as treasury stock by Boatmen's resulting in no net increase in shares outstanding related to the SCB acquisition.

2. Net income includes $868 thousand for the nine months ended September 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 adoption at Worthen. In addition, net income reflects the amortization of $3.6 million in goodwill which would result from the purchase acquisition of SCB and would be amortized over 15 years.

             DESCRIPTION OF BOATMEN'S CAPITAL STOCK

    Boatmen's Restated Articles of Incorporation currently authorize the issuance of 150,000,000 shares of common stock, par value $1.00 per share, and 10,300,000 preferred shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock"), and 1,500,000 shares are designated "Junior Participating Preferred Stock, Series C", $1.00 stated value per share (the "Boatmen's Series C Preferred Stock").

    As of December 31, 1994, approximately 104.8 million shares of Boatmen's Common were issued and outstanding, 11,421 shares of Boatmen's Series B Preferred Stock were issued and outstanding, and 1,500,000 shares of Boatmen's Series C Preferred Stock were reserved for issuance with no shares outstanding.

    With respect to the remaining authorized but unissued preferred shares, Boatmen's Restated Articles of Incorporation provide that its Board of Directors may, by resolution, cause such preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating optional and other rights and qualifications, limitations and restrictions of such shares.

    The following is a brief description of the terms of Boatmen's Common and Boatmen's Series B Preferred Stock. For a discussion of the terms of Boatmen's Series C Preferred Stock, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."


BOATMEN'S COMMON

    Dividend Rights.  The holders of Boatmen's Common are entitled
    ---------------
to share ratably in dividends when, as and if declared by the Board of Directors of Boatmen's from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

    Voting Rights.  Each holder of Boatmen's Common has one vote
    -------------
for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

    Classification of Board of Directors.  The Board of Directors
    ------------------------------------
of Boatmen's is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third (1/3) of the directors of Boatmen's will be elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common and thereby could impede a change in control of Boatmen's. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

    Preemptive Rights.  The holders of Boatmen's Common have no
    -----------------
preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's Common.

    Liquidation Rights.  In the event of liquidation, dissolution
    ------------------
or winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

    Assessment and Redemption.  Shares of Boatmen's Common will
    -------------------------
be, when issued, fully paid and non-assessable. Except with respect to the attached preferred share purchase rights, such shares of Boatmen's Common do not have any redemption provisions. See, "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."

BOATMEN'S SERIES B PREFERRED STOCK

    Dividend Rights.  Holders of shares of Series B Preferred
    ---------------
Stock will be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of seven percent (7%) of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred Stock are cumulative and no dividends can be declared or paid on any shares of Boatmen's Common unless full cumulative dividends on Boatmen's Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

    Liquidation Rights.  In the event of the dissolution and
    ------------------
liquidation of Boatmen's, the holders of Boatmen's Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common, liquidating dividends of $100.00 per share plus accumulated dividends.

    Redemption.  Shares of Boatmen's Series B Preferred Stock are
    ----------
redeemable, at the option of the holders thereof, at the redemption price of $100.00 per share plus accumulated dividends, provided, that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock; and (ii) Boatmen's is not then in default with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock.

    Voting Rights.  Each share of Boatmen's Series B Preferred
    -------------
Stock has equal voting rights, share for share, with each share of Boatmen's Common.

    Superior Stock.  Boatmen's may, without the consent of holders
    --------------
of Boatmen's Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences.


                COMPARISON OF SHAREHOLDER RIGHTS

    The rights of holders of shares of Boatmen's Common are governed by The General and Business Corporation Law of Missouri (the "Missouri Law"), the state of Boatmen's incorporation, and by Boatmen's Restated Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of SCB Common are governed by the Illinois Law and by SCB's Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of SCB Common differ in certain respects from the rights which they would have as shareholders of Boatmen's. A summary of the material differences between the respective rights of holders of SCB Common and Boatmen's Common is set forth herein.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

    Business Combinations.  Boatmen's Restated Articles of
    ---------------------
Incorporation provide that, in addition to any affirmative vote required by law, any "Business Combination" (as defined herein) will require the affirmative vote of the holders of not less than eighty percent (80%) of Boatmen's Common. Notwithstanding the foregoing, however, Boatmen's Restated Articles of Incorporation also provide that any such Business Combination may be approved by the affirmative vote of shareholders as required by law if it has been approved by seventy-five percent (75%) of the entire Board of Directors of Boatmen's. The term "Business Combination" means
(i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than five percent (5%) of Boatmen's Common (a "Substantial Shareholder"); or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner.

    The Illinois Law provides that any merger, consolidation or exchange of an Illinois corporation will be approved upon receipt of the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote on such a plan, unless any class or series of shares of any such corporation is entitled to vote as a class on the plan in which event, the plan of merger, consolidation or exchange will be approved upon receiving the affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of such class or series entitled to vote as a class on the plan and of the total outstanding shares entitled to vote on the plan. The articles of incorporation of any corporation may supersede the two-thirds (2/3) vote requirement by specifying a smaller or larger vote requirement but not less than the majority of the outstanding shares entitled to vote on the issue and not less than a majority of the outstanding shares of each class or series of shares entitled to vote as a class on the issue. In other specified situations, Illinois Law requires a higher vote for certain business combinations as more fully set forth herein. See "COMPARISON OF SHAREHOLDER RIGHTS -- Takeover Statutes."

    SCB's Articles of Incorporation do not contain a provision setting forth a voting requirement for business combinations.
SCB's Bylaws provide that a majority of outstanding shares entitled to vote at any meeting of the shareholders constitutes a quorum, and the affirmative vote of the majority of the shares represented at the meeting will be the act of the shareholders unless a greater number or voting by class is required by law or by SCB's Articles of Incorporation or Bylaws.

    Removal of Directors.  Boatmen's Restated Articles of
    --------------------
Incorporation and Bylaws provide that, at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she is a part. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his or her election.

    The Illinois Law provides that directors of SCB may be removed with or without cause at a meeting of the shareholders called expressly for that purpose by a vote of the holders of a majority of the shares entitled to vote in an election of directors; provided, however, that no directors may be removed at a meeting of the shareholders unless notice of the meeting states that the purpose is to vote upon the removal of the directors named in the notice. If less than the entire board is removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the entire board of directors. If a director is elected by a class of shares, he or she may be removed only by shareholders of that class.

    SCB's Articles of Incorporation do not contain a provision regarding the removal of directors. SCB's Bylaws provide for removal of directors in substantially the same manner as the Illinois Law.

    Amendments to Articles of Incorporation.  Under the Missouri
    ---------------------------------------
Law, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares; provided, however, that if the corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that Section 351.407 of the Missouri Law does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds (2/3) of such corporation's voting shares. See "COMPARISON OF SHAREHOLDER RIGHTS -- Takeover Statutes."

    Article XII of Boatmen's Restated Articles of Incorporation provides that Boatmen's may amend, alter, change or repeal provisions of the Restated Articles of Incorporation in the manner provided by law, with the exception, however, of amendments to those provisions of the Restated Articles relating to the classification and number of directors, the approval of Business Combinations, and the aforementioned exceptions set forth in
Article XII, which require the affirmative vote of the holders of eighty percent (80%) of Boatmen's Common then entitled to vote at a meeting of shareholders called for that purpose.

    For certain limited purposes, a majority of the whole board of directors of an Illinois corporation may adopt amendments to its articles of incorporation without shareholder action. However, generally, a proposed amendment to the articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such amendment, unless any class or series of shares is entitled to vote as a class in respect thereof, in which event the proposed amendment is adopted upon receiving the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of each class or series of shares entitled to vote as a class in respect thereof and of the total outstanding shares entitled to vote on such amendment. The articles of incorporation of an Illinois corporation may supersede the two-thirds (2/3) vote requirement by specifying a smaller or larger vote requirement not less than the majority of the outstanding shares entitled to vote on the amendment and not less than a majority of the outstanding shares of each class or series of shares entitled to vote as a class on the amendment. SCB's Articles of Incorporation do not contain a provision regarding amending the Articles of Incorporation.


VOTING RIGHTS

    Under the Missouri Law, unless otherwise provided in the articles of incorporation, each outstanding share is entitled to one vote on each matter submitted to a vote at a meeting of the shareholders. However, the Missouri Law provides that, unless the articles of incorporation provide otherwise, each shareholder is entitled to cumulative voting when electing directors, which means that each shareholder has the right to cast as many votes in the aggregate equal to the number of votes held by such person multiplied by the number of directors to be elected at the election, and the person may cast the whole number of votes for one candidate or distribute them in any manner he or she desires.

    Boatmen's Bylaws provide that at all meetings of the shareholders, unless otherwise provided in the Bylaws or Articles of Incorporation, each share is entitled to one vote in each matter submitted to a vote, but no share belonging to or hypothecated to Boatmen's shall be voted. Additionally, Boatmen's Bylaws provide for cumulative voting with regard to the election of directors.

    Under the Illinois Law, a holder of each outstanding share of an Illinois corporation is entitled to one vote in each matter submitted to the shareholders, with certain limited exceptions, and is entitled to cumulative voting when electing directors. Additionally, the articles of incorporation of an Illinois corporation incorporated after December 31, 1981 may limit or eliminate cumulative voting rights in all or in specified circumstances.

    SCB's Bylaws provide that the holder of each outstanding share of SCB Common is entitled to one vote on each matter submitted to a vote at any meeting of the shareholders and provides for cumulative voting for directors. SCB's Bylaws also provide that the act of a majority of a quorum generally constitutes a valid corporate act; however, shares of its own stock belonging to SCB are not counted in determining the total number of outstanding shares.


SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN
CONSENT

    The Missouri Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter. Boatmen's Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board or the President or by resolution of the Board of Directors whenever deemed necessary. The business transacted at any such special meeting will be confined to the purpose or purposes specified in the notice therefor and the matters germane thereto.

    The Illinois Law provides that special meetings of the shareholders of SCB may be called by the President, by the Board of Directors, by the holders of not less than one-fifth (1/5) of all shares entitled to vote on the matter for which the meeting is called or by such officer or persons as may be provided in the articles of incorporation or the bylaws. Pursuant to the Illinois Law, unless otherwise provided in the articles of incorporation or with respect to voluntary dissolution, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by (i) the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or (ii) all of the shareholders entitled to vote with respect to the subject matter. If such consent is signed by less than all of the shareholders entitled to vote, then such consent will become effective only if:
(i) at least five days prior to the execution of the consent a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof; and (ii) after the effective date of the consent, prompt notice of the taking of the action without a meeting by less than unanimous written consent is delivered in writing to those shareholders who did not consent in writing.

    SCB's Bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board, the President, the Board of Directors or the holders of not less than one-fifth (1/5) of all the outstanding shares entitled to vote at the meeting. Additionally, SCB's Bylaws provide for actions to be taken without a meeting in substantially the same manner as the Illinois Law provides.

NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS

    Boatmen's Bylaws provide that a shareholder may nominate a person for director only if he delivers notice of such nomination to the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary of Boatmen's shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

    Neither SCB's Articles of Incorporation nor Bylaws contain a similar provision.


SHAREHOLDER PROPOSAL PROCEDURES

    Boatmen's Bylaws provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Board of Directors, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary of Boatmen's shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

    Neither SCB's Articles of Incorporation nor Bylaws contain a similar provision.


SHAREHOLDER RIGHTS PLAN

    Overview.  Boatmen's has adopted a shareholder rights plan
    --------
pursuant to which holders of a share of Boatmen's Common also hold one preferred share purchase right which may be exercised upon the occurrence of certain "triggering events" specified in Boatmen's shareholder rights plan. Neither SCB nor Community Bank has a shareholder rights plan. Shareholder rights plans, such as Boatmen's plan, are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of the shareholder rights plan of Boatmen's are discussed herein.

    On August 14, 1990, the Board of Directors of Boatmen's declared a dividend, payable on August 31, 1990 (the "Boatmen's Record Date"), of one Preferred Share Purchase Right (a "Boatmen's Right") for each outstanding share of Boatmen's Common. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth share of Boatmen's Series C Preferred Stock at a price of $110.00 per one one-hundredth share of Boatmen's Series C Preferred Stock (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between Boatmen's and Boatmen's Trust Company as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

    Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of twenty-percent (20%) or more of the outstanding shares of Boatmen's Common; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of twenty percent (20%) or more of such outstanding shares of Boatmen's Common (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common share certificates outstanding as of the Boatmen's Record Date, by such Boatmen's Common share certificates, with a copy of a Summary of Rights attached thereto.

    The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights) the Boatmen's Rights will be transferred only with shares of Boatmen's Common. New Boatmen's Common share certificates issued after the Boatmen's Record Date, upon transfer or new issuance of Boatmen's Common, including issuance of shares pursuant to the Merger, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common outstanding as of the Boatmen's Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

    The Boatmen's Rights are not exercisable until the Boatmen's
Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration
Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described herein.

    The Boatmen's Purchase Price payable, and the number of shares of Boatmen's Series C Preferred Stock or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one one-hundredths of a share of Boatmen's Series C Preferred Stock issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common or a stock dividend on Boatmen's Common payable in shares of Boatmen's Common or subdivisions, consolidations or combinations of shares of Boatmen's Common occurring, in any such case, prior to the Boatmen's Distribution Date.

    Boatmen's Series C Preferred Stock purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each share of Boatmen's Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common. In the event of liquidation, the holders of the Boatmen's Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common. Each share of Boatmen's Series C Preferred Stock will have 100 votes, voting together with the Boatmen's Common shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common are exchanged, each share of Boatmen's Series C Preferred Stock will be entitled to receive 100 times the amount received on each share of Boatmen's Common. The Boatmen's Rights are protected by customary anti-dilution provisions.

    Because of the nature of the Boatmen's Series C Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Boatmen's Series C Preferred Stock purchasable upon exercise of each Boatmen's Right should approximate the value of one Boatmen's Common share.

    In the event that Boatmen's is acquired in a merger or other business combination transaction or fifty percent (50%) or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of twenty percent (20%) or more of the outstanding shares of Boatmen's Common (unless such person first acquires twenty percent (20%) or more of the outstanding shares of Boatmen's Common by a purchase pursuant to a tender offer for all of the Boatmen's Common for cash, which purchase increases such person's beneficial ownership to eighty percent (80%) or more of the outstanding Boatmen's Common); or (ii) during such time as there is a Boatmen's Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than one percent (1%) the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common having a market value of two times the exercise price of the Boatmen's Right.

    At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, and prior to the acquisition by such Boatmen's Acquiring Person of fifty percent (50%) or more of the outstanding shares of Boatmen's Common, the Board of Directors of Boatmen's may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common per Boatmen's Right (subject to adjustment).

    With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent (1%) of the Boatmen's Purchase Price. No fractional shares of Boatmen's Series C Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Boatmen's Series C Preferred Stock and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, the Board of Directors of Boatmen's may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of Boatmen's in its sole discretion may establish.

    In addition, if a bidder who does not beneficially own more than one percent (1%) of the shares of Boatmen's Common and all other voting shares of Boatmen's (together the "Voting Shares")
(and who has not within the past year owned in excess of one percent (1%) of the Voting Shares and, at a time he held a greater than one percent (1%) stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption
Price.

    The terms of the Boatmen's Rights may be amended by the Board of Directors of Boatmen's without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described herein to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) ten percent (10%), except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

    Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.


DISSENTERS' RIGHTS

    Under the Missouri Law, a shareholder of a corporation is entitled to receive payment for the fair value of his or her shares if such shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation, or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his or her shares if such shareholder dissents from according voting rights to "control shares" in a control share acquisition, as further described herein. See "COMPARISON OF SHAREHOLDER RIGHTS
- -- Takeover Statutes." Because Boatmen's is not merging directly with SCB, Boatmen's shareholders will not be entitled to assert such rights in connection with the Holding Company Merger.

    Under the Illinois Law, a shareholder of a corporation is entitled to (i) dissent from, among other things, a plan of merger, consolidation, or a plan of share exchange if shareholder authorization is required or the corporation is a subsidiary merged with its parent or another subsidiary, and (ii) demand payment of the fair or appraised value of his or her stock. For a more complete discussion of the rights of dissenters of SCB Common see "THE MERGER -- Dissenters' Rights."


TAKEOVER STATUTES

    The Missouri Law contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation with shares of its stock registered under the federal securities laws, or a corporation that makes an election to be subject to the provisions of this statute, and an "interested shareholder" (which is defined as any owner of twenty percent (20%) or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The Missouri Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and
(ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth (1/5), one-third (1/3), or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and
(iii) either (a) more than ten percent (10%) of its shareholders resident in Missouri; (b) more than ten percent (10%) of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of an issuing public corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

    In general, the Illinois Law prohibits any business combination such as a merger, consolidation or share exchange, among other things, between an Illinois corporation (defined as a domestic corporation that (i) has securities registered under the Federal Securities Laws, (ii) either has its principal place of business or principal executive office in Illinois or controls assets located in Illinois with a fair market value of at least one million dollars and (iii) either has more than ten percent (10%) of its shareholders resident in Illinois, more than ten percent (10%) of its shares owned by Illinois residents or has 2,000 shareholders resident in Illinois) and an interested shareholder (which is defined as anyone that owns fifteen percent (15%) or more of the outstanding voting shares of a corporation) for a period of three years following the date that such shareholder became an interested shareholder unless (i) prior to such date the board of directors approved the business combination or transaction which resulted in the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least eighty-five percent (85%) of the voting shares of the corporation excluding shares owned by persons who are not directors or officers and employees' stock plans in which employee participants do not have a right to determine confidentially where their shares will be tendered in a tender exchange offer, or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized in an annual meeting of the interested shareholders by the affirmative vote of at least two-thirds (2/3) of the outstanding shares which are not owned by the interested shareholder. The articles of incorporation of an Illinois corporation may contain a provision expressly electing not to be governed by this section. This law does not apply to SCB because shares of SCB Common are not listed on a national securities exchange or Nasdaq, are not held of record by more than 2,000 shareholders and the Articles of Incorporation of SCB do not provide that the foregoing provision of the Illinois Law, or similar provision, should apply.

    Illinois Law also requires a higher vote for certain business combinations, including, among others, a merger, consolidation or exchange between an Illinois corporation which has a class of securities registered under the Federal Securities Laws or which specifically adopts to be governed by Section 7.85 of the Illinois Law and any interested shareholder (defined as any person who is the beneficial owner of Voting Shares (as defined below) conveying ten percent (10%) or more of the combined voting power of the then outstanding Voting Shares or is an Affiliate or Associate of a corporation and at any time within two years prior to the date in question was the beneficial owner of voting shares conveying ten percent (10%) or more of the combined voting power of the outstanding Voting Shares). The higher vote for such a business combination requires (i) affirmative vote of holders of at least eighty percent (80%) of the combined voting power of the outstanding shares of all classes and series entitled to generally vote in the election of directors ("Voting Shares"), and (ii) the affirmative vote of the majority of the combined voting power of the outstanding voting shares held by disinterested shareholders voting together as a single class. However, there are certain circumstances in which the higher voting would not be required as set forth in Section 7.85 of the Illinois Law. The provisions of
Section 7.85 of the Illinois Law do not apply to SCB.

LIABILITY OF DIRECTORS; INDEMNIFICATION

    Pursuant to the Missouri Law and the Illinois Law, each corporation may indemnify certain persons, including officers and directors, in connection with liabilities arising from legal proceedings resulting from such person's service to the corporation in certain circumstances. The respective Articles of Incorporation and Bylaws of Boatmen's and SCB obligate each to indemnify directors and certain officers. Each of Boatmen's and SCB may also voluntarily undertake to indemnify certain persons acting on the corporation's behalf in certain circumstances. While the indemnification laws and provisions applicable to Boatmen's and SCB are substantially similar in most material respects, there are certain material differences which are discussed herein.

    Section 351.355(1) and (2) of the Missouri Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section
351.355 further provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355 also provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Restated Articles of Incorporation of Boatmen's provide that it shall indemnify its directors and certain of its executive officers to the full extent specified in Section 351.355 and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of service for or at the request of the registrant in any of the capacities referred to in
Section 351.355 or arising out of his or her status in any such capacity, provided that he or she may not be indemnified against conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful misconduct, and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

    Section 8.75 of the Illinois Law permits an Illinois corporation to indemnify a person who, by reason of his or her relationship with the corporation, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that in the case of actions by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless, and only to the extent that, the court in which such action or suit was brought determines upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, the Illinois Law provides that, to the extent that such person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses
(including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Illinois Law provides that indemnification may be made by an Illinois corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he or she met the applicable standard of conduct. Such determination is to be made by (i) the board of directors by a majority vote of a quorum of directors not parties to such action, suit or proceeding or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
(iii) by the shareholders.

    Neither SCB's Articles of Incorporation nor Bylaws contain a provision regarding indemnification of directors or officers.


LIMITATION OF LIABILITY OF DIRECTORS

    The Missouri Law provides that a Missouri corporation may include any provision in its articles of incorporation which are not inconsistent with the law, but does not specifically prohibit or allow a provision limiting the liability of directors in the articles of incorporation of a Missouri corporation. Other than in regard to the indemnification of directors, Boatmen's Articles of Incorporation do not contain a provision regarding the liability of directors.

    The Illinois Law provides that an Illinois corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a violation of law, (iii) under certain provisions of the Illinois Law, and (iv) for any transaction in which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of any director for any act or omission occurring before the date when the provision is included in the articles of incorporation. SCB's Articles of Incorporation do not contain such a provision.


CONSIDERATION OF NON-SHAREHOLDER INTERESTS

    The Missouri Law provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others: (i) the consideration being offered; (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular;
(iii) whether the acquisition proposal may violate any applicable laws; (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (v) the financial condition and earning prospects of the person making the acquisition proposal; and
(vi) the competence, experience and integrity of the person making the acquisition proposal.

    The Illinois Law provides that, in discharging the duties of their respective positions, the board of directors and individual directors may, in considering the best long-term and short-term interests of an Illinois corporation, consider the effects of any action upon employees, suppliers and customers of such corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.


                      INFORMATION ABOUT SCB

BUSINESS OF SCB AND COMMUNITY BANK

    SCB is a registered single bank holding company incorporated under the laws of the State of Illinois in January 1985. As of September 30, 1994, SCB and its subsidiary, Community Bank, had consolidated assets of $79,178,000, deposits of $72,273,000, loans, net of unearned discount, of $50,821,000, and stockholders' equity of $4,511,000, and employed 39 full-time equivalent employees. SCB owns 96.37% of the outstanding capital stock of Community Bank.

    Community Bank is a full-service commercial bank, offering complete banking services to the commercial and residential areas which it serves throughout Marion County, Illinois. Services include commercial, real estate and personal loans, money market accounts, checking and savings accounts and time deposit accounts, and trust services.

    The lending portion of Community Bank's business relates primarily to real estate, the activities of small to medium sized businesses and local community residences.

    SCB is subject to vigorous competition from major banking institutions, as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, and finance companies.

    SCB and Community Bank are subject to supervision, regulation, and examination by the Federal Reserve, the Illinois Commissioner, and the F.D.I.C. The deposits of Community Bank are insured by the Bank Insurance Fund (BIF) of the F.D.I.C.


STATISTICAL INFORMATION ABOUT SCB

    In the following pages, various statistical information about SCB and Community Bank is presented. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of SCB and Community Bank" and the consolidated financial statements included elsewhere herein.

    DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
                      EQUITY, AND INTEREST RATES

    The following table shows the condensed average balance sheets for the periods presented and the percentage of each principal category of assets, liabilities, and stockholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented.

                                                                      Nine Months Ended September 30,
                                               --------------------------------------------------------------------------------
                                                                 1994                                      1993
                                               ---------------------------------------    -------------------------------------
                                                          PERCENT   INTEREST  AVERAGE               PERCENT  INTEREST  AVERAGE
                                               AVERAGE    OF TOTAL  INCOME/   YIELD/      AVERAGE   OF TOTAL  INCOME/  YIELD/
                                               BALANCE     ASSETS   EXPENSE   RATE<F1>    BALANCE    ASSETS  EXPENSE   RATE<F1>
                                               -------    --------  --------  --------    -------   -------- --------  --------
Assets:                                                                   (Dollars in Thousands)
 Interest-earning assets:
  Loans<F2>                                    $ 49,437    62.59%   $ 3,061    8.26%      $ 41,669    55.14%   $ 2,780     8.90%
  Taxable investment securities                  16,302    20.64        586    4.79         19,126    25.31        808     5.63
  Nontaxable investment securities<F3>            5,162     6.53        285    7.36          5,038     6.67        302     7.98
  Federal funds sold                              2,959     3.75         83    3.74          3,493     4.62         77     2.94
  Interest-bearing deposits                         483     0.61         27    7.45            675     0.89         35     6.91
                                               --------   ------    -------               --------   ------    -------     ----
   Total interest-earning assets                 74,343    94.12      4,042    7.25         70,001    92.63      4,002     7.62
                                                                    -------    ----                            -------     ----
 Non-interest-earning assets:
  Cash and due from banks                         2,790     3.53                             3,462     4.58
  Premises and equipment, net                     1,573     1.99                             1,628     2.15
  Other assets                                      936     1.19                             1,033     1.37
  Allowance for possible loan losses               (653)   (0.83)                             (556)   (0.73)
                                               --------   ------                          --------   ------
   Total assets                                $ 78,989   100.00%                         $ 75,568   100.00%
                                               ========   ======                          ========   ======
Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  Interest-bearing demand deposits             $ 14,919    18.89%   $   246    2.20%      $ 15,202    20.12%   $   267     2.34%
  Savings and market rate deposits                9,230    11.69        192    2.77          8,548    11.31        188     2.93
  Time deposits                                  38,287    48.47      1,152    4.01         37,367    49.45      1,174     4.19
  Note payable                                    1,725     2.18         80    6.18          1,938     2.56         89     6.12
                                               --------   ------    -------               --------   ------    -------
   Total interest-bearing liabilities            64,161    81.23      1,670    3.47         63,055    83.44      1,718     3.63
                                                                    -------    ----                            -------     ----
 Non-interest-bearing liabilities:
  Demand deposits                                 9,794    12.40                             8,229    10.89
  Other liabilities                                 738     0.93                               760     1.01
                                               --------   ------                          --------   ------
   Total non-interest-bearing liabilities        10,532    13.33                             8,989    11.90
                                               --------   ------                          --------   ------
  Total liabilities                              74,693    94.56                            72,044    95.34
Stockholders' equity                              4,296     5.44                             3,524     4.66
                                               --------   ------                          --------   ------
  Total liabilities and stockholders' equity   $ 78,989   100.00%                         $ 75,568   100.00%
                                               ========   ======                          ========   ======

Net interest income                                                 $ 2,372                                    $ 2,284
                                                                    =======                                    =======
Interest rate spread                                                           3.78%                                       3.99%
                                                                               ====                                        ====
Net interest rate margin                                                       4.25%                                       4.35%
                                                                               ====                                        ====
- ------------------------------------

<F1>  Average yield/rate for the nine months ended September 30,
      1994 and 1993 is annualized.
<F2>  Average balances include nonaccrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F3>  Nontaxable investment income is presented on a fully tax-
      equivalent basis assuming a tax rate of 34%.

                                                                                                 YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------------------
                                                                 1993                                      1992
                                               ---------------------------------------    -------------------------------------
                                                          PERCENT   INTEREST  AVERAGE               PERCENT  INTEREST  AVERAGE
                                               AVERAGE    OF TOTAL  INCOME/   YIELD/      AVERAGE   OF TOTAL  INCOME/  YIELD/
                                               BALANCE     ASSETS   EXPENSE   RATE<F1>    BALANCE    ASSETS  EXPENSE   RATE<F1>
                                               -------    --------  --------  --------    -------   -------- --------  --------
Assets:                                                                   (Dollars in Thousands)



  Interest-earning assets:
    Loans<F1>                                  $ 42,812    56.07%   $ 3,779    8.83%      $ 38,415    53.26%   $ 3,738     9.73%
    Taxable investment securities                18,784    24.60      1,034    5.50         19,348    26.83      1,281     6.62
    Nontaxable investment securities<F2>          5,065     6.63        402    7.94          3,989     5.53        361     9.05
    Federal funds sold                            3,642     4.77        107    2.94          3,997     5.54        137     3.43
    Interest-bearing deposits                       653     0.86         46    7.04           9.75     1.36         72     7.38
                                                 ------   ------      -----                 ------   ------     ------
      Total interest-earning assets              70,956    92.93      5,368    7.57         66,724    92.52      5,589     8.38
                                                                      -----    ----                             ------     ----
  Non-interest-earning assets:
    Cash and due from banks                       3,338     4.37                             3,118     4.32
    Premises and equipment                        1,621     2.12                             1,679     2.33
    Other assets                                  1,016     1.33                             1,078     1.49
    Allowance for possible loan losses             (570)   (0.75)                             (476)   (0.66)
                                                 ------   ------                           -------   ------
      Total assets                             $ 76,361   100.00%                         $ 72,123   100.00%
                                                 ======   ======                           =======   ======
Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Interest-bearing demand deposits           $ 15,188    19.89%   $   350    2.30%      $ 14,976    20.76%   $   491     3.28%
    Savings and market rate deposits              8,807    11.53        252    2.86          7,126     9.88        255     3.58
    Time deposits                                37,580    49.21      1,555    4.14         36,600    50.75      1,965     5.37
    Notes payable                                 1,875     2.46        118    6.29          2,125     2.95        145     6.82
                                                 ------   ------      -----                 ------   ------     ------
      Total interest-bearing liabilities         63,450    83.09      2,275    3.59         60,827    84.34      2,856     4.70
                                                                      -----    ----                             ------     ----
  Non-interest-bearing liabilities:
    Demand deposits                               8,506    11.14                             7,604    10.54
    Other liabilities                               764     1.00                               800     1.11
                                                 ------   ------                            ------   ------
      Total non-interest-bearing liabilities      9,270    12.14                             8,404    11.65
                                                 ------   ------                            ------   ------
    Total liabilities                            72,720    95.23                            69,231    95.99
Stockholders' equity                              3,641     4.77                             2,892     4.01
                                                 ------   ------                            ------   ------
    Total liabilities and stockholders' equity $ 76,361   100.00%                         $ 72,123   100.00%
                                                 ======   ======                            ======   ======
Net interest income                                                 $ 3,093                                    $2,733
                                                                      =====                                     =====
Interest rate spread                                                           3.98%                                       3.68%
                                                                               ====                                        ====
Net interest rate margin                                                       4.36%                                       4.10%
                                                                               ====                                        ====

                                                                                 1991
                                                       ------------------------------------------------------
                                                                      PERCENT           INTEREST      AVERAGE
                                                      AVERAGE         OF TOTAL          INCOME/       YIELD/
                                                      BALANCE          ASSETS           EXPENSE       RATE<F1>
                                                      -------         --------          --------      --------
Assets:
  Interest-earning assets:
    Loans<F1>                                          $37,139          55.71%          $ 4,010         10.80%
    Taxable investment securities                       15,301          22.95             1,233          8.06
    Nontaxable investment securities<F2>                 3,862           5.79               242          6.27
    Federal funds sold                                   4,092           6.14               345          8.43
    Interest-bearing deposits                            1,036           1.56                81          7.82
                                                        ------         ------             -----
     Total interest-earning assets                      61,430          92.15             5,911          9.62
                                                                                          -----         -----
  Non-interest-earning assets:
    Cash and due from banks                              2,727           4.09
    Premises and equipment                               1,721           2.58
    Other assets                                         1,189           1.78
    Allowance for possible loan losses                    (402)         (0.60)
                                                        ------         ------
      Total assets                                     $66,665         100.00%
                                                        ======         ======
Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Interest-bearing demand deposits                   $12,877          19.32%          $   624          4.85%
    Savings and market rate deposits                     5,330           8.00               248          4.65
    Time deposits                                       36,095          54.14             2,477          6.86
    Notes payable                                        2,325           3.48               224          9.63
                                                        ------         ------             -----
      Total interest-bearing liabilities                56,627          84.94             3,573          6.31
                                                                                          -----         -----
  Non-interest-bearing liabilities:
    Demand deposits                                      6,813          10.22
    Other liabilities                                      858           1.29
                                                        ------         ------
      Total non-interest-bearing liabilities             7,671          11.51
                                                        ------         ------
    Total liabilities                                   64,298          96.45
Stockholders' equity                                     2,367           3.55
                                                        ------         ------
    Total liabilities and stockholders' equity         $66,665         100.00%
                                                        ======         ======
Net interest income                                                                     $ 2,338
                                                                                          =====
Interest rate spread                                                                                     3.31%
                                                                                                        =====
Net interest rate margin                                                                                 3.81%
                                                                                                        =====

- ------------------------------------

<F1> Average balances include nonaccrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F2> Nontaxable investment income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.


    INTEREST DIFFERENTIAL

    The following table sets forth, on a tax-equivalent basis for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in yields/rates:



                                                       AMOUNT OF INCREASE (DECREASE)
                                                       -----------------------------
                                           1993 COMPARED TO 1992         1992 COMPARED TO 1991
                                            INCREASE (DECREASE)           INCREASE (DECREASE)
                                                   DUE TO                      DUE TO
                                         -----------------------      ------------------------
                                         VOLUME    RATE               VOLUME     RATE
                                          <F1>     <F2>      NET       <F1>      <F2>      NET
                                          ----     ----      ---       ----      ----      ---
                                                        (DOLLARS IN THOUSANDS)

Interest earned on:
 Loans                                  $ 405     (364)       41       135      (407)     (272)
 Taxable investment securities            (36)    (211)     (247)      291      (243)       48
 Nontaxable investment securities<F3>      89      (48)       41         8       111       119
 Federal funds sold                       (11)     (19)      (30)       (8)     (200)     (208)
 Interest-bearing deposits                (23)      (3)      (26)       (4)       (5)       (9)
                                          ----     ----      ----       ---      ----      ----
                                          424     (645)     (221)      422      (744)     (322)
                                         ====     =====     =====      ===      =====     =====
Interest paid on:
 Interest-bearing demand deposits           7     (148)     (141)       91      (224)     (133)
 Savings and market rate deposits         101     (131)      (30)      153      (210)      (57)
 Time deposits                             45     (428)     (383)       31      (479)     (448)
 Short-term borrowings                    (16)     (11)      (27)      (19)      (60)      (79)
                                         -----    -----     -----     -----     -----     -----
                                          137     (718)     (581)      256      (973)     (717)
                                         -----    -----     -----     ----      -----     -----
   Net interest income                 $  287       73       360       166       229       395
                                         ====      ===      ====      ====      ====      ====
- -------------------------

<F1> Change in volume multiplied by yield/rate of prior period.
<F2> Change in yield/rate multiplied by volume of prior period.
<F3> Nontaxable investment securities are presented on a fully tax-
     equivalent basis assuming a tax rate of 34%.

NOTE: The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

    INVESTMENT PORTFOLIO

    The book value of investment securities is summarized as follows:




                                                                        DECEMBER 31,
                                      ---------------------------------------------------------------------------------
                                               1993                       1992                         1991
                                      ----------------------      ------------------------     ------------------------
                                                   PERCENT                       PERCENT                      PERCENT
                                                   OF TOTAL                      OF TOTAL                     OF TOTAL
                                      AMOUNT      SECURITIES      AMOUNT        SECURITIES     AMOUNT        SECURITIES
                                      ------      ----------      ------        ----------     ------        ----------
                                                                  (Dollars in Thousands)

U.S. Treasury and other U.S.
 government agencies and
 corporations                         $15,940        71.9%        $18,149          72.4%        $15,322        71.8%
State and municipal                     5,282        23.9           5,065          20.2           3,797        17.8
Other                                     933         4.2           1,865           7.4           2,219        10.4
                                      -------       -----          ------         -----          ------       -----
 Total                                $22,155       100.0%        $25,079         100.0%        $21,338       100.0%
                                      =======       =====          ======         =====          ======       =====

    The following table summarizes maturity and yield information for the investment portfolio at December 31, 1993:


                                                                        AFTER ONE
                                          IN ONE YEAR                    THROUGH                         OVER
                                            OR LESS                     FIVE YEARS                    FIVE YEARS
                                            -------                     ----------                    ----------
                                                   YIELD                        YIELD                         YIELD
                                     AMOUNT         <F1>          AMOUNT         <F1>           AMOUNT         <F1>
                                     ------        -----          ------        -----           ------        -----
                                                                 (Dollars in Thousands)
U.S. Treasury and other U.S.
 government agencies and
 corporations                         $  906        6.7%          $ 9,515         4.7%          $ 5,519       7.4%
State and municipal                    2,044        8.1             3,125         7.0               113       8.7
Other                                      9        5.5                --          --               924       5.5
                                       -----                       ------                         -----
 Total                                $2,959        7.7%          $12,640         5.3%          $ 6,556       7.2%
                                       =====        ===            ======         ===             =====       ===

- -------------------------

<F1> Presented on a fully tax-equivalent basis assuming a tax rate of 34%.

    LOAN PORTFOLIO

         Types of Loans:
         --------------

The composition of the loan portfolio is summarized as follows:



                                                                        DECEMBER 31,
                                      ---------------------------------------------------------------------------------
                                               1993                       1992                         1991
                                      ----------------------      ------------------------     ------------------------
                                                   PERCENT                       PERCENT                      PERCENT
                                                   OF TOTAL                      OF TOTAL                     OF TOTAL
                                      AMOUNT        LOANS         AMOUNT          LOANS        AMOUNT          LOANS
                                      ------        -----         ------          -----        ------          -----
                                                                  (Dollars in Thousands)

Commercial, financial and agricultural  $12,039        24.7%       $10,309         25.3%        $10,550        26.9%
Real estate:
    Commercial                            5,475        11.2          4,770         11.7           5,038        12.9
    Residential                          15,853        32.5         13,656         33.5          12,328        31.5
    Construction                            902         1.9            676          1.7              97          .2
                                         ------        ----         ------        -----          ------        ----
         Total                           22,230        45.6         19,102         46.9          17,463        44.6
Consumer and other                       14,462        29.7         11,352         27.8          11,146        28.5
                                         ------        ----         ------        -----          ------        ----

         Total loans                    $48,731       100.0%       $40,763        100.0%        $39,159       100.0%
                                        =======       ======       =======        ======        =======       ======

    The following tables set forth the maturities and interest sensitivity composition of total loans at December 31, 1993:

         Fixed Rate Loans:
         ----------------



                                                                 DECEMBER 31, 1993 MATURING
                                         ---------------------------------------------------------------------------
                                                                  AFTER ONE
                                               IN ONE              THROUGH               AFTER
                                            YEAR OR LESS          FIVE YEARS          FIVE YEARS            TOTAL
                                            ------------          ----------          ----------            -----
                                                                   (Dollars in Thousands)

Commercial, financial and agricultural        $ 5,592                1,702                39                7,333
Real estate:
    Commercial                                  2,023                2,461                --                4,484
    Residential                                    15                  358                 9                  382
    Construction                                  902                   --                --                  902
                                                -----                 ----               ---                -----
                                                2,940                2,819                 9                5,768
Consumer and other                              1,433               12,612               185               14,230
                                               ------               ------               ---               ------

      Total Loans                             $ 9,965               17,133               233               27,331
                                              =======               ======               ===               ======

         Variable Rate Loans:
         -------------------



                                                                 DECEMBER 31, 1993 MATURING
                                         ---------------------------------------------------------------------------
                                                                  AFTER ONE
                                               IN ONE              THROUGH               AFTER
                                            YEAR OR LESS          FIVE YEARS          FIVE YEARS            TOTAL
                                            ------------          ----------          ----------            -----
                                                                   (Dollars in Thousands)

Commercial, financial and agricultural        $ 4,706                   --                   --             4,706
Real estate:
    Commercial                                    991                   --                   --               991
    Residential                                   686               14,785                   --            15,471
    Construction                                   --                   --                   --                --
                                                -----               ------               ------            ------
                                                1,677               14,785                   --            16,462
Consumer and other                                 20                  212                   --               232
                                                -----               ------               ------            ------
                                              $ 6,403               14,997                   --            21,400
                                              =======               ======               ======            ======

    The following table summarizes maturity information for the loan portfolio as of December 31, 1993:



                                                                 DECEMBER 31, 1993 MATURING
                                         ---------------------------------------------------------------------------
                                                                  AFTER ONE
                                               IN ONE              THROUGH               AFTER
                                            YEAR OR LESS          FIVE YEARS          FIVE YEARS            TOTAL
                                            ------------          ----------          ----------            -----
                                                                   (Dollars in Thousands)
Commercial, financial and agricultural        $ 10,298               1,702                39               12,039
Real estate:
    Commercial                                   3,014               2,461                --                5,475
    Residential                                    701              15,143                 9               15,853
    Construction                                   902                  --                --                  902
                                                ------              ------                --               ------
                                                 4,617              17,604                 9               22,230
Consumer and other                               1,453              12,824               185               14,462
                                               -------              ------               ---               ------

                                              $ 16,368              32,130               233               48,731
                                              ========              ======               ===               ======

    In the normal course of business, SCB's and Community Bank's practice is to consider and act upon borrowers' requests for renewal of loans at their maturity. Evaluation of such requests includes a review of the borrower's credit history, the collateral securing the loan, and the purpose of such request. In general, loans which SCB and Community Bank renew at maturity require payment of accrued interest, a reduction in the loan balance, and/or pledging of additional collateral and a potential adjustment of the interest rate to reflect changes in economic conditions.

         Risk Elements Involved in Lending Activities:
         --------------------------------------------

The following table details the nonperforming loan information for the periods presented:


                                                                              DECEMBER 31,
                                              SEPTEMBER 30,    -------------------------------------
                                                  1994             1993           1992          1991
                                              -------------        ----           ----          ----
                                                                (Dollars in Thousands)
Nonaccrual loans                                  $  3              --             111             324
Loans past due 90 days or more                      21               8              13              24
Restructured loans                                  --              --               9             286
                                                  ----             ---             ---             ---
    Total nonperforming loans                       24               8             133             634
Foreclosed property                                 --              --              18              17
                                                  ----             ---             ---             ---

    Total nonperforming assets                    $ 24               8             151             651
                                                  ====             ===             ===             ===

Nonperforming loans to loans                       .05%            .02%            .33%           1.62%
Nonperforming assets to loans plus
    foreclosed property                            .05             .02             .37            1.66
Nonperforming assets to total assets               .03             .01             .21             .93

    It is generally the policy of SCB and Community Bank to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection.

         Potential Problem Loans:  Certain loans may require frequent
         -----------------------
management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans are less than 90 days past due, or in many cases current, the borrowers presently have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. As such, these loans may result in classification at some future point as nonperforming. At September 30, 1994, such loans (excluding all nonperforming loans described above) amounted to $1,298,000.

         Foreign Outstandings:  SCB and Community Bank had no loans to
         --------------------
any foreign countries on any of the dates specified in the tables.

         Loan Concentrations:  SCB and Community Bank do not have any
         -------------------
particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated and secured by real estate. The ability of SCB's and Community Bank's borrowers to honor their contractual obligations is dependent on the local economy and its effect on the real estate market.


    OTHER INTEREST-BEARING ASSETS

    Other interest-bearing assets, consisting of federal funds sold and interest-bearing deposits with other financial institutions, amounted to $3,010,000, $3,755,000, and $2,800,000 at September 30, 1994, and
December 31, 1993 and 1992, respectively. Federal funds sold are highly rate sensitive.

    SUMMARY OF LOAN LOSS EXPERIENCE

    The following table summarizes changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category and additions to the allowance that have been charged to expense:


                                                                    December 31,
                                             September 30,   -------------------------
                                                 1994        1993      1992       1991
                                             -------------   ----      ----       ----
                                                        (Dollars in Thousands)
Balance at beginning of period                   $617         521       425        370
                                             --------    --------    ------      -----
Loans charged off:
    Commercial, financial, and agricultural         4          14        52         39
                                             --------    --------    ------      -----
    Real estate:
         Commercial                                --          --        --         55
         Residential                                3          --         6         --
         Construction                              --          --        --         --
                                             --------    --------    ------      -----

           Total real estate                        3          --        65          5
Consumer                                            6           9        38         40
                                             --------    --------    ------      -----

           Total charge-offs                       13          23        96        134
                                             --------    --------    ------      -----
Recoveries of loans previously charged off:
    Commercial, financial, and agricultural        --          --         8         24
    Real estate:
         Commercial                                --          --        --         --
         Residential                               --          --         2         --
         Construction                              --          --        --         --
                                             --------    --------    ------      -----

           Total real estate                       --          --         2         --
Consumer                                            4           9         8         --
                                             --------    --------    ------      -----

           Total recoveries                         4           9        18         24
                                             --------    --------    ------      -----

Net loans charged off                               9          14        78        110
                                             --------    --------    ------      -----

Additions to reserve charged to operations         70         110       174        165
                                             --------    --------    ------      -----

Balance at end of period                       $  678         617       521        425
                                             ========    ========    ======      =====

Net loan charge-offs to average loans<F1>         .02%        .03%      .20%       .30%
Allowance for possible loans losses
    to loans                                     1.30        1.27      1.28       1.09
Allowance for possible loan losses
    to nonperforming loans                   2,825.00    7,712.50    391.73      67.03
                                             ========    ========    ======      =====

- -------------------------
<F1> Ratios for the nine-month period ended September 30, 1994 are annualized.


    In determining an adequate balance in the allowance for possible loan losses, SCB's and Community Bank's management places its emphasis as follows: evaluation of the loan portfolio with regard to potential future exposure on loans to specific customers and industries;
reevaluation of each nonperforming loan or loans classified by supervisory authorities; and an overall review of the remaining portfolio in light of past loan loss experience.

    Management views the allowance for possible loan losses as being available for all potential or previously unidentifiable loan losses which may occur in the future. The risk of future losses that is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans. Based on its review of adequacy, SCB's and Community Bank's management has estimated those portions of the allowance that could be attributable to major categories of loans as detailed in the table below:

                                                                December 31,
                                   ------------------------------------------------------------------------
                                           1993                     1992                      1991
                                   ---------------------    ---------------------     ---------------------
                                              Percent of               Percent of                Percent of
                                               loans in                 loans in                  loans in
                                                 each                     each                      each
                                               category                 category                  category
                                   Allow-      to total     Allow-      to total      Allow-      to total
                                    ance        loans        ance        loans         ance        loans
                                   ------     ----------    ------     ----------     ------     ----------
                                                           (Dollars in Thousands)
Commercial, financial and
 agricultural                       $146         24.7%       $144         25.3%        $149         26.9%
                                    ----        -----        ----        -----         ----        -----
Real estate:
    Commercial                        48         11.2          55         11.7           35         12.9
    Residential                      142         32.5         156         33.5           86         31.5
    Construction                       8          1.9           8          1.7            1           .2
                                    ----        -----        ----        -----         ----        -----
         Total real estate           198         45.6         219         46.9          122         44.6
Consumer and other                    78         29.7          61         27.8           42         28.5
Not allocated                        195         N/A           97         N/A           112         N/A
                                    ----        -----        ----        -----         ----        -----
                                    $617        100.0%       $521        100.0%        $425        100.0%
                                    ====        =====        ====        =====         ====        =====

    Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will necessarily be incurred. The allocation does not restrict future loan losses attributable to other categories. The risk factors considered when determining the overall level of the allowance are the same when estimating the allocation by major category, as specified in the allowance category.

    DEPOSITS

    The following table shows for each type of deposit, the average monthly amount, and the average rate paid on each type of deposit for the years ended December 31, 1993, 1992, and 1991:


                                             1993               1992                1991
                                      ---------------------------------------------------------
                                      Average            Average             Average
                                      balance     Rate   balance      Rate   balance      Rate
                                      -------     ----   -------      ----   -------      ----
                                                       (Dollars in Thousands)
Non-interest-bearing demand deposits  $ 8,506      ---%   $7,604       ---%   $6,813       ---%
Interest-bearing demand deposits       15,188     2.30    14,976      3.28    12,877      4.85
Savings and market rate deposits        8,807     2.86     7,126      3.58     5,330      4.65
Time deposits                          37,580     4.14    36,600      5.37    36,095      6.86
                                      -------            -------             -------
                                      $70,081     3.50%  $66,306      4.62%  $61,115      6.17%
                                      =======     ====   =======      ====   =======      ====

    The following table shows the maturity of time deposits of $100,000 or more at December 31, 1993:


                                            Time Certificates
                                               of Deposits
                                               -----------
                                         (Dollars in Thousands)
         Three months or less                  $1,552
         Over three through six months          1,602
         Over six through twelve months         2,276
         Over twelve months                       875
                                               ------
                                               $6,305
                                               ======

    RETURN ON EQUITY AND ASSETS

    The following ratios are among those commonly used in analyzing banks and bank holding companies:


                                                             December 31,
                                                   ------------------------------
                                                      1993      1992      1991
                                                      ----      ----      ----
Return on average assets                              1.10%     0.86%     0.64%
Return on average equity                             22.99     21.51     18.12
Dividend payout ratio                                  N/A       N/A       N/A
Average equity to assets ratio                        4.77      4.01      3.55


    PROPERTIES

    SCB's and Community Bank's principal banking office is located at 401 West Main, Salem, Illinois 62881.

    LEGAL PROCEEDINGS

    For a discussion of legal proceedings involving SCB and Community Bank, see Salem Community Bancorp, Inc. and Subsidiary's Consolidated Financial Statements, specifically in Note 8 - Commitments and
Contingent Liabilities, located elsewhere herein.

    MARKET PRICE OF AND DIVIDENDS ON THE HOLDING COMPANY STOCK

    There is no established public trading market for SCB Common. No trades are known to have occurred during the years ended December 31, 1994, 1993, and 1992.


       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS OF SCB AND COMMUNITY BANK

INTRODUCTION

    The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of SCB and its subsidiary, Community Bank, for the three-year period ended December 31, 1993 and the nine months ended September 30, 1994 and 1993. It provides a more comprehensive review which is not otherwise apparent from the consolidated financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere herein for an understanding of the following review.

NET INCOME ANALYSIS

    SCB's and Community Bank's net income for 1993 was $837,000 as compared to $622,000 for 1992 and $429,000 for 1991. The increase in net income for 1993 as compared to 1992 was due primarily to an increase in net interest income of $346,000, partially offset by a $114,000 increase in noninterest expense. The increase in net income for 1992 as compared to 1991 was primarily due to a $389,000 increase in net interest income, partially offset by an increase in noninterest expense in the amount of $83,000 and an increase in income tax expense in the amount of $99,000.

    For the nine months ended September 30, 1994, net income was $642,000 as compared to net income of $640,000 for the nine months ended September 30, 1993. The increase in net income was attributable to a $94,000 increase in net interest income, a $20,000 reduction in the provision for possible loan losses and a $43,000 increase in noninterest income. This increase was offset by an increase in noninterest expense in the amount of $141,000 and an increase in income tax expense in the amount of $14,000.

NET INTEREST INCOME

    Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds, the mix of those funds, and the volume of nonperforming assets. SCB's and Community Bank's net interest income increased 13.3% to $2,956,000 during 1993 after increases of 17.5% and 6.7% in 1992 and 1991, respectively. The net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets, was 4.36% in 1993 as compared to 4.10% and 3.81% in 1992 and 1991, respectively. The increase in the net interest margin during 1993 primarily resulted from a change in the mix of interest-earning assets, as SCB used maturing investments to fund growth in the loan portfolio. The increase in the net interest margin during 1992 primarily resulted from a $5,294,000 increase in average interest-earning assets, offset by a $4,200,000 increase in average interest-bearing liabilities. Additionally, the mix of interest-bearing liabilities changed as maturing time deposits were reinvested in demand deposit or savings accounts, which generally yield lower rates. As a result, interest paid on liabilities decreased approximately $717,000 during 1992.

    During 1993, increases in the average volume of loans and nontaxable investment securities resulted in an increase in interest income of $494,000. This increase was partially offset by a $70,000 decrease in interest income associated with a decrease in the average volume of taxable investment securities, federal funds sold, and interest-bearing deposits. Changes in interest rates on the average volume of all interest earning assets reduced interest income $645,000. Increases in the average balance of interest-bearing demand deposit accounts, savings, and time deposits resulted in an increase in interest expense of $153,000. This increase was partially offset by a $16,000 decrease in interest expense associated with a decrease in the average balance of the note payable. Changes in interest rates on the average volume of interest-bearing liabilities resulted in a decrease in interest expense of $718,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1993 as compared to 1992 lowered interest income $221,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities lowered interest expense $581,000.

    During 1992, increases in the average volume of loans and investment securities resulted in an increase in interest income of $434,000. Changes in interest rates on the average volume of loans, taxable investment securities, federal funds sold, and interest-bearing deposits resulted in a decrease in interest income of $744,000. Increases in the average balance of interest-bearing demand deposit accounts, savings, and time deposits resulted in an increase in interest expense of $275,000. Changes in interest rates on the average volume of interest-bearing liabilities resulted in a decrease in interest expense of $973,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1992 as compared to 1991 lowered interest income $322,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities lowered interest expense $717,000.

    Net interest income was $2,275,000 for the first nine months of 1994, a 4.3% increase from the same period of 1993. Interest income increased $46,000 for the first nine months of 1994 while interest expense decreased $48,000. Average interest-bearing liabilities increased 1.75% compared to an increase of 6.20% in average loan balances for the same period in 1993, as a result of customer refinancing of home mortgages and significant growth in the dealer loan portfolio.

PROVISION FOR POSSIBLE LOAN LOSSES

    The provision for possible loan losses charged to expense was $110,000 in 1993 compared to $174,000 in 1992 and $165,000 in 1991.
Factors which influence management's determination of the provision for loan losses include, among other things, evaluation of each nonperforming, classified, and potential problem loan to determine the estimated loss exposure based upon circumstances known to management;
current economic conditions and outlook; and an overall review of the loan portfolio in light

                                    66

of past loss experience. The following table includes pertinent ratios which describe trends in the allowance for possible loan losses during the three-year period ended:


                                                                         December 31,
                                                          --------------------------------------
                                                              1993           1992        1991
                                                              ----           ----        ----
Nonperforming loans/loans                                        .02%          .33%       1.62%
Allowance for possible loan losses/loans                        1.27          1.28        1.09
Allowance for possible loan losses/non-performing
  loans                                                     7,712.50        391.73       67.03
Net charge-offs/average loans                                   0.03          0.20        0.30


    The decrease in nonperforming loans to loans since 1991 is a result of a more aggressive approach to account collections coupled with acquisitions of foreclosed real estate, primarily the foreclosure of property with an outstanding balance of $105,000 in 1991. Net charge-offs as a percentage of average loans decreased from .30% in 1991 to .20% in 1992 and .03% in 1993.

    The provision for possible loan losses was $70,000 in the first nine months of 1994 compared to $90,000 in the same period for 1993.

NONINTEREST INCOME

    SCB's and Community Bank's 1993 noninterest income was $499,000, representing a 5.5% increase over 1992 results, while 1992 noninterest income represented a decrease of 1.0% from 1991 results. Higher average balances on commercial non-interest-bearing checking accounts resulted in a 5.9% increase in service charge income for 1993 as compared to 1992. Other noninterest income, comprised mainly of miscellaneous fees for bank services, increased by a combined 16.7% during 1993 compared to a decrease of 4.4% during 1992. The increase from 1992 to 1993 is primarily the result of significant increases in trust fees due to increased volume and increases in safe deposit box fee income due to fee increases.

    Noninterest income for the first nine months of 1994 was $400,000, an increase of $43,000 over the same period in 1993. This increase primarily reflects a $28,000 increase in service charges on deposit accounts and a $28,000 increase in other income, offset by a $13,000 decrease in security gains. The increase in service charges on deposit accounts results from increased merchant fee income on credit card transactions and increased charges on overdrafts. The increase in other income is primarily attributable to a $16,000 increase in discount brokerage income.

NONINTEREST EXPENSE

    SCB's and Community Bank's noninterest expense increased 5.5% in 1993 and 4.1% in 1992. Salaries and employee benefits, the largest component of noninterest expense, increased $50,000, or 5.2%, in 1993 and $27,000, or 2.9%, in 1992. These increases are attributed to normal compensation increases and increases in health insurance and related benefits. As a percentage of assets, total noninterest expense for 1993 was 2.8% compared to 2.9% in 1992 and 1991. Increases in F.D.I.C. insurance assessments, advertising, occupancy, and furniture and equipment expenses have contributed to the continued increases in other noninterest expense categories.

    Noninterest expense was $1,706,000 in the first nine months of 1994 compared to $1,565,000 in the first nine months of 1993. Salaries and benefits increased by $73,000 reflecting normal increases in compensation and increases in health insurance and related benefits. Furniture and equipment expenses increased $38,000 as a result of increased equipment lease expenses.

INCOME TAXES

    SCB and Community Bank recorded income tax expense of $309,000 for 1993, $202,000 for 1992, and $103,000 for 1991. Income tax expense of
$257,000 and $243,000 was recorded for the nine months ended
September 30, 1994 and 1993, respectively. The effective income tax rate was 27.0%, 24.5%, and 19.4% for the years ended December 31, 1993, 1992, and 1991, respectively, and 28.5% and 27.5% for the nine months ended September 30, 1994 and 1993, respectively. The increase in the effective income tax rate is primarily a result of a reduction in the percentage of nontaxable income on investment securities to income before income taxes. See note 7 to the consolidated financial statements with respect to the components of income taxes.

    In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 is effective for fiscal years beginning after December 15, 1992, and may be applied through retroactive restatement of previously issued financial statements, or through reporting the cumulative effect of applying the changes in the period of its initial application. SCB and Community Bank implemented SFAS No. 109 during the first quarter of 1993 on a prospective basis; however, no adjustment was necessary to reflect the cumulative effect of adoption in SCB's and Community Bank's 1993 consolidated statement of income.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    During May 1993, the FASB issued SFAS Nos. 114 and 115, "Accounting by Creditors for Impairment of a Loan," and "Accounting for Certain Investments in Debt and Equity Securities," respectively. During October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" which amends SFAS 114.

    SFAS No. 114 (as amended by SFAS No. 118) amends SFAS No. 5, "Accounting for Contingencies," and SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." SFAS No. 114 defines the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms have been modified in troubled debt restructurings ("a restructured loan"). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the measurement method used historically, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flow at the loan's effective rate of interest as stated in the original loan agreement. The impact of initially applying SFAS No. 114 will not be reported as an accounting change; rather, it will be reported as a component of provision for possible loan losses. SFAS
No. 114 is effective for fiscal years beginning after December 15, 1994. Management of SCB and Community Bank does not believe SFAS No. 114 will have a material effect on SCB's and Community Bank's financial condition when implemented.

    SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Prior to the issuance of SFAS No. 118, SFAS No. 114 provided for two alternative income recognition methods to be used to account for changes in the net carrying amount of an impaired loan subsequent to the initial measurement of impairment. Under the first income recognition method, a creditor would accrue interest on the net carrying amount of the impaired loan and report other changes in the net carrying amount of the loan as an adjustment to bad-debt expense. Under the second income recognition method, a creditor would recognize all changes in the net carrying amount of the loan as an adjustment to bad-debt expense. While those income recognition methods are no longer required, SFAS No. 118 does not preclude a creditor from using either of those methods. SFAS No. 118 is effective concurrent with the effective date of SFAS No. 114, that is, for financial statements for fiscal years beginning after December 15, 1994.

    SFAS No. 115 supersedes SFAS No. 12, "Accounting for Certain Marketable Securities," and related Interpretations, and significantly amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and SFAS No. 60, "Accounting and Reporting by Insurance Enterprises." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS No. 115, an enterprise is required to classify debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in debt securities are to be classified as held-to-maturity and measured at amortized cost only if an enterprise has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near-term are to be classified as trading securities. Finally, investments not classified as held-to-maturity or trading securities are to be classified as available-for-sale. Unrealized holding gains and losses for trading securities (for which no securities were so designated at December 31, 1993) are to be included in earnings, while such gains and losses for available-for-sale securities are to be excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. Unrealized holding gains and losses for held-to-maturity securities are excluded from earnings and stockholders' equity; however, such amounts are required to be disclosed in the financial statements for each period in which a statement of financial position is presented. For individual securities classified as either available-for-sale or held-to-maturity, an enterprise is required to report in earnings a decline in the fair value of a security below its amortized cost which is determined to be other than temporary (that is, accounted for as a realized loss). In this event, the cost basis of the individual security is to be written down to fair value as the new cost basis. Subsequent recoveries in the fair value of the individual securities will not affect the new cost basis. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993 and may be implemented as of December 31, 1993.

    Effective December 31, 1993, SCB and Community Bank adopted SFAS No. 115, for which the cumulative effect was recorded on the balance sheet on that date. On December 31, 1993, debt securities with an amortized cost of $9,042,000 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $13,057,000 were classified as available-for-sale securities; a market valuation account was established for the available-for-sale securities of approximately $56,000, to increase the recorded balance of such securities at December 31, 1993 to their fair value on that date; a deferred tax liability of approximately $19,000 was recorded to reflect the tax effect of the market valuation account; and the net increase resulting from the market valuation adjustment at December 31, 1993 was recorded as a separate component of stockholders' equity.

    As of September 30, 1994, debt securities with an amortized cost of $7,739,000 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $12,944,000 were classified as available-for-sale securities; the market valuation account for the available-for-sale securities was adjusted to approximately ($259,000) to decrease the recorded balance of such securities at September 30, 1994 to their fair value on that date; the deferred tax liability was adjusted to a deferred tax asset of approximately $88,000 to reflect the tax effect of the market valuation account; and the net decrease of $171,000 resulting from the market valuation adjustment at September 30, 1994 was recorded as a separate component of stockholders' equity. The significant change in the market valuation account and related components resulted from an overall increase in the interest rate environment during the nine months ended September 30, 1994, as a direct result of the Federal Reserve increasing the discount interest rate.

    During October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires disclosures about amounts, nature, and terms of derivative financial instruments that are not subject to SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk" because they do not result in off-balance-sheet risk of accounting loss. SFAS No. 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

    For entities that hold or issue derivative financial instruments for trading purposes, SFAS No. 119 requires disclosure of:

    * The average fair value of those derivative financial instruments, presented together with the related end-of-period fair value, distinguished between assets and liabilities; and

    * Net trading gains or losses arising from trading activities, including a description of the classes of derivative financial instruments, other financial instruments, and non-financial assets and liabilities from which the net trading gains or losses arose.

    For entities that hold or issue derivative financial instruments for purposes other than trading, SFAS No. 119 requires disclosure of:

    * A description of the entity's objectives for holding or issuing the derivative financial instruments; and

    * A description of how each class of derivative financial instrument is reported in the financial statements.

    For entities that hold or issue derivative financial instruments and account for them as hedges of anticipated transactions, SFAS No. 119 requires disclosure of:

    * A description of the anticipated transactions whose risks are hedged;

    * A description of the classes of derivative financial instruments used to hedge the anticipated transactions;

    *    The amounts of hedging gains and losses explicitly deferred;
         and

    * A description of the transactions or other events that result in the recognition in earnings of gains or losses deferred by hedge accounting.

    SFAS No. 119 also encourages, but does not require, quantitative information about market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments.

    SFAS No. 119 amends SFAS No. 105 to require disaggregation of information about financial instruments with off-balance-sheet risk of accounting loss by class, business activity, risk, or other category that is consistent with the entity's management of those instruments. SFAS No. 119 also amends SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," to require that fair value information be presented without combining, aggregating, or netting the fair value of derivative financial instruments with the fair value of nonderivative financial instruments and be presented together with the related carrying amounts in the body of the financial statements, a single footnote, or a summary table in a form that makes it clear whether the amounts represent assets or liabilities.

    SFAS No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, SFAS
No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1995. Management of SCB and Community Bank does not believe SFAS No. 119 will have a material effect on SCB's and Community Bank's financial condition when implemented.

LIQUIDITY AND INTEREST RATE SENSITIVITY

    SCB and Community Bank have in place an asset/liability management committee whose objective is to manage rate sensitive earning assets and interest-bearing liabilities. The asset/liability management process is essential to minimize the risk that SCB and Community Bank have with respect to exposure to interest rate changes and to minimize the effect of interest rate fluctuations on net interest income.

    Liquidity is provided to SCB and Community Bank through earning assets including short-term investments in federal funds sold and through maturities in the investment portfolio.

     The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is a dynamic process essential to minimizing the effect of interest rate fluctuations on net interest income.
The following table reflects SCB's and Community Bank's GAP analysis (rate sensitive assets minus rate sensitive liabilities) as of December 31, 1993:


                                                               Over        After one
                                                             3 months         year
                                               3 months      through        through         After
                                               or less      12 months      five years    five years      Total
                                               -------      ---------      ----------    ----------      -----
                                                                   (Dollars in Thousands)
Assets:
  Investments in debt securities               $9,026         2,938           6,215         3,976        22,155
  Loans                                         8,116         8,253          32,130           232        48,731
  Federal funds sold                            3,180          --              --            --           3,180
                                               ------        ------          ------         -----        ------
    Total interest-sensitive assets            20,322        11,191          38,345         4,208        74,066

Liabilities:
  Money market deposits                        15,875          --              --            --          15,875
  Savings and NOW accounts                      9,693          --              --            --           9,693
  Time deposits                                 7,194        24,273           6,599          --          38,066
  Note payable                                  1,750          --              --            --           1,750
                                               ------        ------          ------         -----        ------
    Total interest-sensitive liabilities       34,512        24,273           6,599          --          65,384
                                               ------        ------          ------         -----        ------

  Interest-sensitivity gap at
   December 31, 1993:
    Incremental                               (14,190)      (13,082)         31,746         4,208         8,682
                                               ======        ======          ======         =====        ======
    Cumulative                                (14,190)      (27,272)          4,474         8,682
                                               ======        ======          ======         =====

Interest-sensitivity gap at
  September 30, 1994:
    Incremental                              $(18,138)       (9,705)
                                               ======         =====
    Cumulative                                (18,138)      (27,843)
                                               ======        ======

     As is indicated in the preceding table, SCB and Community Bank were liability sensitive on a cumulative basis in the near-term (12 months or less) at December 31, 1993 based on contractual maturities. In this regard, an increase in the general level of interest rates would generally have a negative effect on SCB's and Community Bank's net interest income as the repricing of the larger volume of interest sensitive liabilities would create a larger amount of interest expense than the additional amount of interest income created by the repricing of the smaller volume of interest sensitive assets.

     The following table summarizes certain trends in SCB's balance sheet during the three-year period ended:


                                                             December 31,
                                             --------------------------------------------
                                                  1993           1992           1991
                                                  ----           ----           ----
                                                         (Dollars in Thousands)
Total assets                                    $78,510         72,663         69,847
Earnings assets                                  73,311         67,482         63,828
Deposits                                         72,067         66,828         64,342
Loans to deposits                                 65.77%         59.26%         58.95%
Loans to total assets                             60.38          54.50          54.30
Debt securities to total assets                   28.22          34.51          30.55
                                                  =====          =====          =====

     The composition of total assets and earning assets changed during 1993 as additional funds received from increased customer deposits and investment maturities were used to fund loan growth. Loans, net of unearned discount, were $47,401,000 at December 31, 1993 as compared to $39,603,000 and $37,927,000 at December 31, 1992 and 1991, respectively, while investment securities decreased to $22,155,000 at December 31, 1993 from $25,079,000 and $21,338,000 at December 31, 1992 and 1991,
respectively. The allocation of funds between balance sheet categories was primarily a result of increased loan demand from the mortgage refinancing market which peaked during 1993.

     During 1992, the composition of total assets and earning assets remained relatively unchanged. However, as discussed above, investment securities and loans, net of unearned discount, increased $3,741,000 and $1,676,000, respectively, during this period. The increase in these earning assets resulted from increased customer deposits being invested in investment securities as loan demand was lower during 1992 than during 1991. Additionally, SCB experienced a change in the deposit mix during 1992 as average interest-bearing demand, savings and market rate deposits increased approximately $3,895,000, while average time deposits increased approximately $505,000. This trend was primarily attributable to the lower interest rate environment experienced during 1992 as maturing, longer-term time deposits were reinvested in more liquid instruments.

     SCB's and Community Bank's earning assets increased $944,000 from December 31, 1993 to September 30, 1994 while total assets increased $668,000 during the same period. Non-interest-bearing deposits increased $897,000 while total deposits increased $206,000. The increase in deposits during the first nine months of 1994 was largely due to seasonal deposits in commercial accounts received by SCB and Community Bank and a disintermediation of the interest-bearing bank instruments due to the current rate environment. Investment securities decreased $1,731,000 during the first nine months of 1994 while loans increased $3,420,000 and federal funds sold decreased $555,000. The primary source of liquidity for the period resulted from management's determination not to reinvest proceeds from maturing investment securities.

CAPITAL ADEQUACY

     SCB's and Community Bank's equity capital was $4,511,000 at September 30, 1994. This represented an increase of 10.6% over equity capital at December 31, 1993 and resulted from net income for the first nine months of 1994 of $642,000, offset by a $208,000 unrealized loss on investment securities available-for-sale.

     SCB's equity capital was $4,077,000, $3,203,000, and $2,581,000 at
December 31, 1993, 1992, and 1991, respectively. During 1993, equity capital increased $874,000, or 27.3%, as a result of net income of $837,000 and a $37,000 unrealized gain on investment securities available-for-sale. During 1992, equity capital increased $622,000, or 24.1%. This increase was solely attributable to net income.

     Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements among the various regulators. Currently, the risk-based capital guidelines require SCB and Community Bank to meet a minimum total capital ratio of 8.0% of which at least 4.0% must consist of Tier 1 capital. Tier 1 capital generally consists of (a) common stockholders' equity, (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the F.D.I.C., and (c) minority interests in the equity accounts of consolidated securities less goodwill and any other intangible assets and investments in subsidiaries that the F.D.I.C. determines should be deducted from Tier 1 capital. The F.D.I.C. also requires a minimum leverage ratio of 3.0%, defined as the ratio of Tier 1 capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations.

     The following table summarizes SCB's and Community Bank's risk-based capital and leverage ratios:


                        Risk-Based Capital Ratios
- ---------------------------------------------------------------------------
             Total                                 Tier 1
- --------------------------------    ---------------------------------------
 September 30,    December 31,          September 30,     December 31,
     1994       1993       1992             1994       1993       1992
     ----       ----       ----             ----       ----       ----
     8.46%      8.28%      7.25%            7.34%      7.13%      6.16%


                                 Leverage Ratios
                         ----------------------------
    September 30, 1994       December 31, 1993      December 31, 1992
    ------------------       -----------------      -----------------
           5.64%                    4.86%                  4.08%


     Additionally, financial analysts often track primary capital levels as an indicator of capital adequacy. Primary capital includes equity capital, allowance for possible loan losses, and debt considered equity for regulatory capital purposes. Tangible primary capital represents primary capital reduced by total intangible assets included in the balance sheet. At December 31, 1993, SCB's and Community Bank's primary capital was $3,816,000 compared to $2,965,000 and $2,333,000 at December 31, 1992 and
1991, respectively.

     SCB's and Community Bank's primary capital to assets ratio was 5.93%, 5.13%, and 4.30% at December 31, 1993, 1992, and 1991, respectively.
Tangible primary capital at year-end 1993 was $4,433,000 as compared to $3,486,000 and $2,758,000 at December 31, 1992 and 1991, respectively, translating into tangible primary capital to assets ratio of 5.65%, 4.80%, and 3.95% for the years then ended.

RISK MANAGEMENT

     SCB's and Community Bank's management objective in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit, and liquidity risks. The following is a discussion of SCB's and Community Bank's management of these risks.

     MARKET RISK MANAGEMENT

     SCB's and Community Bank's management believes its loan and investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market.

     SCB and Community Bank do not have any particular concentration of credit in any one economic sector. However, $22,230,000, or 45.6%, of the loan portfolio was concentrated and secured by real estate at December 31, 1993. The commercial loan portfolio which includes loans made primarily to businesses located near and served by SCB and Community Bank, is generally secured by business assets such as real estate, inventory, accounts receivable and equipment. Of the $22,230,000 in loans secured by real estate, $15,853,000, or 32.5%, of total loans are secured by one-to-four-family residential mortgages. Consumer loans as of December 31, 1993 totaled $14,462,000, or 29.7%, of the loan portfolio. At December 31, 1993, the total investment portfolio was $22,155,000, a decrease of 11.7% from the same period in 1992. Approximately 71.9% of the portfolio is comprised of U.S. government issues.

     CREDIT RISK MANAGEMENT

     The risk SCB and Community Bank management assumes in providing credit products to customers is fundamental to its business operation. Credit risk management includes defining an acceptable level of risk and return, establishing policies and procedures to govern the credit process, and maintaining a thorough portfolio review function. Credit policies are ultimately the responsibility of SCB's and Community Bank's Board of Directors and, as such, are reviewed and approved by the Board of Directors. Of equal importance in this risk management process are the ongoing monitoring procedures performed by management.

     Nonperforming loans declined to .02% of total loans at December 31, 1993 from .33% and 1.62% at December 31, 1992 and 1991, respectively. Other real estate owned by SCB and Community Bank as a result of foreclosure transactions was $0 at December 31, 1993 compared to $18,000 and $17,000 at December 31, 1992 and 1991, respectively.

     LIQUIDITY RISK MANAGEMENT

     Liquidity is a measurement of SCB's and Community Bank's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. SCB and Community Bank actively manage the composition of their assets and liabilities to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly reviewed policies when determining the appropriate portion of total assets which should be comprised of readily marketable assets available to meet future liquidity needs. Much of this liquidity risk management has been discussed previously in connection with the liquidity and rate sensitivity.

EFFECT OF INFLATION

     Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity to assets ratio.

     Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again, there is no simple way to measure the effect on the various categories of income and expense.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SCB

     The following table sets forth, as of September 30, 1994, the names and addresses of each beneficial owner of more than five percent (5%) of SCB Common known to the Board of Directors of SCB, showing the amount of such beneficial ownership and the names of each director and executive officer of SCB who owns shares of SCB Common, the number of shares of SCB Common owned beneficially by each director and executive officer and the number of shares of SCB Common owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis, giving effect to the Merger, more than one percent (1%) of the issued and outstanding shares of Boatmen's Common.

                            SHARES OF SCB COMMON
NAME AND ADDRESS             BENEFICIALLY OWNED             PERCENT OF CLASS
- ----------------             ------------------             ----------------

Glen L. Young
Route 50, R.R. 1
Odin, Illinois  62870               1,330                       17.31%

S.M. Squibb
1715 Hawthorne Road
Salem, Illinois  62881              1,228                       15.98

Gene L. Duncan
101 Lost Hollow Drive
Salem, Illinois  62881              1,133                       14.74

Carl Y. Cantrell
P.O. Box 427
Salem, Illinois  62881              1,036                       13.48

Jack D. Woods
1156 North Franklin
Salem, Illinois  62881                855                       11.13

Robert W. Montgomery
234 Oak Tree
Salem, Illinois  62881                836                       10.88

                                    76

                            SHARES OF SCB COMMON
NAME AND ADDRESS             BENEFICIALLY OWNED             PERCENT OF CLASS
- ----------------             ------------------             ----------------
Steven A. Jones
Route 4
Salem, Illinois  62881                633                         8.24

A.P. Aguilar, M.D.
1665 Hawthorne
Salem, Illinois  62881                633                         8.24

Directors and Executive Officers
of SCB as a Group (8 persons)       7,684                       100.00%
                                    =====                       ======


                                  LEGAL OPINION

     The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh, L.C. Members of Lewis, Rice & Fingersh, L.C. and attorneys employed by them owned, directly or indirectly, as of November 30, 1994, 69,316 shares of Boatmen's Common.

                                     EXPERTS

INDEPENDENT AUDITORS FOR BOATMEN'S

     The consolidated financial statements of Boatmen's incorporated by reference in Boatmen's Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated income statement and statements of changes in shareholders' equity and cash flows of First Interstate of Iowa, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Services, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Worthen and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Frost & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.


INDEPENDENT AUDITORS FOR SCB

     The consolidated financial statements of SCB at December 31, 1993 and for the year then ended appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for investments in debt and marketable equity securities in 1993 and a change in the method of accounting for income taxes in 1993.


PRESENCE AT SPECIAL MEETING

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

     Shareholder proposals for the annual meeting of Boatmen's shareholders to be held in April, 1995 must have been received by Boatmen's by November 11, 1994. In order to be considered for inclusion in the 1995 proxy statement, shareholder proposals for the 1996 annual meeting of Boatmen's must be received by Boatmen's on a date to be determined and announced in Boatmen's proxy statement for its 1995 annual meeting, and must meet the requirements established by the S.E.C. for shareholder proposals.

     Upon receipt of any such proposal Boatmen's will determine whether or not to include such proposal in the Proxy Statement and proxies in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

                                 ---------------

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                           Consolidated Financial Statements

                                   December 31, 1993

                      (With Independent Auditors' Report Thereon)

                             INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Salem Community Bancorp, Inc.:

       We have audited the accompanying consolidated balance sheet of Salem Community Bancorp, Inc. and subsidiary as of December 31,
1993, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended.
These consolidated financial statements are the responsibility of Salem Community Bancorp, Inc. management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salem Community Bancorp Inc. and subsidiary as of December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

       As discussed in notes 1 and 2 to the consolidated financial statements, Salem Community Bancorp, Inc. and subsidiary changed their method of accounting for investments in debt and marketable equity securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, on December 31, 1993. As discussed in notes 1 and 7, Salem Community Bancorp, Inc. and subsidiary changed their method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.




                                               /s/ KPMG Peat Marwick LLP



St. Louis, Missouri
October 14, 1994

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                              CONSOLIDATED BALANCE SHEETS

                       SEPTEMBER 30, 1994 AND DECEMBER 31, 1993
                                       AND 1992
                  (dollars expressed in thousands, except share data)


                                                                                        SEPTEMBER 30,            DECEMBER 31,
                                                                                        -------------         ------------------
                                                                                             1994             1993          1992
                                                                                             ----             ----          ----
                                                                                          (UNAUDITED)                    (UNAUDITED)
                                       ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,061            3,413         3,102
Interest-bearing deposits with other financial institutions . . . . . . . . . . . . . .        385              575           775
Federal funds sold. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,625            3,180         2,025
                                                                                            ------           ------        ------
             CASH AND CASH EQUIVALENTS. . . . . . . . . . . . . . . . . . . . . . . . .      6,071            7,168         5,902
                                                                                            ------           ------        ------
Investment securities available-for-sale, at fair value . . . . . . . . . . . . . . . .     12,685           13,113            --
Investment securities held-to-maturity (estimated market
  value of $8,098, $9,197 and $25,376 at September 30,
  1994 and December 31, 1993 and 1992, respectively). . . . . . . . . . . . . . . . . .      7,739            9,042        25,079
Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     52,260           48,731        40,763
  Less:
       Unearned discount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,439            1,330         1,160
       Allowance for possible loan losses . . . . . . . . . . . . . . . . . . . . . . .        678              617           521
                                                                                            ------           ------        ------
             LOANS, NET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50,143           46,784        39,082
                                                                                            ------           ------        ------
Office properties, furniture, and equipment, net of
  accumulated depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,545            1,595         1,645
Other real estate owned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --               --            18
Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        615              499           586
Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        380              309           351
                                                                                            ------           ------        ------
       TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $79,178           78,510        72,663
                                                                                            ======           ======        ======
   LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest-bearing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9,330            8,433         8,093
  Interest-bearing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     62,943           63,634        58,735
                                                                                            ------           ------        ------
             TOTAL DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     72,273           72,067        66,828
  Accrued interest payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        296              222           234
  Note payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,700            1,750         2,000
  Minority interest in subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . .        233              194           201
  Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        165              200           197
                                                                                            ------           ------        ------
             TOTAL LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     74,667           74,433        69,460
                                                                                            ------           ------        ------
Stockholders' equity:
  Common stock, $1 par value, 10,000 shares
    authorized; 7,684 shares issued and outstanding . . . . . . . . . . . . . . . . . .          8                8             8
  Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        766              766           766
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,908            3,266         2,429
  Unrealized gain (loss) on securities available-for-sale,
    net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (171)              37            --
                                                                                             -----            -----         -----
             TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . .      4,511            4,077         3,203
                                                                                            ------           ------        ------
       TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $79,178           78,510        72,663
                                                                                            ======           ======        ======


See accompanying notes to consolidated financial statements.

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF INCOME

                       NINE MONTHS ENDED SEPTEMBER 30, 1994 AND
                           1993 AND YEARS ENDED DECEMBER 31,
                                 1993, 1992, AND 1991
                  (dollars expressed in thousands, except share data)

                                                                                       SEPTEMBER 30,            DECEMBER 31,
                                                                                       --------------       ---------------------
                                                                                       1994      1993       1993     1992    1991
                                                                                       ----      ----       ----     ----    ----
                                                                                         (UNAUDITED)                  (UNAUDITED)
Interest income:
  Interest and fees on loans. . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,061     2,780      3,779    3,738   4,010
  Interest on investment securities:
       Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        586       808      1,034    1,281   1,233
       Nontaxable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        188       199        265      238     242
  Interest on federal funds sold. . . . . . . . . . . . . . . . . . . . . . . . .         83        77        107      137     228
  Interest-bearing deposits with other financial institutions . . . . . . . . . .         27        35         46       72      81
                                                                                       -----     -----      -----    -----   -----
             TOTAL INTEREST INCOME. . . . . . . . . . . . . . . . . . . . . . . .      3,945     3,899      5,231    5,466   5,794
                                                                                       -----     -----      -----    -----   -----
Interest expense:
  Interest on deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,590     1,629      2,157    2,711   3,349
  Interest on note payable. . . . . . . . . . . . . . . . . . . . . . . . . . . .         80        89        118      145     224
                                                                                       -----     -----      -----    -----   -----
             TOTAL INTEREST EXPENSE . . . . . . . . . . . . . . . . . . . . . . .      1,670     1,718      2,275    2,856   3,573
                                                                                       -----     -----      -----    -----   -----
             NET INTEREST INCOME. . . . . . . . . . . . . . . . . . . . . . . . .      2,275     2,181      2,956    2,610   2,221
Provision for possible loan losses. . . . . . . . . . . . . . . . . . . . . . . .         70        90        110      174     165
                                                                                       -----     -----      -----    -----   -----
             NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
             LOSSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,205     2,091      2,846    2,436   2,056
                                                                                       -----     -----      -----    -----   -----
Noninterest income:
  Service charges on deposit accounts . . . . . . . . . . . . . . . . . . . . . .        287       259        360      340     350
  Security gains. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --        13         13       25      15
  Other income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        113        85        126      108     113
                                                                                       -----     -----      -----    -----   -----
             TOTAL NONINTEREST INCOME . . . . . . . . . . . . . . . . . . . . . .        400       357        499      473     478
                                                                                       -----     -----      -----    -----   -----
Noninterest expense:
  Salaries and employee benefits. . . . . . . . . . . . . . . . . . . . . . . . .        821       748      1,003      953     926
  Occupancy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        113       114        151      147     134
  Furniture and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . .        183       145        200      187     173
  Federal Deposit Insurance Corporation assessment. . . . . . . . . . . . . . . .        120       114        152      145     136
  Directors and committee fees. . . . . . . . . . . . . . . . . . . . . . . . . .         51        51        156      138     122
  Postage, printing, and supplies . . . . . . . . . . . . . . . . . . . . . . . .        109       101        138      132     134
  Advertising . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57        58         85       52      51
  Other expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        252       234        314      331     326
                                                                                       -----     -----      -----    -----   -----
             TOTAL NONINTEREST EXPENSE. . . . . . . . . . . . . . . . . . . . . .      1,706     1,565      2,199    2,085   2,002
                                                                                       -----     -----      -----    -----   -----
             INCOME BEFORE INCOME TAX EXPENSE . . . . . . . . . . . . . . . . . .        899       883      1,146      824     532
Income tax expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        257       243        309      202     103
                                                                                       -----     -----      -----    -----   -----
             NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  642       640        837      622     429
                                                                                       =====     =====      =====    =====   =====
SHARE DATA:
  Average common shares outstanding . . . . . . . . . . . . . . . . . . . . . . .      7,684     7,684      7,684    7,684   7,684
                                                                                       =====     =====      =====    =====   =====
  Earnings per common share . . . . . . . . . . . . . . . . . . . . . . . . . . .     $83.55     83.29     108.93    80.95   55.83
                                                                                       =====     =====     ======    =====   =====

See accompanying notes to consolidated financial statements.

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         NINE MONTHS ENDED SEPTEMBER 30, 1994
                             AND YEARS ENDED DECEMBER 31,
                                 1993, 1992, AND 1991

                           (dollars expressed in thousands)

                                                                                                    Unrealized
                                                                                                    gain (loss)
                                                                                                        on
                                                                                                     securities
                                                                                                     available-
                                                             Common                   Retained          for-
                                                             stock         Surplus    earnings       sale, net     Total
                                                             -----         -------    --------       ---------     -----
BALANCE AT DECEMBER 31, 1990 (UNAUDITED). . . . . . . . . .  $    8          766        1,378           ---        2,152
Net income (unaudited). . . . . . . . . . . . . . . . . . .     ---          ---          429           ---          429
                                                              -----        -----        -----         -----        -----
BALANCE AT DECEMBER 31, 1991 (UNAUDITED). . . . . . . . . .       8          766        1,807           ---        2,581
Net income (unaudited). . . . . . . . . . . . . . . . . . .     ---          ---          622           ---          622
                                                              -----        -----        -----         -----        -----
BALANCE AT DECEMBER 31, 1992 (UNAUDITED). . . . . . . . . .       8          766        2,429           ---        3,203
Net income. . . . . . . . . . . . . . . . . . . . . . . . .     ---          ---          837           ---          837
Unrealized gain on securities available-for-
 sale, net. . . . . . . . . . . . . . . . . . . . . . . . .     ---          ---          ---            37           37
                                                              -----        -----        -----         -----        -----
BALANCE AT DECEMBER 31, 1993. . . . . . . . . . . . . . . .       8          766        3,266            37        4,077
Net income (unaudited). . . . . . . . . . . . . . . . . . .     ---          ---          642           ---          642
Unrealized loss on securities available-for-
  sale, net (unaudited) . . . . . . . . . . . . . . . . . .     ---          ---          ---          (208)        (208)
                                                              -----        -----        -----           ---          ---
BALANCE AT SEPTEMBER 30, 1994 (UNAUDITED) . . . . . . . . .  $    8          766        3,908          (171)       4,511
                                                              =====          ===        =====           ===        =====

See accompanying notes to consolidated financial statements.

                                              SALEM COMMUNITY BANCORP, INC.
                                                     AND SUBSIDIARY

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        NINE MONTHS ENDED SEPTEMBER 30, 1994 AND
                                            1993 AND YEARS ENDED DECEMBER 31,
                                                  1993, 1992, AND 1991
                                            (dollars expressed in thousands)

                                                                                           SEPTEMBER 30,          DECEMBER 31,
                                                                                           -------------      --------------------
                                                                                           1994     1993      1993    1992    1991
                                                                                           ----     ----      ----    ----    ----
                                                                                             (UNAUDITED)               (UNAUDITED)
Cash flows from operating activities:
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $   642     640       837      622      429
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization, net of accretion. . . . . . . . . . . . . . . . .     128     133       184      188      115
       Provision for possible loan losses . . . . . . . . . . . . . . . . . . . . . . .      70      90       110      174      165
       Decrease (increase) in accrued interest receivable . . . . . . . . . . . . . . .    (116)    (94)       87       89       45
       Increase (decrease) in accrued interest payable. . . . . . . . . . . . . . . . .      74       9       (12)    (120)     (72)
       Loss on disposal of fixed assets . . . . . . . . . . . . . . . . . . . . . . . .      --      --        --       --       21
       Net change in other assets and liabilities . . . . . . . . . . . . . . . . . . .      32      72        12       80        9
       Gain on sale of other real estate. . . . . . . . . . . . . . . . . . . . . . . .      --      (4)       (4)      --       --
       Gain on sale of investment securities. . . . . . . . . . . . . . . . . . . . . .      --     (13)      (13)     (25)     (15)
       Other operating activities, net. . . . . . . . . . . . . . . . . . . . . . . . .       2       1         9       14        3
                                                                                           ----    ----      ----     ----     ----
             NET CASH PROVIDED BY OPERATING
               ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     832     834     1,210    1,022      700
                                                                                          -----   -----     -----    -----    -----
Cash flows from investing activities:
  Purchase of investment securities . . . . . . . . . . . . . . . . . . . . . . . . . .  (3,828) (3,786)   (5,989) (12,407) (10,341)
  Proceeds from maturities of investment securities . . . . . . . . . . . . . . . . . .   3,345   3,036     4,794    3,085    4,332
  Proceeds from sales of investment securities. . . . . . . . . . . . . . . . . . . . .      --     273       273    1,001      369
  Principal payments on mortgage-backed securities. . . . . . . . . . . . . . . . . . .   1,839   2,887     3,824    4,491    1,704
  Net increase in loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (3,433) (5,451)   (7,821)  (1,809)  (1,887)
  Recoveries of loans previously charged off. . . . . . . . . . . . . . . . . . . . . .       4       8         9       18       24
  Proceeds from sale of foreclosed real estate. . . . . . . . . . . . . . . . . . . . .      --      22        22       55      142
  Purchase of additional shares of subsidiary stock . . . . . . . . . . . . . . . . . .      --      --        (8)      (4)      --
  Purchases of office properties, furniture and equipment . . . . . . . . . . . . . . .     (12)    (28)      (37)     (46)     (20)
                                                                                          -----   -----     -----    -----    -----
             NET CASH USED IN INVESTING
               ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (2,085) (3,039)   (4,933)  (5,616)  (5,677)
                                                                                          -----   -----     -----    -----    -----
Cash flows from financing activities:
  Net increase in deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     206   3,644     5,239    2,486    4,835
  Repayments of note payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (50)   (125)     (250)    (250)    (150)
                                                                                          -----   -----     -----    -----    -----
             NET CASH PROVIDED BY FINANCING
               ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     156   3,519     4,989    2,236    4,685
                                                                                          -----   -----     -----    -----    -----
             NET INCREASE (DECREASE) IN CASH
               AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  (1,097)  1,314     1,266   (2,358)    (292)
Cash and cash equivalents, beginning of period. . . . . . . . . . . . . . . . . . . . .   7,168   5,902     5,902    8,260    8,552
                                                                                          -----   -----     -----    -----    -----
Cash and cash equivalents, end of period. . . . . . . . . . . . . . . . . . . . . . . . $ 6,071   7,216     7,168    5,902    8,260
                                                                                          =====   =====     =====    =====    =====
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  331     294       354      144      130
    Interest on deposits and notes payable. . . . . . . . . . . . . . . . . . . . . . .   1,596   1,709     2,287    2,976    3,645
  Noncash:
    Loans transferred to foreclosed real estate . . . . . . . . . . . . . . . . . . . .      --      --        --       56      159
    Loans to facilitate sale of foreclosed real estate. . . . . . . . . . . . . . . . .      --      --        --       41       40
    Transfer of investment securities to available-for-sale . . . . . . . . . . . . . .      --      --    13,057       --       --
                                                                                          =====   =====    ======    =====    =====

See accompanying notes to consolidated financial statements.


                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1993 (AUDITED), 1992, AND 1991 (UNAUDITED)


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BUSINESS
       --------

       Salem Community Bancorp, Inc. and subsidiary (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary bank located in Salem, Illinois. The Company is subject to competition from other financial institutions and is subject to the regulations of certain federal and state agencies which perform periodic examinations.

       BASIS OF FINANCIAL STATEMENT PRESENTATION
       -----------------------------------------

       The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. The most significant estimate, which is particularly susceptible to significant change in the near-term, relates to the determination of the allowance for possible loan losses. The more significant accounting policies used by the Company in the accompanying consolidated financial statements are summarized below:

       PRINCIPLES OF CONSOLIDATION
       ---------------------------

       The consolidated financial statements include the accounts of the Company and its subsidiary, Community State Bank (the
Bank), of which the Company owns 96.37% of the outstanding common stock. All significant intercompany balances and transactions have been eliminated.

       CASH AND CASH EQUIVALENTS
       -------------------------

       For purposes of the consolidated statements of cash flows, cash and cash equivalents is defined as cash and due from banks, interest-bearing deposits with other financial institutions, and federal funds sold.

       INVESTMENT SECURITIES
       ---------------------

       Effective December 31, 1993, the Company adopted the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS 115, the Company is required to classify debt and equity securities into one of three categories:

                                                                    (Continued)

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Available-for-Sale - includes debt and equity securities not classified as held-to-maturity or trading, i.e., investments which the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances.

       Held-to-Maturity - includes debt securities which the Company has the positive intent and ability to hold until maturity.

       Trading - includes debt and equity securities purchased and held principally for the purpose of selling them in the near-term.

       Debt securities classified as held-to-maturity are measured at amortized cost, in which the amortization of premiums and accretion of discounts is recorded using the level-yield method. Unrealized holding gains and losses for trading securities (for which no securities were so designated at December 31, 1993) are to be included in earnings, while such gains and losses for available-for-sale securities are to be excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. Unrealized holding gains and losses for held-to-maturity securities are to be excluded from earnings and stockholders' equity. For available-for-sale securities, gains or losses realized are included in other noninterest income upon sale, based on the amortized cost of the individual security sold. All previous fair value adjustments included in the separate component of stockholders' equity are reversed upon sale.

       Prior to December 31, 1993, investments in debt securities were stated at cost, adjusted for amortization of premiums and accretion of discounts. Mortgage-backed securities were carried at their outstanding principal balance, adjusted for amortization of premiums and accretion of discounts considering the level of current and anticipated repayments. Amortization and accretion was recorded using the level-yield method. Investments in equity securities were carried at the lower of aggregate cost or market value. Gains or losses were recognized upon realization and were shown separately in the consolidated statements of income and the cost of the securities sold was based on a specific identification method.

       LOANS
       -----

       The Company grants commercial, real estate mortgage, and consumer loans primarily to customers in the Company's immediate geographic lending area. The Company has a diversified loan portfolio and has no concentrations of credit in any specific industry.

       Loans receivable are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method which approximates the level-yield method. Interest and fees on loans are recorded in income using the interest method. Loans receivable are stated at cost as the Company has the ability and it is management's intent to hold them to maturity. The accrual of interest is discontinued when management believes interest or principal may not be paid in a timely manner in the normal course of business. Generally, payments received on nonaccrual loans are recorded as principal reductions.

                                                                    (Continued)

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

       The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses. The provision for possible loan losses is based on a periodic analysis, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral, and payment experience. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

       While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for possible loan losses of the Company. Such agencies may require the Company to increase its allowance for possible loan losses based on their judgments about information available to them at the time of their examinations.

       During May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114). SFAS 114 defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan will be considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan will be required to be discounted at the loan's effective interest rate. Alternatively, impairment could be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS 114 will require a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan will be measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The impact of initially applying SFAS 114 will not be reported as an accounting change; rather, it will be reported as a component of the provision for possible loan losses charged to operations. SFAS 114 is effective for fiscal years beginning after December 15, 1994. The Company does not believe SFAS 114 will have a material effect on its financial condition when implemented.

       OFFICE PROPERTIES, FURNITURE, AND EQUIPMENT
       -------------------------------------------

       Office properties, furniture, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed primarily using the straight-line method over the estimated useful lives of the related assets. Office properties and improvements are depreciated over five to 50 years and furniture and equipment over five to 20 years. Expenditures for major renewals and

                                                                    (Continued)

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

betterments of office properties, furniture, and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

       OTHER REAL ESTATE OWNED
       -----------------------

       Other real estate, consisting of real estate acquired through foreclosure or deeded in lieu of foreclosure, is stated at the lower of fair value less applicable selling costs or cost at the time the property is acquired. The excess of cost over fair value of other real estate at the date of acquisition is charged to the allowance for possible loan losses. Subsequent reductions in carrying value to reflect a reduction in current fair value or costs incurred in maintaining the properties are charged to expense as incurred.

       Gains on sales of other real estate owned are recognized when the title has passed to the purchaser, minimum down payment requirements have been met, the terms of any notes received by the Company satisfy continuing payment requirements, and the Company is relieved of any requirement for continued involvement in the properties.

       INCOME TAXES
       ------------

       The Company and the Bank file consolidated federal income tax returns.

       In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
109). SFAS 109 requires a change from the deferred method of accounting for income taxes pursuant to APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Effective January 1, 1993, the Company adopted SFAS 109;
however, no adjustment was necessary to reflect the cumulative effect of adoption in the Company's 1993 consolidated statement of income.

       Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

                                                                    (Continued)

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       EARNINGS PER COMMON SHARE
       -------------------------

       Earnings per common share data is calculated using the weighted average number of shares of common stock outstanding during each period.

2.     INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES

       Effective December 31, 1993, the Company adopted SFAS 115, for which the cumulative effect was recorded on the consolidated balance sheet on that date. On December 31, 1993, debt securities with an amortized cost of $9,042,000 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $13,057,000 were classified as available-for-sale securities; a market valuation account was established for the available-for-sale securities of approximately $56,000, to increase the recorded balance of such securities at December 31, 1993 to their fair value on that date; a deferred tax liability of approximately $19,000 was recorded to reflect the tax effect of the market valuation account; and the net increase resulting from the market valuation adjustment at December 31, 1993 was recorded as a separate component of stockholders' equity.

       The amortized cost and estimated market values of debt and equity securities classified as available-for-sale at December 31, 1993 are as follows:

                                                                                                  Gross      Gross      Estimated
                                                                                    Amortized  unrealized  unrealized     market
                                                                                       cost       gains      losses       value
                                                                                       ----       -----      ------       -----
                                                                                           (dollars expressed in thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies . . . . . . . . . . . . . . . . . . .   $ 12,266       91          (39)       12,318
Other debt securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        791        5           (1)          795
                                                                                      ------       --           --        ------
                                                                                    $ 13,057       96          (40)       13,113
                                                                                      ======       ==           ==        ======

       The amortized cost and estimated market values of debt and equity securities classified as held-to-maturity at December 31, 1993 are as follows:

                                                                                                  Gross      Gross      Estimated
                                                                                    Amortized  unrealized  unrealized     market
                                                                                       cost       gains      losses       value
                                                                                       ----       -----      ------       -----
                                                                                           (dollars expressed in thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies . . . . . . . . . . . . . . . . . . .    $ 3,622       67           (1)        3,688
Obligations of states and political subdivisions. . . . . . . . . . . . . . . . .      5,282       95           (5)        5,372
Other debt securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        138       --           (1)          137
                                                                                       -----      ---           --         -----
                                                                                     $ 9,042      162           (7)        9,197
                                                                                       =====      ===            =         =====

                                                                    (Continued)

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       The amortized cost and estimated market value of investment securities at December 31, 1993 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  Available-for-sale        Held-to-maturity
                                                                                  ------------------        ----------------
                                                                                              Estimated               Estimated
                                                                                 Amortized      market   Amortized      market
                                                                                    cost        value       cost        value
                                                                                    ----        -----       ----        -----
                                                                                       (dollars expressed in thousands)
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    404         410       2,549        2,577
Due after one year through five years . . . . . . . . . . . . . . . . . . . .       6,656       6,640       4,834        4,913
Due after five years through ten years. . . . . . . . . . . . . . . . . . . .                                 416          419
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --          --          --           --
                                                                                   ------      ------       -----        -----
                                                                                    7,060       7,050       7,799        7,909
Mortgage-backed securities. . . . . . . . . . . . . . . . . . . . . . . . . .       5,997       6,063       1,243        1,288
                                                                                   ------      ------       -----        -----
                                                                                 $ 13,057      13,113       9,042        9,197
                                                                                   ======      ======       =====        =====

       The amortized cost and estimated market values of investment securities at December 31, 1992 were as follows:


                                                                                                  Gross      Gross      Estimated
                                                                                    Amortized  unrealized  unrealized     market
                                                                                       cost       gains      losses       value
                                                                                       ----       -----      ------       -----
                                                                                           (dollars expressed in thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies . . . . . . . . . . . . . . . . . . .   $ 18,149       252         (56)       18,345
Obligations of states and political subdivisions. . . . . . . . . . . . . . . . .      5,065       111         (10)        5,166
Other debt securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,865         5          (5)        1,865
                                                                                      ------       ---         ---        ------
                                                                                    $ 25,079       368         (71)       25,376
                                                                                      ======       ===          ==        ======

       Proceeds from sales of investment securities were $273,000, $1,001,000, and $369,000 for the years ended December 31, 1993, 1992, and 1991, respectively. Gross gains realized on those sales were $13,000, $25,000, and $15,000 for the years ended December 31, 1993, 1992, and 1991, respectively. There were no losses realized on sales of investment securities for the years ended December 31, 1993, 1992 and 1991.

       Investment securities with a carrying value of approximately $5,382,000 and $4,974,000 at December 31, 1993 and 1992,
respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

                                                                    (Continued)

                             SALEM COMMUNITY BANCORP, INC.
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     LOANS

       Loans, by category, at December 31, 1993 and 1992 are summarized as follows:

                                                                                                1993            1992
                                                                                                ----            ----
                                                                                         (dollars expressed in thousands)
Commercial, financial, and agricultural . . . . . . . . . . . . . . . . . . . . . . . .       $ 12,039         10,309
Real estate:
       Commercial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,475          4,770
       Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            902            676
       Residential. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15,853         13,656
Consumer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,409         10,425
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,053            927
                                                                                                ------         ------
                                                                                               $48,731         40,763
                                                                                                ======         ======

       Changes in the allowance for possible loan losses for the years ended December 31, 1993, 1992, and 1991 are as follows:


                                                                                           1993         1992        1991
                                                                                           ----         ----        ----
                                                                                          (dollars expressed in thousands)
Balance at beginning of year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 521         425         370
Provisions charged to expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     110         174         165
Loans charged off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (23)        (96)       (134)
Recoveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9          18          24
                                                                                            ---         ---         ---
Balance at end of year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 617         521         425
                                                                                            ===         ===         ===

       There were no loans on nonaccrual status at December 31, 1993.

       Nonaccruing loans aggregated $111,000 at December 31, 1992. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $11,000 for the year ended December 31, 1992.

       Aggregate loan transactions involving executive officers and directors of the Company for the year ended December 31, 1993 are summarized as follows (dollars expressed in thousands):


Aggregate balance, December 31, 1992. . . . . . . . . . . . . . . . . . . . . . . . . .         $ 2,405
New loans and advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,670
Repayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (3,241)
                                                                                                  -----
Aggregate balance, December 31, 1993. . . . . . . . . . . . . . . . . . . . . . . . . .         $ 2,834
                                                                                                  =====

                                                                    (Continued)

                    SALEM COMMUNITY BANCORP, INC.
                           AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection.

4.     OFFICE PROPERTIES, FURNITURE, AND EQUIPMENT

       Office properties, furniture, and equipment were comprised of the following at December 31, 1993 and 1992:

                                                                 1993          1992
                                                                 ----          ----
                                                                 (dollars expressed
                                                                    in thousands)
Land and land improvements. . . . . . . . . . . . . . . . . . . $    425        425
Buildings and improvements. . . . . . . . . . . . . . . . . . .    1,624      1,623
Furniture, fixtures, and equipment. . . . . . . . . . . . . . .      513        477
                                                                   -----      -----
                                                                   2,562      2,525

Less accumulated depreciation and amortization. . . . . . . . .      967        880
                                                                   -----      -----
                                                                 $ 1,595      1,645
                                                                   =====      =====

       Depreciation and amortization expense for the years ended
December 31, 1993, 1992, and 1991 was approximately $87,000,
$87,000, and $75,000, respectively.

       The Company has entered into certain lease agreements for computer equipment under a five-year lease agreement, expiring December 30, 1995. The leases provide for annual rental payments totaling approximately $111,000 through December 30, 1995. On January 26, 1994, the leases were extended at the same terms through January 30, 1999.

       On January 31, 1987, the Company entered into a lease agreement for equipment under a seven-year lease agreement, expiring December 29, 1994. The lease provides for annual rental payments of approximately $4,000 through December 29, 1994.
                                                                   (Continued)

                    SALEM COMMUNITY BANCORP, INC.
                           AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     INTEREST-BEARING DEPOSITS

       Interest-bearing deposits at December 31, 1993 and 1992 are summarized as follows:

                                                                  1993         1992
                                                                  ----         ----
                                                                 (dollars expressed
                                                                    in thousands)
Interest-bearing demand deposits. . . . . . . . . . . . . . . . $ 15,875      15,602
Savings deposits. . . . . . . . . . . . . . . . . . . . . . . .    9,693       8,301
Time and certificates of deposit:
       Less than $100,000 . . . . . . . . . . . . . . . . . . .   31,761      29,674
       $100,000 and over. . . . . . . . . . . . . . . . . . . .    6,305       5,158
                                                                  ------      ------
                                                                $ 63,634      58,735
                                                                  ======      ======

       Interest on deposits for the years ended December 31, 1993, 1992, and 1991 consists of the following:


                                                          1993         1992         1991
                                                          ----         ----         ----
                                                         (dollars expressed in thousands)
Interest-bearing demand deposits. . . . . . . . . . . . $   350          491          624
Savings deposits. . . . . . . . . . . . . . . . . . . .     252          255          248
Time and certificates of deposit:
       Less than $100,000 . . . . . . . . . . . . . . .   1,340        1,711        2,174
       $100,000 and over. . . . . . . . . . . . . . . .     215          254          303
                                                          -----        -----        -----
                                                        $ 2,157      $ 2,711      $ 3,349
                                                          =====        =====        =====

6.     NOTES PAYABLE

       Note payable consists of a term loan of $1,750,000 and $2,000,000 at December 31, 1993 and 1992, respectively, from an unaffiliated bank.

       The term loan provides for interest payments semiannually. In accordance with the term loan agreement, the term loan bears interest at the lending bank's prime rate on commercial loans (6.0% at December 31, 1993 and 1992). Common stock of the Bank is pledged to secure the term loan. The term loan contains various restrictions and limitations with respect to the Company, including incurring additional debt, maintenance of certain financial ratios, and restrictions on dividends on common stock. As of December 31, 1993, the Company has complied with all restrictions and limitations in the term loan agreement.
                                                                   (Continued)

                    SALEM COMMUNITY BANCORP, INC.
                           AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       On December 31, 1993, the term loan matured and was extended
through June 30, 1994.   On June 30, 1994, a new loan agreement was
signed with the same unaffiliated bank. This agreement represents a demand note with an original face value of $1,750,000. The note provides for interest payments semiannually and bears interest at the lending bank's prime rate on commercial loans. Principal payments are not required, but the Company has the right to prepay the demand note in whole or in part at any time without penalty or premium provided certain conditions are met. Common stock of the Bank is pledged to secure the demand note.

7.     INCOME TAXES

       As discussed in note 1, the Company adopted SFAS 109 as of January 1, 1993; however, no adjustment to the consolidated statement of income was necessary to reflect the cumulative effect of this adoption in the Company's consolidated financial statements.

       The components of income tax expense (benefit) for the years ended December 31, 1993, 1992, and 1991 are as follows:


                                                            1993          1992         1991
                                                            ----          ----         ----
                                                           (dollars expressed in thousands)
Current federal income taxes. . . . . . . . . . . . . . . $  325          239          125
Deferred income taxes . . . . . . . . . . . . . . . . . .    (16)         (37)         (22)
                                                             ---          ---          ---
                                                          $  309          202          103
                                                             ===          ===          ===

       A reconciliation of expected income tax expense to income tax expense computed by applying the federal statutory rate of 34% to income before income tax expense for the years ended December 31, 1993, 1992, and 1991 to reported income tax expense is as follows:


                                                            1993          1992         1991
                                                            ----          ----         ----
                                                           (dollars expressed in thousands)
Income tax expense at statutory rate. . . . . . . . . . . $  390          280          181
Increase (decrease) in income taxes resulting from:
       Tax-exempt income. . . . . . . . . . . . . . . . .   (102)         (97)         (88)
       Other, net . . . . . . . . . . . . . . . . . . . .     21           19           10
                                                             ---          ---          ---
             Income tax expense                           $  309          202          103
                                                             ===          ===          ===

                                                                   (Continued)

                    SALEM COMMUNITY BANCORP, INC.
                           AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       The significant components of deferred income tax benefit for the years ended December 31, 1992 and 1991 are as follows:


                                                                     1992         1991
                                                                     ----         ----
                                                                     (dollars expressed
                                                                        in thousands)
Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . .     $  (3)          (8)
Provision for possible loan losses for financial reporting
  purposes greater than for tax reporting purposes. . . . . . .        45           17
Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . .        (5)          13
                                                                       --           --
                                                                    $  37           22
                                                                       ==           ==

       The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below (dollars expressed in thousands):


Deferred tax assets - loans, principally due to allowance for
  possible loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  114
                                                                                   ---
Deferred tax liabilities:
       Office properties, furniture and equipment, principally due to
         accelerated depreciation for tax purposes. . . . . . . . . . . . . . .    127
       Gain on available-for-sale investment securities . . . . . . . . . . . .     19
                                                                                   ---
             Total gross deferred tax liabilities . . . . . . . . . . . . . . .    146
                                                                                   ---
             Net deferred tax liability . . . . . . . . . . . . . . . . . . . . $   32
                                                                                   ===

       Pursuant to SFAS 109, a valuation allowance would be provided on deferred tax assets when it is more likely than not some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1993, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

8.     COMMITMENTS AND CONTINGENT LIABILITIES

       The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit.
Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
                                                                   (Continued)

                    SALEM COMMUNITY BANCORP, INC.
                           AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                           Contract amount
                                                                           ---------------
                                                                         1993          1992
                                                                         ----          ----
                                                                          (dollars expressed
                                                                            in thousands)

Financial instruments whose contract amounts represent:
       Commitments to extend credit . . . . . . . . . . . . . . . . . . $ 2,806        3,085
       Standby letters of credit. . . . . . . . . . . . . . . . . . . .     134          152
                                                                          =====        =====

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include commercial and residential real estate, accounts receivable, inventory and equipment, and securities.

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Collateral held varies, but may include commercial and residential real estate, accounts receivable, inventory and equipment, and securities.

       At December 31, 1993, all of the Company's credit commitments expire in less than five years.

       In the ordinary course of business, there are various legal proceedings against the Company. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the financial position of the Company.
                                                                   (Continued)

                    SALEM COMMUNITY BANCORP, INC.
                           AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     DIVIDEND LIMITATIONS

       The Bank is restricted by state and federal regulations, as well as by the terms of the Company's current loan agreement described in note 6, in the amount of dividends which is available for payment to the Company. The Bank is state-chartered and subject to supervision by the Federal Deposit Insurance Corporation and the Illinois Commissioner of Bank and Trust Companies, and is only limited in the amount of dividends paid, without prior regulatory approval, to maintain minimum capital requirements and what sound and prudent banking practices would permit. In accordance with the provisions of the merger agreement described in note 13, the Company is prohibited from making any dividend distributions to the shareholders from September 1, 1994 through the transaction closing date, which is expected to occur in the first quarter of 1995.

10.    EMPLOYEE BENEFITS

       The Company sponsors a noncontributory money purchase plan and trust covering employees who have completed one year of service and who have attained age 21. The annual contributions to the plan are equal to 13.4% of each participant's compensation for each plan year. Total profit-sharing expense amounted to $82,000, $83,000, and $82,500 for the years ended December 31, 1993, 1992, and 1991, respectively.

       Postretirement benefits other than pensions are generally not provided for the Company's employees.

11.    PARENT COMPANY ONLY FINANCIAL INFORMATION

       Following are condensed balance sheets of Salem Community
Bancorp, Inc. (parent company only) as of December 31, 1993 and
1992, and condensed statements of income and cash flows for the years ended December 31, 1993, 1992, and 1991:
                                                                   (Continued)

                                      SALEM COMMUNITY BANCORP, INC.
                                            AND SUBSIDIARY

                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                       CONDENSED BALANCE SHEETS
                                  (dollars expressed in thousands)

                                           ASSETS                                1993         1992
                                                                                 ----         ----
Cash deposited in Bank. . . . . . . . . . . . . . . . . . . . . . . . . . .    $    --            1
Investment in Bank, at equity . . . . . . . . . . . . . . . . . . . . . . .      5,605        4,963
Excess of purchase price over equity in Bank, net of accumulated
  amortization of $63,000 in 1993 and $56,000 in 1992 . . . . . . . . . . .        224          238
Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --            1
                                                                                 -----        -----
       Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 5,829        5,203
                                                                                 =====        =====
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,750        2,000
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2           --
                                                                                 -----        -----
       Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .      1,752        2,000
                                                                                 -----        -----
Stockholders' equity:
  Common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8            8
  Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        766          766
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,266        2,429
  Unrealized gain on investment securities available-for-sale, net. . . . .         37           --
                                                                                 -----        -----
       Total stockholders' equity . . . . . . . . . . . . . . . . . . . . .      4,077        3,203
                                                                                 -----        -----
       Total liabilities and stockholders' equity . . . . . . . . . . . . .    $ 5,829        5,203
                                                                                 =====        =====

                                   CONDENSED STATEMENTS OF INCOME
                                  (dollars expressed in thousands)

                                                                                1993       1992       1991
                                                                                ----       ----       ----
Income - dividends from Bank. . . . . . . . . . . . . . . . . . . . . . .      $ 333        360        293
                                                                                 ---        ---        ---
Expenses:
  Interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .        118        145        224
  Amortization of purchase price over equity of Bank. . . . . . . . . . .          7          7          7
                                                                                 ---        ---        ---
       Total expenses . . . . . . . . . . . . . . . . . . . . . . . . . .        125        152        231
                                                                                 ---        ---        ---
       Income before income tax benefit and equity in
         undistributed earnings of Bank . . . . . . . . . . . . . . . . .        208        208         62
Income tax benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . .        (40)       (49)       (76)
                                                                                 ---        ---        ---
       Income before equity in undistributed earnings of
         Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        248        257        138
Equity in undistributed earnings of Bank. . . . . . . . . . . . . . . . .        589        365        291
                                                                                 ---        ---        ---
       Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 837        622        429
                                                                                 ===        ===        ===

                                                                   (Continued)


                                     SALEM COMMUNITY BANCORP, INC.
                                           AND SUBSIDIARY

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                   CONDENSED STATEMENTS OF CASH FLOW
                                   (dollars expressed in thousands)


                                                                                1993       1992       1991
                                                                                ----       ----       ----
Cash flows from operating activities:
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 837         622        429
  Adjustments to reconcile net income to net cash:
       Equity in undistributed earnings of Bank . . . . . . . . . . . . .       (589)       (365)      (291)
       Amortization of purchase price over equity in
         Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7           7          7
       Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2         (14)        --
                                                                                ----        ----       ----
             Net cash provided by operating activities. . . . . . . . . .        257         250        145
Cash flows from investing activities - purchase of
  Bank stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (8)         (4)        --
Cash flows from financing activities - decrease in
  notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (250)       (250)      (150)
                                                                                ----        ----       ----
             Net decrease in cash and cash
               equivalents. . . . . . . . . . . . . . . . . . . . . . . .         (1)         (4)        (5)
Cash and cash equivalents, beginning of year. . . . . . . . . . . . . . .          1           5         10
                                                                                ----        ----       ----
Cash and cash equivalents, end of year. . . . . . . . . . . . . . . . . .      $  --           1          5
                                                                                ====        ====       ====

12.    BASIS OF PRESENTATION - INTERIM CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

       The unaudited interim consolidated financial statements include the accounts of Salem Community Bancorp, Inc. and its subsidiary after elimination of material intercompany transactions. This unaudited data, in the opinion of the Company, includes all adjustments necessary for the fair presentation thereof. All adjustments made were of a normal and recurring nature.

13.    SUBSEQUENT EVENT

       On September 1, 1994, the Company entered into a merger agreement with Boatmen's Bancshares, Inc. (Boatmen's) and Boatmen's - Illinois, Inc. At December 31, 1993, Boatmen's had total assets of approximately $27 billion. The merger agreement calls for stockholders of the Company to receive approximately 37.57 shares of Boatmen's common stock for each share of outstanding common stock of Salem Community Bancorp, Inc. The merger is contingent upon approval of various regulatory agencies and the stockholders of Salem Community Bancorp, Inc. and, if approved, is expected to close by the first quarter of 1995.

                                                                    APPENDIX A

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------






                          AGREEMENT AND PLAN OF MERGER



                                   by and among


                           SALEM COMMUNITY BANCORP, INC.
                             an Illinois corporation,




                                        and


                            BOATMEN'S BANCSHARES, INC.,
                              a Missouri corporation,



                                        and


                             BOATMEN'S-ILLINOIS, INC.
                             an Illinois corporation,




                              Dated September 1, 1994


- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                                   TABLE OF CONTENTS
                                   -----------------

                                                                                   Page
                                                                                   ----
ARTICLE ONE - TERMS OF THE MERGER & CLOSING . . . . . . . . . . . . . . . . . . . . A-1

       Section 1.01.       The Merger . . . . . . . . . . . . . . . . . . . . . . . A-1
       Section 1.02.       Merging Corporation. . . . . . . . . . . . . . . . . . . A-1
       Section 1.03.       Surviving Corporation. . . . . . . . . . . . . . . . . . A-1
       Section 1.04.       Effect of the Merger . . . . . . . . . . . . . . . . . . A-1
       Section 1.05.       Conversion of Shares . . . . . . . . . . . . . . . . . . A-1
       Section 1.06.       The Closing. . . . . . . . . . . . . . . . . . . . . . . A-2
       Section 1.07.       Exchange Procedures; Surrender of Certificates . . . . . A-2
       Section 1.08.       Closing Date . . . . . . . . . . . . . . . . . . . . . . A-3
       Section 1.09.       Actions At Closing . . . . . . . . . . . . . . . . . . . A-3

ARTICLE TWO - REPRESENTATIONS OF COMPANY. . . . . . . . . . . . . . . . . . . . . . A-4

       Section 2.01.       Organization and Capital Stock . . . . . . . . . . . . . A-4
       Section 2.02.       Authorization; No Defaults . . . . . . . . . . . . . . . A-5
       Section 2.03.       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . A-5
       Section 2.04.       Financial Information. . . . . . . . . . . . . . . . . . A-6
       Section 2.05.       Absence of Changes . . . . . . . . . . . . . . . . . . . A-6
       Section 2.06.       Regulatory Enforcement Matters . . . . . . . . . . . . . A-6
       Section 2.07.       Tax Matters. . . . . . . . . . . . . . . . . . . . . . . A-6
       Section 2.08.       Litigation . . . . . . . . . . . . . . . . . . . . . . . A-6
       Section 2.09.       Employment Agreements. . . . . . . . . . . . . . . . . . A-7
       Section 2.10.       Reports. . . . . . . . . . . . . . . . . . . . . . . . . A-7
       Section 2.11.       Loan Portfolio . . . . . . . . . . . . . . . . . . . . . A-7
       Section 2.12.       Employee Matters and ERISA . . . . . . . . . . . . . . . A-7
       Section 2.13.       Title to Properties; Insurance . . . . . . . . . . . . . A-8
       Section 2.14.       Environmental Matters. . . . . . . . . . . . . . . . . . A-9
       Section 2.15.       Compliance with Law. . . . . . . . . . . . . . . . . . . A-9
       Section 2.16.       Brokerage. . . . . . . . . . . . . . . . . . . . . . . . A-9
       Section 2.17.       No Undisclosed Liabilities . . . . . . . . . . . . . . . A-9
       Section 2.18.       Statements True and Correct. . . . . . . . . . . . . . .A-10

ARTICLE THREE - REPRESENTATIONS OF BOATMEN'S AND ACQUISITIONCO. . . . . . . . . . .A-10

       Section 3.01.       Organization and Capital Stock . . . . . . . . . . . . .A-10
       Section 3.02.       Authorization. . . . . . . . . . . . . . . . . . . . . .A-11
       Section 3.03.       Subsidiaries . . . . . . . . . . . . . . . . . . . . . .A-11
       Section 3.04.       Financial Information. . . . . . . . . . . . . . . . . .A-11
       Section 3.05.       Absence of Changes . . . . . . . . . . . . . . . . . . .A-12
       Section 3.06.       Litigation . . . . . . . . . . . . . . . . . . . . . . .A-12
       Section 3.07.       Reports. . . . . . . . . . . . . . . . . . . . . . . . .A-12

                                    A-i

       Section 3.08.       Compliance With Law. . . . . . . . . . . . . . . . . . .A-12
       Section 3.09.       Statements True and Correct. . . . . . . . . . . . . . .A-12

ARTICLE FOUR - AGREEMENTS OF COMPANY. . . . . . . . . . . . . . . . . . . . . . . .A-13

       Section 4.01.       Business in Ordinary Course. . . . . . . . . . . . . . .A-13
       Section 4.02.       Breaches . . . . . . . . . . . . . . . . . . . . . . . .A-15
       Section 4.03.       Subsidiary Bank Merger.. . . . . . . . . . . . . . . . .A-15
       Section 4.04.       Submission to Shareholders . . . . . . . . . . . . . . .A-15
       Section 4.05.       Consents to Contracts and Leases . . . . . . . . . . . .A-15
       Section 4.06.       Conforming Accounting and Reserve Policies;
                           Restructuring Expenses . . . . . . . . . . . . . . . . .A-16
       Section 4.07.       Consummation of Agreement. . . . . . . . . . . . . . . .A-16
       Section 4.08.       Environmental Reports. . . . . . . . . . . . . . . . . .A-17
       Section 4.09.       Restriction on Resales . . . . . . . . . . . . . . . . .A-17
       Section 4.10.       Access to Information. . . . . . . . . . . . . . . . . .A-17

ARTICLE FIVE - AGREEMENTS OF BOATMEN'S AND ACQUISITIONCO. . . . . . . . . . . . . .A-18

       Section 5.01.       Regulatory Approvals and Registration
                           Statement. . . . . . . . . . . . . . . . . . . . . . . .A-18
       Section 5.02.       Breaches . . . . . . . . . . . . . . . . . . . . . . . .A-18
       Section 5.03.       Consummation of Agreement. . . . . . . . . . . . . . . .A-19
       Section 5.04.       Directors and Officers' Liability Insurance and
                           Indemnification  . . . . . . . . . . . . . . . . . . . .A-19
       Section 5.05.       Employee Benefits. . . . . . . . . . . . . . . . . . . .A-19
       Section 5.06.       Subsidiary Bank Merger . . . . . . . . . . . . . . . . .A-20
       Section 5.07.       Access to Information. . . . . . . . . . . . . . . . . .A-20

ARTICLE SIX - CONDITIONS PRECEDENT TO THE MERGER. . . . . . . . . . . . . . . . . .A-20

       Section 6.01.       Conditions to Boatmen's Obligations. . . . . . . . . . .A-20
       Section 6.02.       Conditions to Company's Obligations. . . . . . . . . . .A-21

ARTICLE SEVEN - TERMINATION OR ABANDONMENT. . . . . . . . . . . . . . . . . . . . .A-22

       Section 7.01.       Mutual Agreement . . . . . . . . . . . . . . . . . . . .A-22
       Section 7.02.       Breach of Agreements . . . . . . . . . . . . . . . . . .A-22
       Section 7.03.       Environmental Reports. . . . . . . . . . . . . . . . . .A-22
       Section 7.04.       Failure of Conditions. . . . . . . . . . . . . . . . . .A-23
       Section 7.05.       Regulatory Approval Denial . . . . . . . . . . . . . . .A-23
       Section 7.06.       Shareholder Approval Denial. . . . . . . . . . . . . . .A-23
       Section 7.07.       Regulatory Enforcement Matters . . . . . . . . . . . . .A-23
       Section 7.08.       Fall-Apart Date. . . . . . . . . . . . . . . . . . . . .A-23
       Section 7.09.       Termination Fee. . . . . . . . . . . . . . . . . . . . .A-23
       Section 7.10.       Due Diligence Review . . . . . . . . . . . . . . . . . .A-25

                                    A-ii

ARTICLE EIGHT - GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-25

       Section 8.01.       Confidential Information . . . . . . . . . . . . . . . .A-25
       Section 8.02.       Publicity. . . . . . . . . . . . . . . . . . . . . . . .A-25
       Section 8.03.       Return of Documents. . . . . . . . . . . . . . . . . . .A-25
       Section 8.04.       Notices. . . . . . . . . . . . . . . . . . . . . . . . .A-26
       Section 8.05.       Liabilities. . . . . . . . . . . . . . . . . . . . . . .A-26
       Section 8.06.       Nonsurvival of Representations, Warranties
                           and Agreements . . . . . . . . . . . . . . . . . . . . .A-27
       Section 8.07.       Entire Agreement . . . . . . . . . . . . . . . . . . . .A-27
       Section 8.08.       Headings and Captions. . . . . . . . . . . . . . . . . .A-27
       Section 8.09.       Waiver, Amendment or Modification. . . . . . . . . . . .A-27
       Section 8.10.       Rules of Construction. . . . . . . . . . . . . . . . . .A-27
       Section 8.11.       Counterparts . . . . . . . . . . . . . . . . . . . . . .A-27
       Section 8.12.       Successors and Assigns . . . . . . . . . . . . . . . . .A-27
       Section 8.13.       Severability . . . . . . . . . . . . . . . . . . . . . .A-27
       Section 8.14.       Governing Law; Assignment. . . . . . . . . . . . . . . .A-28


EXHIBIT 1.09(a) - Company's Legal Opinion Matters
EXHIBIT 1.09(b) - Boatmen's Legal Opinion Matters
EXHIBIT 4.03 - Form of Subsidiary Bank Merger Agreement
EXHIBIT 4.09 - Form of Affiliate's Letter
EXHIBIT 7.09 - Index Group

                     AGREEMENT AND PLAN OF MERGER
                     ----------------------------

      This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made September 1, 1994, by and among BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's"), BOATMEN'S-ILLINOIS, INC., an Illinois corporation and wholly owned subsidiary of Boatmen's ("AcquisitionCo"), and SALEM COMMUNITY BANCORP, INC., an Illinois corporation, ("Company").

      In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                            ARTICLE ONE
                            -----------

                  TERMS OF THE MERGER & CLOSING
                  -----------------------------

      SECTION 1.01.  THE MERGER.  Pursuant to the terms and
      ------------   ----------
provisions of this Agreement and the Illinois Business Corporation Law (the "Corporate Law"), Company shall merge with and into AcquisitionCo (the "Merger").

      SECTION 1.02.  MERGING CORPORATION.  Company shall be the
      ------------   -------------------
merging corporation under the Merger and its corporate identity and existence, separate and apart from AcquisitionCo, shall cease on consummation of the Merger.

      SECTION 1.03.  SURVIVING CORPORATION.  AcquisitionCo shall be
      ------------   ---------------------
the surviving corporation in the Merger. No changes in the articles of incorporation of AcquisitionCo shall be effected by the Merger.

      SECTION 1.04.  EFFECT OF THE MERGER.  The Merger shall have
      ------------   --------------------
all of the effects provided by this Agreement and the Corporate
Law.

      SECTION 1.05.  CONVERSION OF SHARES.
      ------------   --------------------

      (a) At the Effective Time (as defined below), each share of common stock, par value $1.00, of Company (the "Company Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the Corporate Law, shall be converted into the right to receive 37.57 shares of common stock, par value $1.00 per share, of Boatmen's (the "Boatmen's Common") (together with any cash payment in lieu of fractional shares, as provided below, the "Merger Consideration"). No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Company Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Company Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

      (b) At the Effective Time, all of the shares of Company Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 1.07.

      (c) At the Effective Time, each share of Company Common, if any, held in the treasury of Company or by any direct or indirect subsidiary of Company (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

      (d) Each share of common stock, par value $1.00 per share, of AcquisitionCo outstanding immediately prior to the Effective Time remain issued and outstanding unaffected by the Merger.

      (e) If between the date hereof and the Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the fraction of a share of Boatmen's Common into which a share of Company Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of Company shall be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

      (f) If holders of Company Common are entitled to dissent from the Agreement and Merger under the Corporate Law, any issued and outstanding shares of Company Common held by a dissenting holder shall not be converted as described in Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Corporate Law; provided, however, that each share of Company Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under Corporate Law.

      SECTION 1.06.  THE CLOSING.  The closing of the Merger (the
      ------------   -----------
"Closing") shall take place at a location mutually agreeable to the parties at 10:00 A.M. Central Time on the Closing Date described in
Section 1.08 of this Agreement.

      SECTION 1.07.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
      ------------   ----------------------------------------------

      (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Merger (the "Exchange Agent").

      (b)   As soon as reasonably practicable after the Effective
Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered
Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (c) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

      SECTION 1.08.  CLOSING DATE.  At Boatmen's election, the
      ------------   ------------
Closing shall take place on (i) the last business day of, or
(ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Company and Boatmen's may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Illinois (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

      SECTION 1.09.  ACTIONS AT CLOSING.
      ------------   ------------------

      (a)   At the Closing, Company shall deliver to Boatmen's and
AcquisitionCo:

              (i) a certified copy of the Articles of Incorporation of Company and Community State Bank (the "Bank");

             (ii) a Certificate signed by an appropriate officer of Company stating that (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) have been satisfied or waived as provided therein;

            (iii) a certified copy of the resolutions of Company's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

             (iv) Certificate of the Illinois Secretary of State, dated a recent date, stating that Company is in good standing; and

              (v) a legal opinion from counsel for Company, in form reasonably acceptable to Boatmen's counsel, opining with respect to the matters listed on Exhibit 1.09(a) hereto.

      (b)   At the Closing, Boatmen's shall deliver to Company:

              (i) a Certificate signed by an appropriate officer of Boatmen's and AcquisitionCo stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and
      (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) (but excluding the approval of the Company's shareholders) have been satisfied;

             (ii) a certified copy of the resolutions of Boatmen's Board of Directors or Executive Committee authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

            (iii)  a certified copy of the resolutions of
      AcquisitionCo's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby; and

             (iv) a legal opinion from counsel for Boatmen's, in form reasonable acceptable to Company's counsel, opining with respect to the matters listed on Exhibit 1.09(b) hereto.


                          ARTICLE TWO
                          -----------

                   REPRESENTATIONS OF COMPANY
                   --------------------------

      Company hereby makes the following representations and warranties:

      SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
      ------------   ------------------------------

      (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

      (b) The authorized capital stock of Company consists of 50,000 shares of Company Common, of which, as of the date hereof, 7,684 shares are issued and outstanding. All of the issued and outstanding shares of Company Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Company Common has been issued in violation of any preemptive rights of the current or past stockholders of Company. Except as disclosed in Section 2.01(b) of that certain confidential writing delivered by Company to Boatmen's and executed by both Company and Boatmen's concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule"), each Certificate representing shares of Company Common issued by Company in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Company only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement
Certificate.

      (c) Except as set forth in subsection 2.01(b), there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company or contracts, commitments, understandings or arrangements by which Company is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Set forth in Section 2.01(c) of the Disclosure Schedule is a list of the record and beneficial owners of all of the Company Common as of the date of this Agreement, showing the number of shares owned by each of them.

      SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  Company's Board of
      ------------   --------------------------
Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Company of its obligations hereunder. Nothing in the articles of incorporation or bylaws of Company, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or Bank are bound or subject which is material to Company and Bank taken as a whole or to the Merger would prohibit or inhibit Company from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. Company and Bank are neither in default under nor in violation of any provision of their articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Company and Bank taken as a whole.

      SECTION 2.03.  SUBSIDIARIES.  Company's only subsidiary is the
      ------------   ------------
Bank. Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The number of issued and outstanding shares of capital stock of Bank is set forth in Section 2.03 of the Disclosure
Schedule, all of which shares (except as may be otherwise there noted) are owned by Company, free and clear of all liens, encumbrances, rights of first refusal, options or other restric-tions of any nature whatsoever, except as may be stated in
Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of Bank and no person or entity has any other right to purchase or acquire any unissued shares of stock of Bank, nor does Bank have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither Company nor Bank is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Bank is the only subsidiary of the Company. The Bank has no subsidiaries.

      SECTION 2.04.  FINANCIAL INFORMATION.  Copies of the following
      ------------   ---------------------
financial statements and reports are included in Section 2.04 of the Disclosure Schedule: (a) the independent auditor's report dated August 27, 1993 prepared by KPMG Peat Marwick together with the notes thereto, (b) the year-end and quarterly Reports of Condition and Report of Income of the Bank for 1993 and June 30, 1994, as filed with the Federal Deposit Insurance Corporation ("FDIC"), and (c) the year-end and quarterly Reports of the Company on Forms Y-6 and Y-9, respectively, for 1993 and June 30, 1994, as filed with the Board of Governors of the Federal Reserve System
(the "Federal Reserve Board") (together, the "Company Financial Statements"). The Company Financial Statements have been prepared, on a consistent basis throughout the periods presented, on an accounting basis which is acceptable for, and actually utilized by Company and Bank on their respective, federal and state income tax returns and there are no differences between, or adjustments necessary to reconcile, Company's or Bank's books of account and such tax returns, and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and Bank on a consolidated basis as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

      SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
      ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Company and Bank taken as a whole, nor have there been any events or trans-actions having such a material adverse effect which should be dis-closed in order to make the Company Financial Statements not misleading. Since September 17, 1993, there has been no material adverse change in the financial condition, the results of operations or the business of the Bank. Notwithstanding the foregoing, any changes for which Company or the Bank, make provisions for loan losses pursuant to Section 4.06 hereof shall not be deemed to be a material adverse change.

      SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may
      ------------   ------------------------------
be disclosed in Section 2.06 of the Disclosure Schedule, neither Company nor Bank is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to Company or Bank.

      SECTION 2.07.  TAX MATTERS.  Company and Bank have filed all
      ------------   -----------
federal, state and local tax returns due in respect of any of their businesses or properties in a timely fashion and have paid or made provision for all amounts due shown on such returns. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Company Financial Statements in the aggregate do not materially fail to provide for potential tax liabilities.

      SECTION 2.08.  LITIGATION.  Except as may be disclosed in
      ------------   ----------
Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Company, threatened, against Company or Bank, or of which the property of Company or Bank is or would be subject.

      SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be
      ------------   ---------------------
disclosed in Section 2.09 of the Disclosure Schedule, neither Company nor Bank is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Company or Bank on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement which is in writing is included in Section 2.09 of the Disclosure Schedule.

      SECTION 2.10.  REPORTS.  Each of Company and Bank has filed
      ------------   -------
all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Commissioner of Banks and Trust Companies of the State of Illinois,
(iv) any state securities authorities, and (v) any other governmental authority with jurisdiction over Company or Bank, except as may be disclosed in Section 2.10 of the Disclosure Schedule. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 2.11.  LOAN PORTFOLIO.  Except as may be disclosed in
      ------------   --------------
Section 2.11 of the Disclosure Schedule, (i) all loans and discounts shown on the Company Financial Statements or which were entered into after the date of the most recent balance sheet included in the Company Financial Statements were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Company and Bank, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be; and (iii) Company and Bank have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

      SECTION 2.12.  EMPLOYEE MATTERS AND ERISA.
      ------------   --------------------------

      (a) Except as may be disclosed in Section 2.12(a) of the Disclosure Schedule, neither Company nor Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Company or Bank and to the knowledge of Company there is no present effort nor existing proposal to attempt to unionize any group of employees of Company or Bank.

      (b) Except as may be disclosed in Section 2.12(b) of the Disclosure Schedule, (i) Company and Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Company nor Bank is engaged in any unfair labor practice; (ii) there is no material unfair labor practice complaint against Company or Bank pending or, to the knowledge of

Company, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or directly affecting Company or Bank; and (iv) neither Company nor Bank has experienced any material work stoppage or other material labor difficulty during the past five years.

      (c) Except as may be disclosed in Section 2.12(c) of the Disclosure Schedule, neither Company nor Bank maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Company or Bank (the "Employee Plans"). To the knowledge of Company, no present or former employee of Company or Bank has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Neither Company nor Bank participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in Section 2.12(c) of the Disclosure Schedule, neither Company nor Bank maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Company or Bank.

      (d) Neither Company nor Bank maintain, nor have any of them maintained for the past ten years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and Company has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Company or Bank would be liable after December 31, 1993, except as is reflected on the Company Financial Statements. After December 31, 1993, Company and Bank will not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for
a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

      SECTION 2.13.  TITLE TO PROPERTIES; INSURANCE.  Except as may
      ------------   ------------------------------
be disclosed in Section 2.13 of the Disclosure Schedule,
(i) Company and Bank have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances
(except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Company Financial State-ments and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other Real
Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of Company or Bank rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by Company and Bank in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Company, threatened with respect to such properties; (iv) Company and Bank have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Company or Bank in their business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by Company and Bank are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

      SECTION 2.14.  ENVIRONMENTAL MATTERS.  As used in this
      ------------   ---------------------
Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Company and Bank have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

      Except as may be disclosed in Section 2.14 of the Disclosure Schedule, neither the conduct nor operation of Company or Bank nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of Company and Bank and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Company and Bank of Environmental Laws or obligate (or potentially obligate) Company or Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Company and Bank. Except as may be disclosed in Section 2.14 of the Disclosure Schedule, neither Company nor Bank has received any notice from any person or entity that Company or Bank or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

      SECTION 2.15.  COMPLIANCE WITH LAW.  Company and Bank have all
      ------------   -------------------
licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      SECTION 2.16.  BROKERAGE.  There are no existing claims or
      ------------   ---------
agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Company or Bank.

      SECTION 2.17.  NO UNDISCLOSED LIABILITIES.  Company and Bank
      ------------   --------------------------
do not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Company or Bank giving rise to any such liability), except (i) for liabilities set forth in the Company Financial Statements, (ii) fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Company and Bank, since the date of the most recent balance sheet included in the Company Financial Statements, and (iii) as may be disclosed in Section 2.17 of the Disclosure Schedule.

      SECTION 2.18.  STATEMENTS TRUE AND CORRECT.  None of the
      ------------   ---------------------------
information supplied or to be supplied by Company or Bank for inclusion in (i) the Registration Statement (as defined in Section 4.06), (ii) the Proxy Statement/Prospectus (as defined in
Section 4.04) and (iii) any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of the Company and the Bank and at the time of such stockholder meetings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Company is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                          ARTICLE THREE
                          -------------

         REPRESENTATIONS OF BOATMEN'S AND ACQUISITIONCO
         ----------------------------------------------

      Boatmen's and AcquisitionCo hereby make the following representations and warranties:

      SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
      ------------   ------------------------------

      (a) Boatmen's is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted. Boatmen's is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. AcquisitionCo is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Illinois with full corporate power and authority to carry on its business as it is now being conducted.

      (b)   The authorized capital stock of Boatmen's consists of
(i) 150,000,000 shares of Boatmen's Common, of which, as of July 31, 1994, 104,739,985 shares were issued and outstanding, and
(ii) 10,300,000 Cumulative Preferred Shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock"), and 1,500,000 shares are designated "Junior Participating Preferred Stock, Series C", no par value per share (the "Boatmen's Series C Preferred Stock"). No shares of the Boatmen's Series C Preferred Stock are issued and outstanding and 11,421 shares of the Boatmen's Series B Preferred Stock were issued and outstanding as of July 31, 1994. All of the issued and outstanding shares of Boatmen's Common and Boatmen's Series B Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Boatmen's Common has been issued in violation of any preemptive rights of the current or past stockholders of Boatmen's. As of July 31, 1994, Boatmen's had outstanding options and other rights to acquire not more than 3,426,552 shares of Boatmen's Common and no shares of the Boatmen's Series B Preferred Stock or the Boatmen's Series C Preferred Stock.

      (c) AcquisitionCo is incorporated under the laws of the State of Illinois. AcquisitionCo has authorized capital of ten thousand (10,000) shares of common stock, par value one dollar ($1.00) per share (the "AcquisitionCo Common"). As of the date hereof, 1,000 shares of AcquisitionCo Common are issued and outstanding, fully paid and non-assessable and owned by Boatmen's.

      (d) The shares of Boatmen's Common that are to be issued to the stockholders of Company pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

      SECTION 3.02.  AUTHORIZATION.  The Executive Committee or
      ------------   -------------
Board of Directors of Boatmen's and the Board of Directors of AcquisitionCo will have by the end of the Due Diligence Period (as defined in Section 7.10 hereof), unless this Agreement is theretofore terminated pursuant to Article Seven hereof, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder. Nothing in the articles of incorporation or bylaws of Boatmen's or AcquisitionCo, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit Boatmen's or AcquisitionCo from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Boatmen's and AcquisitionCo and constitutes a legal, valid and binding obligation of Boatmen's and AcquisitionCo, enforceable against Boatmen's and AcquisitionCo in accordance with its terms and no other corporate acts or proceedings are required to be taken by Boatmen's or AcquisitionCo (including any approvals by the shareholders of Boatmen's or AcquisitionCo) to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the Commissioner of Banks and Trust Companies of the State of Illinois, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Boatmen's or AcquisitionCo.

      SECTION 3.03.  SUBSIDIARIES.  Each of Boatmen's significant
      ------------   ------------
subsidiaries (as such term is defined under S.E.C. regulations) and AcquisitionCo is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

      SECTION 3.04.  FINANCIAL INFORMATION.  The consolidated
      ------------   ---------------------
balance sheets of Boatmen's and its subsidiaries as of December 31, 1992 and 1993 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, included in Boatmen's 10-K for the year ended 1993, as currently on file with the S.E.C. and the unaudited consolidated balance sheets of Boatmen's and its subsidiaries as of June 30, 1994 and June 30, 1993 and the related unaudited consolidated income statements for the six months then ended included in Boatmen's Quarterly Reports on Form 10Q for the quarters then ended, as currently on file with the S.E.C. (together, the "Boatmen's Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Boatmen's and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

      SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
      ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Boatmen's and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Boatmen's Financial Statements not misleading.

      SECTION 3.06.  LITIGATION.  There is no litigation, claim or
      ------------   ----------
other proceeding pending or, to the knowledge of Boatmen's, threatened, against Boatmen's or any of its subsidiaries, or of which the property of Boatmen's or any of its subsidiaries is or would be subject which would have a material adverse effect on the business of Boatmen's and its subsidiaries taken as a whole.

      SECTION 3.07.  REPORTS.  Boatmen's and each of its significant
      ------------   -------
subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, (iv) the FDIC, (v) any applicable state securities or banking authorities having jurisdiction, (vi) Nasdaq, and (vii) any other governmental authority with jurisdiction over Boatmen's or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.08.  COMPLIANCE WITH LAW.  Boatmen's and its
      ------------   -------------------
significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      SECTION 3.09.  STATEMENTS TRUE AND CORRECT.  None of the
      ------------   ---------------------------
information supplied or to be supplied by Boatmen's or AcquisitionCo for inclusion in (i) the Registration Statement (as defined below), (ii) the Proxy Statement/Prospectus (as defined below) and (iii) any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Company and Bank and at the time of such stockholders meetings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Boatmen's is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

                            ARTICLE FOUR
                            ------------

                        AGREEMENTS OF COMPANY
                        ---------------------

      SECTION 4.01.  BUSINESS IN ORDINARY COURSE.  (a) Company shall
      ------------   ---------------------------
not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement. Bank shall not declare or pay any dividend or make any other distribution to its shareholders, whether in cash, stock or other property after the date of this Agreement; provided, however, Bank may declare and pay cash dividends in the minimum amount necessary to enable the Company to meet its existing debt amortization obligations.

      (b) Company shall, and shall cause Bank to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Company and Bank will not, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):

              (i) issue any Company Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Company Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Company or Bank; or

             (ii) directly or indirectly redeem, purchase or otherwise acquire any Company Common or any other capital stock of Company or Bank; or

            (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

             (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

              (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees (provided that Company and Bank may pay its ordinary officer bonuses and its ordinary director bonuses for calendar year 1994 not to exceed in the aggregate the amounts thereof paid in 1993); or

             (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

            (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $250,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Boatmen's, acting through its Executive Vice President-Loan Administration or such other designee as Boatmen's may give notice of to Company; or

           (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage
      Corporation; or

             (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

              (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

             (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

            (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Company or Bank or any claims which Company or Bank may possess or waive any material rights of substantial value; or

           (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Company and Bank; or

            (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Company and Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

             (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on Company's and Bank's business, financial condition, or earnings;

            (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on Company's and its subsidiaries' business, financial condition, or earnings; or

           (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $50,000.

      (c) Company and Bank shall not, without the prior written consent of Boatmen's, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Company contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

      (d) Company shall promptly notify Boatmen's in writing of the occurrence of any matter or event known to and directly involving Company, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Company and Bank taken as a whole.

      (e) Company shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Company
Common or other securities of Company and Bank. Company shall promptly advise Boatmen's of its receipt of any such proposal or inquiry concerning any possible such proposal, and the substance of such proposal or inquiry.

      SECTION 4.02.  BREACHES.  Company shall, in the event it has
      ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Boatmen's and use its best efforts to prevent or promptly remedy the same.

      SECTION 4.03.  SUBSIDIARY BANK MERGER.  Company shall cause
      ------------   ----------------------
Bank to enter into the form of Subsidiary Bank Merger Agreement attached hereto as Exhibit 4.03 with Boatmen's Bank of South Central Illinois ("Boatmen's Bank"), which is a wholly owned subsidiary of Boatmen's, and take all other actions (including voting its shares of Bank in favor of the Subsidiary Bank Merger Agreement) and cooperate with Boatmen's, and Boatmen's Bank in causing such merger (the "Subsidiary Bank Merger") to be effected.

      SECTION 4.04.  SUBMISSION TO SHAREHOLDERS.  Company shall
      ------------   --------------------------
cause to be duly called and held, on a date mutually selected by Boatmen's and Company, a special meeting of its shareholders and the shareholders of the Bank (the "Stockholders' Meetings") for submission, in the case of Company, of this Agreement and the Merger for approval of such Company shareholders as required by the Corporate Law and, in the case of Bank, the Subsidiary Bank Merger Agreement and the Subsidiary Bank Merger for the approval of such Bank shareholders as required by applicable law. In connection with the Stockholders' Meetings, (i) Company shall cooperate and assist Boatmen's in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the S.E.C. and Company shall mail it to its stockholders and cause Bank to mail it to its stockholders, (ii) Company shall furnish Boatmen's all information concerning itself that Boatmen's may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of Company shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its stockholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such stockholder approval.

      SECTION 4.05.  CONSENTS TO CONTRACTS AND LEASES.  Company
      ------------   --------------------------------
shall use its best efforts to obtain all necessary consents with respect to all interests of Company and Bank in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pur-suant to the Merger or the Subsidiary Bank Merger, if any.

      SECTION 4.06.  CONFORMING ACCOUNTING AND RESERVE POLICIES;
      ------------   -------------------------------------------
RESTRUCTURING EXPENSES.
- ----------------------

      (a) Notwithstanding that the Company believes that it and Bank have established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, the Company recognizes that Boatmen's may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, the Company and Boatmen's shall consult and cooperate with each other with respect to conforming, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, the loan, accrual and reserve policies of Company and Bank to those policies of Boatmen's.

      (b) In addition, from and after the date of this Agreement to the Effective Time, the Company and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, appropriate accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger.

      (c) The Company and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

      (d) At the request of Boatmen's, the Company shall establish and take such reserves and accruals as Boatmen's shall request to conform the Company's loan, accrual and reserve policies to Boatmen's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are mutually agreeable to Boatmen's and Company; provided, however, that it is the objective of Boatmen's and Company that such reserves, accruals and charges referred to in this Section 4.06 be taken as at or immediately prior to December 31, 1994, and, in all events, not later than as of immediately prior to the Closing Date, provided that if such reserves, accruals and charges are to be taken as at or prior to December 31, 1994 and the Closing Date is to occur thereafter, Boatmen's shall certify to Company on or prior to January 15, 1995, that the bank regulatory approval conditions to its obligations contemplated by Section 6.01(d) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and Boatmen's and Company shall have mutually agreed by January 15, 1995 to the scheduling of the Closing Date to be no later than February 28, 1995; and provided, further, that Company shall not be required to take any such action that is not consistent with accepted accounting principles.

      SECTION 4.07.  CONSUMMATION OF AGREEMENT.  Company shall use
      ------------   -------------------------
its best efforts to perform and fulfill all conditions and obli-gations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Company shall furnish to Boatmen's in a timely manner all information, data and documents in the possession of Company requested by Boatmen's as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Boatmen's Common to be issued to the shareholders of Company pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Boatmen's to carry out the purpose and intent of this Agreement.

      SECTION 4.08.  ENVIRONMENTAL REPORTS.  Company shall provide
      ------------   ---------------------
to Boatmen's, as soon as reasonably practical, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Company or Bank as of the date hereof (but excluding space in retail and similar establishments leased by the Company for automatic teller machines or other leased premises where the space leased comprises less than 25% of the total space leased to all tenants of such property) and within ten days after the acquisition or lease of any real property acquired or leased by Company or Bank after the date hereof (but excluding space in retail and similar establishments leased by the Company for automatic teller machines or other leased premises where the space leased comprises less than 25% of the total space leased to all tenants of such property), except as otherwise provided in
Section 4.01(b)(xiv). If required by the phase one investigation in Boatmen's reasonable opinion, Company shall provide to Boatmen's a report of a phase two investigation on properties requiring such additional study. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or
(ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of Two Hundred Fifty Thousand Dollars ($250,000) as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to Company, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $250,000 or less with any reasonable degree of certainty, then Boatmen's shall have the right pursuant to Section 7.03 hereof, for a period of 10 business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Boatmen's sole remedy in such event.

      SECTION 4.09.  RESTRICTION ON RESALES.  Company shall obtain
      ------------   ----------------------
and deliver to Boatmen's, at least 31 days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.09 hereto, of each person who may reasonably be deemed an "affiliate" of Company or Bank within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding (i) compliance with the provisions of such Rule 145, and
(ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of Company Common or Boatmen's Common (or reduction of risk with respect thereto) until such time as financial results covering at least 30 days of post-Merger combined operations have been published.

      SECTION 4.10.  ACCESS TO INFORMATION.  Company shall permit
      ------------   ---------------------
Boatmen's reasonable access in a manner which will avoid undue disruption or interference with Company's normal operations to its properties and shall disclose and make available to Boatmen's all books, documents, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Company shall deliver to Boatmen's within ten (10) days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.12(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) lists of all current participants and all participants with benefit entitlements, (iv) contracts relating to plan documents,
(v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date,
(vii) determination letters from the Internal Revenue Service,
(viii) the most recent annual report filed with the Internal Revenue Service, and (ix) trust agreements. Boatmen's will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                        ARTICLE FIVE
                        ------------

          AGREEMENTS OF BOATMEN'S AND ACQUISITIONCO
          -----------------------------------------

      SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION
      ------------   -------------------------------------
STATEMENT.  Boatmen's shall file all regulatory applications
- ---------
required in order to consummate the Merger and the Subsidiary Bank Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the Commissioner of Banks and Trust Companies of the State of Illinois and the FDIC. Boatmen's shall keep Company reasonably informed as to the status of such applications and provide to Company copies of such applications and any supplementally filed materials. Boatmen's shall file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common to be issued to the stockholders of Company and Bank pursuant to this Agreement and the Subsidiary Bank Merger Agreement, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the stockholders of Company and Bank, at the time of the Stockholders' Meetings and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Boatmen's shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Boatmen's shall promptly and properly prepare and file
(i) any application required to list on Nasdaq the shares of Boatmen's Common to be issued pursuant to the Merger and the Subsidiary Bank Merger, and (ii) any filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

      SECTION 5.02.  BREACHES.  Boatmen's shall, in the event it has
      ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Company and use its best efforts to prevent or promptly remedy the same.

      SECTION 5.03.  CONSUMMATION OF AGREEMENT.  Boatmen's and
      ------------   -------------------------
AcquisitionCo shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

      SECTION 5.04.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
      ------------   -----------------------------------------------
INDEMNIFICATION.
- ---------------

      (a) Following the Effective Time, Boatmen's will provide the directors and officers of Company and Bank with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally, and, in addition, for a period of three years will use its best efforts to continue the Company's and Bank's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Company. If the aggregate premium of such insurance would exceed such maximum amount, Boatmen's shall use its best efforts to procure such level of insurance having the coverage described above as can be obtained for an aggregate premium equal to such maximum amount.

      (b) For six years after the Effective Time, Boatmen's shall cause the Surviving Corporation (the survivor of the Merger of Company and AcquisitionCo following the Effective Time, the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Company and Bank (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Subsidiary Bank Merger Agreement) to the full extent then permitted under the Corporate Law and by the Company's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

      (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section
5.04. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then Boatmen's shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 5.04.

      SECTION 5.05.  EMPLOYEE BENEFITS.  Boatmen's shall, with
      ------------   -----------------
respect to each person who remains an employee of Company or Bank following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.05. Subject to the right of subsequent amendment or termination in Boatmen's discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries (the "Boatmen's Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein and otherwise shall not be participating in a similar plan maintained by the Company after the Effective Time.
Company employees will be eligible to participate on the same basis as similarly situated employees of other Boatmen's subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Boatmen's subsidiaries.
Boatmen's may terminate or modify all Employee Plans except insofar as benefits thereunder shall have vested on the Closing Date and cannot be modified and Boatmen's obligation under this Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Boatmen's shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Boatmen's Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with Company and Bank.

      SECTION 5.06.  SUBSIDIARY BANK MERGER.  Boatmen's shall cause
      ------------   ----------------------
Boatmen's Bank to enter into the form of Subsidiary Bank Merger Agreement, attached hereto as Exhibit 4.03, with Bank and take all other actions (including voting its shares of Boatmen's Bank in favor of the Subsidiary Bank Merger) and cooperate with Bank in causing the Subsidiary Bank Merger to be effected.

      SECTION 5.07.  ACCESS TO INFORMATION.  Boatmen's shall permit
      ------------   ---------------------
Company reasonable access in a manner which will avoid undue disruption or interference with Boatmen's normal operations to its properties and shall disclose and make available to Company all books, documents, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which Company may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Company will hold any such information which is nonpublic in confidence in accordance with the provisions of
Section 8.01 hereof.


                         ARTICLE SIX
                         -----------

              CONDITIONS PRECEDENT TO THE MERGER
              ----------------------------------

      SECTION 6.01.  CONDITIONS TO BOATMEN'S OBLIGATIONS.  Boatmen's
      ------------   -----------------------------------
and AcquisitionCo's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Boatmen's) prior to or on the Closing Date of the following conditions:

      (a) The representations and warranties made by Company in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing
Date;

      (b) Company shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an
"Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

      (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

      (e) Boatmen's shall have received all documents required to be received from Company on or prior to the Closing Date, all in form and substance reasonably satisfactory to Boatmen's;

      (f) Boatmen's shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, its independent public accountants, to the effect that the Merger and the Subsidiary Bank Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and the Subsidiary
Bank Merger Agreement, respectively; except that this condition shall be deemed to have been waived by Boatmen's if it takes any action after the date of this Agreement without the written consent of Company, which such action constitutes the sole reason for Ernst & Young to be unable to render such opinion;

      (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency;

      (h) Boatmen's shall have received a ruling of the Internal Revenue Service or an opinion of its counsel to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement and the Subsidiary Bank Merger is consummated in accordance with the terms set forth in the Subsidiary Bank Merger Agreement, (i) the Merger and Subsidiary Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Company Common or Bank common stock upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), in the case of Company, and the shares of Boatmen's Common issuable pursuant to the Subsidiary Bank Merger Agreement, in the case of Bank; (iii) the basis of shares of Boatmen's Common received by the stockholders of Company or Bank will be the same as the basis of shares of Company Common or Bank common stock exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common received by such stockholders will include the holding period of the shares of Company Common or Bank common stock exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

      (i) The Subsidiary Bank Merger also shall be consummated on the Closing Date.

      SECTION 6.02.  CONDITIONS TO COMPANY'S OBLIGATIONS.  Company's
      ------------   -----------------------------------
obligation to effect the Merger shall be subject to the satisfaction (or waiver by Company) prior to or on the Closing Date of the following conditions:

      (a) The representations and warranties made by Boatmen's and AcquisitionCo in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

      (b) Boatmen's and AcquisitionCo shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

      (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Company, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

      (e) Company shall have received all documents required to be received from Boatmen's on or prior to the Closing Date, all in form and substance reasonably satisfactory to Company;

      (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

      (g) Company shall have received the ruling of the Internal Revenue Service or the opinion of Boatmen's counsel contemplated by
Section 6.01(h) of this Agreement.


                          ARTICLE SEVEN
                          -------------

                     TERMINATION OR ABANDONMENT
                     --------------------------

      SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be
      ------------   ----------------
terminated by the mutual written agreement of Boatmen's and Company at any time prior to the Closing Date, regardless of whether shareholder approval of this Agreement and the Merger by the shareholders of Company shall have been previously obtained.

      SECTION 7.02.  BREACH OF AGREEMENTS.  In the event that there
      ------------   --------------------
is a material breach in any of the representations and warranties or agreements of Boatmen's or Company, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

      SECTION 7.03.  ENVIRONMENTAL REPORTS.  Boatmen's may terminate
      ------------   ---------------------
this Agreement to the extent provided by Section 4.08 and this
Section 7.03 by giving written notice thereof to Company.

      SECTION 7.04.  FAILURE OF CONDITIONS.  In the event any of the
      ------------   ---------------------
conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

      SECTION 7.05.  REGULATORY APPROVAL DENIAL.  If any regulatory
      ------------   --------------------------
application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled. However, it is understood that a request for additional information or undertaking by Boatmen's, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Boatmen's diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Boatmen's (hereinafter referred to as the "appeal") then the application will be deemed denied unless Boatmen's prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

      SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If the Merger is
      ------------   ---------------------------
not approved by the requisite vote of the stockholders of Company at the Stockholders' Meetings, then either party may terminate this Agreement.

      SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event
      ------------   ------------------------------
that Company or Bank shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then Boatmen's may terminate this Agreement.

      SECTION 7.08.  FALL-APART DATE.  If the Closing Date does not
      ------------   ---------------
occur on or prior to the expiration of the first anniversary of the date of this Agreement, then this Agreement may be terminated by either party by giving written notice thereof to the other.

      SECTION 7.09.  TERMINATION FEE.
      ------------   ---------------

      (a) Upon the occurrence of one or more of the following events (a "Triggering Event"), Company shall pay to Boatmen's the sum of Five Hundred Thousand Dollars ($500,000):

              (i) upon termination of this Agreement by Boatmen's upon a breach thereof by Company, provided that within twelve (12) months of the date of such termination, an event described in clause (ii) or (iii) below shall have occurred;

             (ii) any person or group of persons (other than Boatmen's) shall acquire, or have the right to acquire, 50% or more of the outstanding voting shares of Company;

            (iii) upon the entry by Company or Bank into an agreement or other understanding with a person or group of persons
      (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Company or Bank or to purchase or acquire control of Company or Bank or all or substantially all of Company's or Bank's assets; and

             (iv) the failure of Company's shareholders to approve the Merger and this Agreement at a meeting called for such purpose; provided, however, that the failure of the Company's shareholders to approve the Merger and this Agreement at a meeting called for such purpose shall not be deemed a Triggering Event if: (A) the average of the daily closing prices of a share of Boatmen's Common, as reported on Nasdaq during the period of twenty (20) trading days ending on the second trading day immediately preceding the date of mailing to the shareholders of the Company notice of a meeting to vote upon this Agreement and the Merger, together with the Proxy Statement/Prospectus relating thereto (the "Mailing Date")
      (the "Boatmen's Final Price"), is less than $26.00; and
      (B) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

      (b)   As used in this Section 7.09:

              (i) "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange
      Act.

             (ii) The "Index Group" shall mean all of those companies listed on Exhibit 7.09, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of 20 trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a significant subsidiary of such acquiring company (as such term is defined in Section 3.03 hereof). In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

            (iii) The "Initial Boatmen's Price" shall be the closing price of a share of Boatmen's Common on the date of this Agreement. The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the date of this Agreement.

             (iv) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the end of the second trading day immediately preceding the Mailing Date.

              (v) The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09) of the Final Prices for all of the companies comprising the Index Group.

      If Boatmen's or any company included in the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the end of the fifth trading day immediately preceding the

      Closing Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the prices on the date of this Agreement.

Company shall notify Boatmen's promptly in writing upon its becoming aware of the occurrence of any Triggering Event.

      SECTION 7.10.  DUE DILIGENCE REVIEW.  In accordance with
      ------------   --------------------
Section 4.10, Company shall provide Boatmen's full and complete access to its books, records and staff and those of Bank to facilitate Boatmen's due diligence review of the financial condition, business and prospects of Company and Bank. If Boatmen's, in its sole and absolute discretion, should not be satisfied with the results of such due diligence review or the financial condition, business or prospects of Company and Bank generally, then Boatmen's may terminate this Agreement by providing written notice thereof to Company by the later of (i) the thirtieth
(30th) day after the date of this Agreement or (ii) the third (3rd) business day after Company delivers to Boatmen's a copy of Company's audited Financial Statements for the fiscal year ended December 31, 1993 (the "Due Diligence Period").


                        ARTICLE EIGHT
                        -------------

                          GENERAL
                          -------

      SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties
      ------------   ------------------------
acknowledge the confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

      SECTION 8.02.  PUBLICITY.  Boatmen's and Company shall
      ------------   ---------
cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

      SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this
      ------------   -------------------
Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

      SECTION 8.04.  NOTICES.  Any notice or other communication
      ------------   -------
shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

      (a)   if to Boatmen's:

                  Boatmen's Bancshares, Inc.
                  One Boatmen's Plaza
                  800 Market Street
                  St. Louis, Missouri  63102
                  Attention:  Mr. Leo G. Haas
                  Facsimile:  314/466-5645

            with a copy to:

                  Lewis, Rice & Fingersh
                  500 North Broadway, Suite 2000
                  St. Louis, Missouri  63102
                  Attention:  Mr. Thomas C. Erb
                  Facsimile:  314/241-6056

and

      (b)   if to Company:

                  Salem Community Bancorp, Inc.
                  401 West Main Street, P.O. Box 880
                  Salem, Illinois  62881
                  Attention:  Mr. Robert W. Montgomery

            with copies to:

                  Suelthaus & Kaplan
                  7733 Forsyth Blvd., 12th Floor
                  Clayton, Missouri  63105
                  Attention:  Mr. Joseph T. Porter, Jr.

or to such other address as any party may from time to time designate by notice to the others.

      SECTION 8.05.  LIABILITIES.  In the event that this Agreement
      ------------   -----------
is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

      SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
      ------------   ----------------------------------------------
AGREEMENTS.  Except for and as provided in this Section 8.06, no
- ----------
representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 5.04, 5.05 and
5.06 shall survive the Effective Time and the covenants set forth in Sections 1.07, 7.09, 8.01, 8.02, 8.03 and 8.05 shall survive the Effective Time or the earlier termination of this Agreement.

      SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement and the
      ------------   ----------------
Subsidiary Bank Merger Agreement constitute the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

      SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of
      ------------   ---------------------
Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The con-
      ------------   ---------------------------------
ditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after approval of the Agreement by the shareholders of Company; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Company or alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of Company Common. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

      SECTION 8.10.  RULES OF CONSTRUCTION.  Unless the context
      ------------   ---------------------
otherwise requires:  (i) a term has the meaning assigned to it;
(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) "or" is not exclusive; and (iv) words in the singular may include the plural and in the plural include the singular.

      SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed
      ------------   ------------
in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

      SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall
      ------------   ----------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

      SECTION 8.13.  SEVERABILITY.  In the event that any provisions
      ------------   ------------
of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to cover enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

      SECTION 8.14.  GOVERNING LAW; ASSIGNMENT.  This Agreement
      ------------   -------------------------
shall be governed by the laws of the State of Missouri, except to the extent that the Corporate Law must govern aspects of the Merger, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                    BOATMEN'S BANCSHARES, INC.


                                    By   /s/ Leo G. Haas
                                       ----------------------------------------
                                          Leo G. Haas
                                          Senior Vice President



                                    SALEM COMMUNITY BANCORP, INC.


                                    By:/s/ Robert W. Montgomery
                                       ----------------------------------------
                                       Robert W. Montgomery
                                       President and Chief Executive Officer




                                    BOATMEN'S-ILLINOIS, INC.


                                    By:/s/ Leo G. Haas
                                       ----------------------------------------
                                          Leo G. Haas
                                          Vice President

                                                               EXHIBIT 1.09(a)
                                                               ---------------


                   COMPANY'S LEGAL OPINION MATTERS


      1. The due incorporation, valid existence and good standing of Company under the laws of the State of Illinois, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with Boatmen's-Illinois in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

      2. The due organization of Bank as an Illinois state bank and the valid existence of Bank under the laws of the State of Illinois, its power and authority to own and operate its properties and the possession of all licenses, permits and authorizations necessary to carry on its business as now conducted.

      3. With respect to Company, (i) the number of authorized, and there being 7,684 issued and outstanding shares of capital stock of Company on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of Company, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Company, and
(v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

      4. With respect to Bank, (i) the number of authorized, issued and outstanding shares of capital stock of Bank on the Closing
Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such Bank,
(iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Bank, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

      5. Company's valid ownership of and title to 36,139 shares of the 37,500 shares of outstanding capital stock of Bank, free and clear of liens, security interests and encumbrances (excepting the security interest of ----------------------------------------------
pursuant to that certain ------------------------------------------
- --------------------------------------------- dated --------------------).

      6. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Company to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Company, and the Agreement as a valid and binding obligation of the Company, enforceable against Company in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

      7. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Bank to authorize the execution, delivery and performance of the Subsidiary Bank

                                    A-Ex. 1.09(a)-1

Merger Agreement, the due execution and delivery of the Subsidiary Bank Merger Agreement by Bank, and the Subsidiary Bank Merger Agreement as a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

      8. The execution of the Agreement by Company, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under their articles of incorporation or bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Company.

      9. The execution of the Subsidiary Bank Merger Agreement by Bank, and the consummation of the Subsidiary Bank Merger and the other transactions contemplated therein, does not violate or cause a default under its charter or bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Bank.

      10. The receipt of all required consents, approvals, orders or authorizations of, or registrations, declaration or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Company and Bank in connection with the respective execution and delivery of the Agreement and the Subsidiary Bank Merger Agreement or the consummation of the transactions contemplated therein.

      11. The nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Company or Bank which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement and the Subsidiary Bank Merger Agreement.


                                    A-Ex. 1.09(a)-2

                                                               EXHIBIT 1.09(b)
                                                               ---------------


                 BOATMEN'S LEGAL OPINION MATTERS


      1. The due incorporation, valid existence and good standing of Boatmen's and Boatmen's-Illinois under the laws of the States of Missouri and Illinois, respectively, and their respective power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

      2. The due organization, valid existence and good standing of Boatmen's Bank under the laws of the State of Illinois, and its power and authority to enter into the Subsidiary Bank Merger
Agreement and to merge with Bank and to consummate the other transactions contemplated by the Subsidiary Bank Merger Agreement.

      3. The due and proper performance of all corporate acts and other proceedings required to be taken by each of Boatmen's and Boatmen's-Illinois to authorize the execution, delivery and performance of the Agreement, their due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of Boatmen's and Boatmen's-Illinois enforceable against Boatmen's and Boatmen's-Illinois in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

      4. The due and proper performance of all corporate acts and other proceedings required to be taken by Boatmen's Bank and Boatmen's to authorize the execution, delivery and performance of the Subsidiary Bank Merger Agreement, the due execution and delivery of the Subsidiary Bank Merger Agreement by Boatmen's Bank and Boatmen's, and the Subsidiary Bank Merger Agreement as a valid and binding obligation of Boatmen's Bank and Boatmen's enforceable against Boatmen's Bank and Boatmen's in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

      5. The due authorization and, when issued to the stockholders of Company and Bank in accordance with the terms of the Agreement and the Subsidiary Bank Merger Agreement, the valid issuance of the shares of Boatmen's Common to be issued pursuant to the Merger and the Subsidiary Bank Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

      6. The execution and delivery of the Agreement by Boatmen's and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Boatmen's articles of incorporation or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon Boatmen's which would be materially adverse to the business of Boatmen's and its subsidiaries taken as a whole.

                                    A-Ex. 1.09(b)-1

      7. The execution and delivery of the Subsidiary Bank Merger Agreement by Boatmen's Bank and Boatmen's, and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Boatmen's Bank's charter or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon Boatmen's Bank which would be materially adverse to the business of Boatmen's Bank.

      8. The receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Boatmen's, Boatmen's-Illinois or Boatmen's Bank in connection with the execution and delivery of the Agreement and/or the Subsidiary Bank Merger Agreement, as the case may be, or the consummation of the transactions contemplated by the Agreement and/or the Subsidiary Bank Merger Agreement, as the case may be.


                                    A-Ex. 1.09(b)-2

                                                                  EXHIBIT 4.03
                                                                  ------------

                   SUBSIDIARY BANK MERGER AGREEMENT

      This is a SUBSIDIARY BANK MERGER AGREEMENT (this "Agreement") made September 1, 1994, by and between COMMUNITY STATE BANK, Salem, Illinois, an Illinois state chartered bank ("Bank"), and BOATMEN'S BANK OF SOUTH CENTRAL ILLINOIS, Mount Vernon, Illinois, an Illinois state chartered bank ("Boatmen's Bank"), and joined in by BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's").

      a. Bank is a banking association duly organized under the laws of the State of Illinois, with its principal office and place of business at 401 West Main Street, Salem, Illinois, and having as of June 30, 1994, capital stock of 37,500 common shares par value $10.00 per share, all 37,500 of which are issued and outstanding ("Bank Stock"), surplus of $2,125,000 and undivided profits of $3,651,000, in accordance with the balance sheet reflecting its condition as of the close of business on June 30, 1994; and

      b. Boatmen's Bank is a banking association duly organized under the laws of the State of Illinois, with its principal office at Main & 9th Streets, Mt. Vernon, Illinois, and having as of
June 30, 1994, capital stock of $2,700,000, consisting of 54,000 shares of common stock par value $50 per share, all 54,000 of which are issued and outstanding ("Boatmen's Bank Stock"), surplus of $4,000,000 and undivided profits of $5,599,348 (less $55,922 Market Adjustment for Securities) in accordance with the balance sheet reflecting its condition as of the close of business on June 30, 1994; and

      c. Boatmen's is a Missouri corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"); and

      d. Boatmen's-Illinois, Inc. is an Illinois corporation, and a wholly-owned subsidiary of Boatmen's; and

      e. Prior to the Effective Time (as defined herein), Boatmen's-Illinois, Inc. will own one hundred percent (100%) of the 54,000 outstanding shares of Boatmen's Bank; and

      f. Salem Community Bancorp, Inc. ("SCB") is an Illinois corporation registered as a bank holding company under the Bank
Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office at the same address as that of Bank; and

      g. SCB owns 36,139 (96.37%) of the 37,500 outstanding shares of Bank and has control over Bank within the meaning of the BHC
Act, a list of the stockholders of Bank as of the date hereof being attached as Exhibit A hereto.

      In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.

                                    A-Ex. 4.03-1

                          SECTION 1.
                          ---------

      Bank shall merge with and into Boatmen's Bank (the "Bank
Merger"). Boatmen's Bank shall be the surviving entity of such Bank Merger (the "Resulting Bank").


                          SECTION 2.
                          ---------

      The name of the Resulting Bank shall be "Boatmen's Bank of South Central Illinois."


                          SECTION 3.
                          ---------

      At the effective time of the Bank Merger (the "Effective Time"), the Articles of Incorporation of the Resulting Bank shall read in its entirety as does the Articles of Incorporation of Boatmen's Bank, and the Bylaws of Boatmen's Bank as in effect immediately prior to the Effective Time shall be the bylaws of the Resulting Bank.


                          SECTION 4.
                          ---------

      The business of the Resulting Bank shall be that of an Illinois state chartered bank. This business shall be conducted by the Resulting Bank at its main office which shall be located at the existing main office location of Boatmen's Bank, and at its legally established branches shall be the present main office and branch locations of Bank and the present branch locations of Boatmen's Bank.


                          SECTION 5.
                          ---------

      The number of directors which the Resulting Bank shall have shall be seven (7), the terms which the directors shall serve shall be as provided in Boatmen's Bank's bylaws or until their respective successor is duly elected and qualified, and the directors who shall serve as of the Effective Time of the Bank Merger shall be those directors of Boatmen's Bank serving immediately prior to such Effective Time and Robert W. Montgomery.


                          SECTION 6.
                          ---------

      At the Effective Time, the Resulting Bank shall be considered the same business and corporate entity as each of the Bank and Boatmen's Bank (collectively, the "Constituent Banks") and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Constituent Banks shall vest in the Resulting Bank and the Resulting Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Resulting Bank. In addition, any reference to either of the Constituent Banks in any contract or document, whether executed or taking effect before or

                                    A-Ex. 4.03-2
after the Effective Time, shall be considered a reference to the Resulting Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceedings to which either of the Constituent Banks is a party shall not be deemed to have been abated and shall have the same force and effect as if the Merger had not occurred; or the Resulting Bank may be substituted as a party to such action or proceedings, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent
Banks as if the Merger had not occurred.


                          SECTION 7.
                          ---------

      (a) Each share of common stock, par value $50 per share, of Boatmen's Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Bank Merger.

      (b) At the Effective Time, each share of common stock, par value $10.00, of Bank (the "Bank Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under applicable Illinois banking law, shall be converted into the right to receive 9.39 shares of common stock, par value $1.00 per share, of Boatmen's (the "Boatmen's Common") (together with any cash payment in lieu of fractional shares, as provided below, the "Bank Merger Consideration"). No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Bank Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Bank Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

      (c) At the Effective Time, all of the shares of Bank Common, by virtue of the Bank Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bank Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Bank Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 11 hereof.

      (d) If between the date hereof and the Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the fraction of a share of Boatmen's Common into which a share of Bank Common shall be converted pursuant to subsection (b) above shall be appropriately and proportionately adjusted so that each shareholder of Bank shall be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Bank Merger.

      (e) If holders of Bank Common are entitled to dissent from this Subsidiary Bank Merger Agreement and Bank Merger under applicable Illinois banking law, any issued and outstanding shares of

                                    A-Ex. 4.03-3

Bank Common held by a dissenting holder shall not be converted as described in subsection (b) above but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to applicable Illinois banking law; provided, however, that each share of Bank Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under applicable Illinois banking law.

      (f) Resulting Bank shall have capital stock of $2,700,000 consisting of 54,000 shares of capital stock issued and outstanding with a par value of $50 per share, surplus of an amount equal to the sum of the surplus of Bank and Boatmen's Bank and $375,000 transferred from the capital stock account of Bank and $2,125,000 transferred from the capital surplus account of the Bank, and undivided profits equal to the sum of the undivided profits of Bank and Boatmen's Bank. A pro forma statement of condition of Resulting Bank as of June 30, 1994, giving effect to the Merger, is attached to this Agreement as Exhibit B.


                          SECTION 8.
                          ---------

      In the event that certain Agreement as dated September 1, 1994, among Boatmen's, Boatmen's-Illinois and Salem Community Bancorp, Inc. (the "Holding Company Merger Agreement") is terminated pursuant to Article Seven thereof, this Agreement shall also be terminated and the Bank Merger provided for herein shall thereby be abandoned automatically without further act or deed by the parties hereto and no party hereto shall have any further liability, obligation or duty hereunder.


                          SECTION 9.
                          ---------

      Bank shall not pay any dividends after the date of this Agreement except to the extent permissible pursuant to Section
4.01(a) of the Holding Company Merger Agreement.


                          SECTION 10.
                          ----------

      Consummation of this Agreement and the Bank Merger is subject to the satisfaction of the conditions set forth in the Reorganization Agreement, which include but are not limited to
(i) approval of the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"), and (ii) the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of each of Bank and Boatmen's Bank to constitute approval of this Agreement. Regardless of whether this Agreement is approved or disapproved by the Illinois Commissioner, Bank and Boatmen's Bank shall pay all expenses incurred by the Illinois Commissioner in his examination of the Merger.


                          SECTION 11.
                          ----------

      (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Bank Merger (the "Exchange Agent").

                                    A-Ex. 4.03-4

      (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Bank Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Bank Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Bank Merger Consideration. No interest on the Bank Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Bank Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (c) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Bank Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.


                          SECTION 12.
                          ----------

      This Agreement must be ratified and confirmed by the affirmative vote of the shareholders of Bank and Boatmen's Bank owning the requisite percentage of their respective capital stock outstanding as required by law, at meetings to be held on the call of the respective Boards of Directors.

                                    A-Ex. 4.03-5

      IN WITNESS WHEREOF, Bank and Boatmen's Bank have caused this Subsidiary Bank Merger Agreement to be executed in multiple copies by their duly authorized officers, and have caused their seals to be hereunto affixed, as of the date first above written.

                                    COMMUNITY STATE BANK


                                    By----------------------------------------


                                    BOATMEN'S BANK OF SOUTH CENTRAL ILLINOIS


                                    By:---------------------------------------


                                    ACKNOWLEDGED AND JOINED IN BY:


                                    BOATMEN'S BANCSHARES, INC.


                                    By:---------------------------------------
                                          Leo G. Haas
                                          Senior Vice President

                                    A-Ex. 4.03-6

                                                     EXHIBIT 4.09
                                                     ------------


                   -------------------, 199--


Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

     Re:  Agreement and Plan of Merger, dated as of September 1,
          1994 (the "Merger Agreement"), by and among Salem
          Community Bancorp, Inc. ("Company"), Boatmen's
          Bancshares, Inc. ("Boatmen's"), and Boatmen's-Illinois,
          Inc. ("Boatmen's-Illinois")

Gentlemen:

     I have been advised that I may be deemed to be an affiliate of the Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of the Company owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of Boatmen's and cash in lieu of any fractional share. As used in this letter, the shares of common stock of the Company owned by me as of ------------------------- (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of Boatmen's which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to Boatmen's pursuant to Section 4.08 of the Merger Agreement.

     A.   I represent and warrant to Boatmen's and agree that:

          1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Company and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Boatmen's some other exemption from registration under the Securities Act is available with


                                    A-Ex. 4.09-1

Boatmen's Bancshares, Inc.
- --------------------, 1994
Page 2

     respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

          3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that Boatmen's has published financial results covering at least 30 days of the combined operations of Boatmen's and the Company.

     B.   I understand and agree that:

          1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

          "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated -----------------, 1994, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

          2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Boatmen's reserves the right to place the following legend on the Certificates issued to my transferee:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

     I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.


                                    A-Ex. 4.09-2

Boatmen's Bancshares, Inc.
- --------------------, 1994
Page 3

     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                             Very truly yours,


                                    A-Ex. 4.09-3

                                                     EXHIBIT 7.09
                                                     ------------

                           INDEX GROUP
                           -----------

NAME                                            WEIGHTING FACTORS
- ----                                            -----------------

BancOne Corp.                                         15.29%
Bancorp Hawaii, Inc.                                   2.34%
CoreStates Financial Corp.                             4.06%
First Bank System, Inc.                                3.68%
First Fidelity Bancorporation                          4.05%
Firstar Corporation                                    2.70%
Fleet/Norstar Financial Group, Inc.                    6.07%
Huntington Bancshares Incorporated                     2.11%
Meridian Bancorp, Inc.                                 1.93%
Comerica                                               3.88%
NBD Bancorp, Inc.                                      5.78%
Northern Trust Corporation                             3.05%
Norwest Corporation                                    8.19%
PNC Financial Corp.                                    9.08%
Republic New York Corporation                          3.62%
State Street Boston Corporation                        4.02%
SunTrust Banks, Inc.                                   8.20%
U.S. Bancorp                                           3.56%
Wachovia Corporation                                   8.39%
                                                     ------

             TOTAL:                                  100.00%


                                    A-Ex. 7.09-1

            AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This is an AMENDMENT (this "Amendment") made as of September 28, 1994, by and among, BOATMEN'S BANCSHARES, INC., a Missouri corporation, ("Boatmen's"), BOATMEN'S-ILLINOIS, INC., an Illinois corporation, ("AcquisitionCo"), and SALEM COMMUNITY BANCORP, INC., an Illinois corporation, ("Company"), to that certain Agreement and Plan of Merger (the "Agreement") made September 1, 1994, by and among Boatmen's, AcquisitionCo, and Company.


     In consideration of the premises and the mutual terms and provisions set forth in this Amendment and the Agreement, the parties hereby amend the Agreement as follows.

                            AMENDMENT
                            ---------

     SECTION 1.     AMENDMENTS.
     ---------      ----------

     (A) Section 4.09 of the Agreement is hereby amended by deleting the third sentence thereof and inserting in lieu thereof the following:

               Section 4.09.  Restriction on Resales.
               ------------   ----------------------
               Company shall obtain and deliver to Boatmen's, at least 31 days prior to the Closing Date, the signed agreement, in the form of Exhibit
               4.09 hereto, of each person who may reasonably be deemed an "affiliate" of Company or Bank within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding compliance with the provisions of such Rule 145.

     (B) Section 5.01 of the Agreement is hereby amended by deleting the third sentence thereof and inserting in lieu thereof the following:

               Boatmen's shall file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common to be issued to the stockholders of Company pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective.

     (C) Section 5.01 of the Agreement is hereby further amended by deleting the last sentence thereof and inserting in lieu thereof the following:

               Boatmen's shall promptly and properly prepare and file (i) any application required to list on Nasdaq the shares of Boatmen's Common to be issued pursuant to the Merger, and (ii) any filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

     (D) Section 6.01(f) of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

               (f)  Reserved.


                                    A-Amend(1)-1

     (E) Section 6.01(h) of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

               (h) Boatmen's shall have received an opinion of its counsel to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger and Subsidiary Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Company Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the stockholders of Company will be the same as the basis of shares of Company Common exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common received by such stockholders will include the holding period of the shares of Company Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

     (F) The second paragraph of Section 8.04(b) of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

          with copies to:

               Suelthaus & Kaplan
               7733 Forsyth Blvd., 12th Floor
               Clayton, Missouri  63105
               Attention:  Mr. Kenneth H. Suelthaus

     (G) Section 5. of Exhibit 1.09 (b) of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

               5. The due authorization and, when issued to the stockholders of Company in accordance with the terms of the Agreement, the valid issuance of the shares of Boatmen's Common to be issued pursuant to the Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     (H) Exhibit 4.03 of the Agreement, The Subsidiary Bank Merger Agreement, and all references thereto in the Agreement, are amended to refer to the Subsidiary Bank Merger Agreement dated as of September 1, 1994, as amended by that certain Amendment to the Subsidiary Bank Merger Agreement, of even date herewith.

     (I) Exhibit 4.09 of the Agreement is hereby deleted in its entirety and the Exhibit 4.09 attached hereto a made a part hereof, is inserted in lieu thereof.

     SECTION 2. CONTINUED FORCE AND EFFECT.  Except as expressly
     ---------  --------------------------
amended or modified hereby, each of the terms, provisions, covenants, representations and warranties contained in the Agreement shall remain in full force and effect.


                                    A-Amend(1)-2

     SECTION 3. MULTIPLE COUNTERPARTS.  This Amendment may be
     ---------  ---------------------
executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute but one and the same document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

                         BOATMEN'S BANCSHARES, INC.


                         By:/s/ Leo G. Haas
                            ---------------------------------------
                              Leo G. Haas, Senior Vice President

                         SALEM COMMUNITY BANCORP, INC.


                         By:/s/ Robert W. Montgomery
                            ---------------------------------------
                              Robert W. Montgomery, President and
                              Chief Executive Officer

                         BOATMEN'S-ILLINOIS, INC.


                         By:/s/ Leo G. Haas
                            ---------------------------------------
                              Leo G. Haas, Vice President


                                    A-Amend(1)-3

                                                     EXHIBIT 4.09
                                                     ------------
                                                     (As Amended)


                   -------------------, 199--


Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

     Re:  Agreement and Plan of Merger, dated as of September 1,
          1994 (the "Merger Agreement"), by and among Salem
          Community Bancorp, Inc. ("Company"), Boatmen's
          Bancshares, Inc. ("Boatmen's"), and Boatmen's-Illinois,
          Inc. ("Boatmen's-Illinois")

Gentlemen:

     I have been advised that I may be deemed to be an affiliate of the Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of the Company owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of Boatmen's (the "Boatmen's Shares") and cash in lieu
of any fractional share.    This letter is delivered to Boatmen's
pursuant to Section 4.08 of the Merger Agreement.

     A.   I represent and warrant to Boatmen's and agree that:

          1. I shall not make any sale, transfer or other disposition of the Boatmen's Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Boatmen's Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Company and because any distributions by me of the Boatmen's Shares will not be registered under the Securities Act, such Boatmen's Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Boatmen's Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Boatmen's some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Boatmen's Shares.



                                    A-Amend(1)-Ex. 4.09-1

     B.   I understand and agree that:

          1. Stop transfer instructions will be issued with respect to the Boatmen's Shares and there will be placed on the certificates representing such Boatmen's Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

          "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated -----------------, 1994, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

          2. Unless the transfer by me of Boatmen's Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Boatmen's reserves the right to place the following legend on the Certificates issued to my transferee:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

     I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.

     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Boatmen's Shares by me.

                                        Very truly yours,



                                    A-Amend(1)-Ex. 4.09-2

        SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This is an AMENDMENT (this "Amendment") made as of December 2, 1994, by and among, BOATMEN'S BANCSHARES, INC., a Missouri cor-poration, ("Boatmen's"), BOATMEN'S-ILLINOIS, INC., a Missouri corporation, ("AcquisitionCo"), and SALEM COMMUNITY BANCORP, INC., an Illinois corporation, ("Company"), to that certain Agreement and Plan of Merger made September 1, 1994, by and among Boatmen's, AcquisitionCo, and Company and amended by the First Amendment to Agreement and Plan of Merger dated as of October 28, 1994, (as so amended, the "Agreement").

                            RECITALS
                            --------

     WHEREAS, Boatmen's-Illinois, Inc., formerly an Illinois corporation, was reincorporated through the merger of such Illinois corporation into a Missouri corporation, also named Boatmen's-
Illinois, Inc.

     NOW THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Amendment and the Agreement, the parties hereby amend the Agreement as follows.

                            AMENDMENT
                            ---------

     SECTION 1.     AMENDMENTS.
     ---------      ----------


     (A) All references in the Agreement to Boatmen's-Illinois, Inc., as an Illinois corporation are amended to refer to Boatmen's-Illinois, Inc., as a Missouri corporation.

     (B) Section 1.01 of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

               SECTION 1.01.  THE MERGER.    Pursuant to the
               ------------   ----------
               terms and provisions of this Agreement and the General and Business Corporation Law of
               Missouri (the "Corporate Law"), Company shall merge with and into AcquisitionCo (the
               "Merger").

     (C) Section 1.08 of the Agreement is hereby amended by deleting the last sentence thereof and inserting in lieu thereof the following:

               The merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Missouri (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

     (D) Section 3.01(a) of the Agreement is hereby amended by deleting the last sentence thereof and inserting in lieu thereof the following:

               AcquisitionCo is a corporation duly
               incorporated, validly existing, and in good standing under the laws of the State of Missouri with full


                                    A-Amend(2)-1
               corporate power and authority to carry on its business as it is now being conducted.

     (E) Section 3.01(c) of the Agreement is hereby amended by deleting the first sentence thereof and inserting in lieu thereof the following:

               AcquisitionCo is incorporated under the laws of the State of Missouri.

     (F) Paragraph 1 of Exhibit 1.09 (b) to the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

               The due incorporation, valid existence and good standing of Boatmen's and Boatmen's-
               Illinois under the laws of the State of
               Missouri, and their respective power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.


     SECTION 2. CONTINUED FORCE AND EFFECT.  Except as expressly
     ---------  --------------------------
amended or modified hereby, each of the terms, provisions, covenants, representations and warranties contained in the Agreement shall remain in full force and effect.

     SECTION 3. MULTIPLE COUNTERPARTS.  This Amendment may be
     ---------  ---------------------
executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute but one and the same document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

                         BOATMEN'S BANCSHARES, INC.


                         By:/s/ Leo G. Haas
                            ---------------------------------------
                              Leo G. Haas, Senior Vice President

                         SALEM COMMUNITY BANCORP, INC.


                         By:/s/ Robert W. Montgomery
                            ---------------------------------------
                              Robert W. Montgomery, President and
                              Chief Executive Officer

                         BOATMEN'S-ILLINOIS, INC.


                         By:/s/ Leo G. Haas
                            ---------------------------------------
                              Leo G. Haas, Vice President



                                    A-Amend(2)-2

                                                       APPENDIX B


        EXCERPTS OF THE ILLINOIS BUSINESS CORPORATION ACT
                      (DISSENTERS' RIGHTS)

     11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if
(i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under
Section 11.30;

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (i)  alters or abolishes a preferential right of such shares;

     (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

     (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

     (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

     11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders such material information with respect to the transaction as will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporation action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under
Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with such notice, the corporation furnishes to the shareholders such material information with respect to the transaction as will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within thirty days from the date of mailing said notice a written demand for payment for his or her shares.

     (c) Within ten days after the date on which the corporate action giving rise to the right to dissent is effective or thirty days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than sixteen months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to such shares, or instructions to the dissenting shareholder to sell his or her shares within ten days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within such ten day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of such shares, if listed on a national exchange, or the average of the bid and asked price with respect to such shares quoted by a principal market maker, if not listed on a national exchange, during such ten day period.

     (d) If the shareholder does not agree with the opinion of the corporation as to the estimated value of the shares, the shareholder, within thirty days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (e) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of value of the shares, the corporation and the dissenting shareholder have not agreed in writing upon the value of the shares, the corporation shall either pay the difference in value demanded by the shareholder or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties should be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (f) The jurisdiction of the court in which the proceeding is commenced under subsection (e) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (g) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her share exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the corporate action giving rise to the right to dissent is approved to the date of payment.

     (h) The court, in an appraisal proceeding commenced under subsection (e), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, and experts employed by any party, but shall exclude the fees and expenses of counsel for any party. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation offered to pay for those shares, or if no offer was made, then all or any part of such expenses may be assessed against the corporation. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section
351.355 further provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355 also provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved by-law or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII of the Restated Articles of Incorporation of registrant provides that registrant shall indemnify its directors and certain of its executive officers to the full extent specified in Section 351.355 and, in addition, shall indemnify each of them against all expenses incurred in connection with service for or at the request of the registrant in any of the capacities referred to in Section 351.355 or arising out of his or her status in any such capacity, provided that he or she may not be indemnified against conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

     Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of registrant in the discharge of their duties solely in their capacity as directors or officers of registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement:

         (2)(a) Agreement and Plan of Merger, dated September 1, 1994, by and among Boatmen's Bancshares, Inc., Boatmen's-Illinois, Inc. and Salem Community Bancorp, Inc., as amended on September 28, 1994 and December 2, 1994 (Appendix A to Proxy Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request;

         (5) Opinion of Lewis, Rice & Fingersh, L.C. regarding legality;

         (8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences;

         (23)(a) Consent of Ernst & Young LLP;

         (23)(b) Consent of KPMG Peat Marwick LLP;

         (23)(c) Consent of KPMG Peat Marwick LLP;

         (23)(d) Consent of KPMG Peat Marwick LLP;

         (23)(e) Consent of KPMG Peat Marwick LLP;

         (23)(f) Consent of KPMG Peat Marwick LLP;

         (23)(g) Consent of Frost & Company;

         (23)(h) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality);

         (23)(i) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences);

         (24)    Power of Attorney;

         (99)(a) Form of Proxy Card for Salem Community Bancorp,
                 Inc. Special Meeting;

         (99)(b) Form of Letter to Shareholders of Salem Community Bancorp, Inc. to accompany Proxy Statement/
                 Prospectus;

         (99)(c) Form of Notice of Salem Community Bancorp, Inc.
                 Special Meeting;

         (99)(d) Excerpts of the Illinois Business Corporation Act of 1983 (Dissenters' Rights) (Appendix B to Proxy Statement/Prospectus);

         The following exhibits are incorporated herein by reference:

         (2)(b)  Agreement and Plan of Merger, dated August 18,
                 1994, by and among Worthen Banking Corporation,
                 Boatmen's Bancshares, Inc. and BBI
                 AcquisitionCo., Inc.;

         (3)(a)  Restated Articles of Incorporation of Boatmen's
                 Bancshares, Inc.;

         (3)(b)  Statement in Change of Registered Agent of
                 Boatmen's Bancshares, Inc.;

         (3)(c)  Amended Bylaws of Boatmen's Bancshares, Inc.;

         (4) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc.;

                 Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

    (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

    (1)  The undersigned Registrant hereby undertakes as follows:
That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)    to include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                           SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on January 6, 1995.


                        BOATMEN'S BANCSHARES, INC.


                            /s/ Andrew B. Craig, III
                        By  ---------------------------------------------------
                            Andrew B. Craig, III
                            Chairman of the Board and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 1995.

 /s/ Andrew B. Craig, III
- ----------------------------   Chairman of the Board and Chief Executive
   Andrew B. Craig, III        Officer (principal executive officer)

   /s/ James W. Kienker
- ----------------------------   Executive Vice President and Chief Financial
     James W. Kienker          Officer (principal financial and accounting
                               officer)


- ----------------------------   President and Director
   Samuel B. Hayes, III


- ----------------------------   Vice Chairman and Director
   John Peters MacCarthy

            *
- ----------------------------   Director
    Richard L. Battram

            *
- ----------------------------   Director
  B. A. Bridgewater, Jr.

            *
- ----------------------------   Director
   William E. Cornelius

            *
- ----------------------------   Director
       Ilus W. Davis

            *
- ----------------------------   Director
    John E. Hayes, Jr.


- ----------------------------   Director
      Lee M. Liberman

            *
- ----------------------------   Director
     William E. Maritz

            *
- ----------------------------   Director
     Andrew E. Newman

            *
- ----------------------------   Director
      Jerry E. Ritter

            *
- ----------------------------   Director
    William P. Stiritz

            *
- ----------------------------   Director
      Albert E. Suter

            *
- ----------------------------   Director
   Dwight D. Sutherland


- ----------------------------   Director
   Theodore C. Wetterau

    /s/ James W. Kienker
- ----------------------------
     *Attorney-in-fact

                        INDEX TO EXHIBITS

Number                       Exhibit
- ------                       -------

(2)(a) Agreement and Plan of Merger, dated September 1, 1994, by and among Boatmen's Bancshares, Inc., Boatmen's-
          Illinois, Inc. and Salem Community Bancorp, Inc., as amended on September 28, 1994 and December 2, 1994
          (Appendix A to the Proxy Statement/Prospectus).

(2)(b) Agreement and Plan of Merger, dated August 18, 1994, by and among Worthen Banking Corporation, Boatmen's
          Bancshares, Inc. and BBI AcquisitionCo., Inc., is incorporated herein by reference from the Boatmen's
          Bancshares, Inc.  Current Report on Form 8-K, dated
          September 2, 1994.

(3)(a)    Restated Articles of Incorporation of Boatmen's
          Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on
          Form S-4 (Registration Statement No. 33-55625), dated
          September 26, 1994.

(3)(b)    Statement of Change of Registered Agent of Boatmen's
          Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on
          Form S-4 (Registration Statement No. 33-55625), dated
          September 26, 1994.

(3)(c) Amended Bylaws of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's
          Bancshares, Inc. Registration Statement on Form S-4
          (Registration Statement No. 33-55625), dated
          September 26, 1994.

(4)       Rights Agreement, dated as of August 14, 1990, of
          Boatmen's Bancshares, Inc., is incorporated herein by reference from the Boatmen's Bancshares, Inc.
          Registration Statement on Form 8-A, dated August 14,
          1990.

(5) Opinion of Lewis, Rice & Fingersh, L.C. regarding legality.

(8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences.

(23)(a)   Consent of Ernst & Young LLP.

(23)(b)   Consent of KPMG Peat Marwick LLP.

(23)(c)   Consent of KPMG Peat Marwick LLP.

(23)(d)   Consent of KPMG Peat Marwick LLP.

(23)(e)   Consent of KPMG Peat Marwick LLP.

(23)(f)   Consent of KPMG Peat Marwick LLP.

(23)(g)   Consent of Frost & Company.

(23)(h) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality).




Number                       Exhibit
- ------                       -------

(23)(i) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences).

(24)      Power of Attorney.

(99)(a)   Form of Proxy Card for Salem Community Bancorp, Inc.
          Special Meeting.

(99)(b)   Form of Letter to Shareholders of Salem Community
          Bancorp, Inc. to accompany Proxy Statement/Prospectus.

(99)(c)   Form of Notice of Salem Community Bancorp, Inc. Special
          Meeting.

(99)(d)   Excerpts of the Illinois Business Corporation Act of
          1983 (Dissenters' Rights)
          (Appendix B to Proxy Statement/Prospectus).



- -----------------------
<F*> Only pages of the manually signed original of the Registration
     Statement are numbered sequentially.